    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 11, 1996


                                                      REGISTRATION NO. 333-10965

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                             THE TITAN CORPORATION

             (Exact name of registrant as specified in its charter)

               DELAWARE                                95-2588754
    (State or other jurisdiction of                   (IRS Employer
    incorporation or organization)               Identification Number)

                             3033 SCIENCE PARK ROAD
                        SAN DIEGO, CALIFORNIA 92121-1199
                                 (619) 552-9500
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                BERNARD M. HIRL
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                             3033 SCIENCE PARK ROAD
                        SAN DIEGO, CALIFORNIA 92121-1199
                                 (619) 552-9500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              -------------------

                                   COPIES TO:


         DAVID A. HAHN, ESQ.                      STEVEN R. FINLEY, ESQ.
           LATHAM & WATKINS                    GIBSON, DUNN & CRUTCHER LLP
      701 "B" STREET, SUITE 2100               200 PARK AVENUE, 48TH FLOOR
     SAN DIEGO, CALIFORNIA 92101              NEW YORK, NEW YORK 10166-0193
            (619) 236-1234                            (212) 351-4000


                              -------------------


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THIS PRELIMINARY PROSPECTUS AND THE INFORMATION CONTAINED HEREIN ARE SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE PROSPECTUS IS DELIVERED IN FINAL FORM. UNDER NO CIRCUMSTANCES SHALL THIS PRELIMINARY PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

                  SUBJECT TO COMPLETION, DATED OCTOBER 8, 1996


                                  $30,000,000


                                     [LOGO]

           % CONVERTIBLE SUBORDINATED DEBENTURES DUE OCTOBER   , 2003
                   (INTEREST PAYABLE OCTOBER   AND APRIL   )



    The Debentures will be convertible at the option of the holder at any time following the date of original issuance, unless previously redeemed, into shares of common stock, par value $0.01 per share (the "Common Stock"), of The Titan
Corporation ("Titan" or the "Company") at a conversion price of $    per share,
subject to adjustment under certain circumstances. The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "TTN." On October 7, 1996, the closing sales price of the Common Stock on the NYSE was $3.875 per share. See "Price Range of Common Stock and Dividend Policy."



    The Debentures will be redeemable, in whole or in part, at the option of the
Company, at any time on or after October   , 1999, at the redemption prices set
forth herein, plus accrued interest to the date of redemption. Each holder of Debentures may require the Company to repurchase such holder's Debentures, in whole or in part, in the event of a Change in Control (as defined herein) at a purchase price equal to 100% of the principal amount of such Debentures plus accrued interest to the date of repurchase.


    The Debentures will be general unsecured obligations of the Company and are subordinate in right of payment to all Senior Debt (as defined herein) of the Company. The Indenture will not restrict the incurrence of Senior Debt or other indebtedness by the Company or any of its subsidiaries.


    The Debentures will be issued only in book-entry form through The Depository Trust Company (the "Depository"). Interests in the Debentures will be shown in, and transfer thereof will be effected only through, records maintained by the Depository and its participants. Except as provided herein, Debentures in definitive form will not be issued. See "Description of Debentures." The Company has applied to list the Debentures for trading on the NYSE.



    For a discussion of certain risks of an investment in the Debentures offered hereby, see "Risk Factors" on pages 8-12.

                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------


                                                                               Underwriting
                                                       Price to               Discounts and              Proceeds to
                                                       Public*                 Commissions+               Company++
Per Debenture................................             %                         %                         %
Total**......................................             $                         $                         $


------------
 * Plus accrued interest, if any, from             , 1996.

 + The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."


 ++ Before deducting expenses of the offering payable by the Company estimated to be $400,000.


** The Company has granted the Underwriter a 30-day option to purchase up to
   $4,500,000 principal amount of Debentures at the same price per Debenture solely to cover over-allotments, if any. If such option is exercised in full,
   the total Price to Public will be $      , the total Underwriting Discounts
   and Commissions will be $      and the total Proceeds to Company will be
   $      . See "Underwriting."
                              -------------------

    The Debentures are being offered by the Underwriter as set forth under "Underwriting" herein. It is expected that delivery of the Debentures will be made through the book-entry facilities of the
Depository on or about             , 1996. The Underwriter is:

                            DILLON, READ & CO. INC.

               The date of this Prospectus is             , 1996

[PHOTOGRAPH]                                                        [PHOTOGRAPH]



    The Titan Corporation provides sophisticated communications and information systems products and services to large commercial and government customers



[PHOTOGRAPH]                                                        [PHOTOGRAPH]



[PHOTOGRAPH]                                                        [PHOTOGRAPH]



                             [See Graphic Appendix]

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, as well as such reports, proxy statements and other information filed by the Company, may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549 and at the Commission's regional offices at 75 Park Place, New York, New York 10007, and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W, Washington, D.C. 20549 at prescribed rates. In addition, such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, at 20 Broad Street, New York, New York 10005. The Commission maintains a web site on the World Wide Web that contains reports, proxy statements and other information filed by registrants under the Exchange Act, including the Company, at "http://www.sec.gov."

    The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debentures and the Common Stock issuable upon conversion of the Debentures offered hereby. This Prospectus omits certain information and exhibits included in that Registration Statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The following documents filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; (iii) Proxy Statement for the Annual Meeting of Stockholders held on May 16, 1996; and (iv) Current Reports on Form 8-K dated March 5, 1996, April 25, 1996 and June 6, 1996 (as amended by Form 8-K/A dated August 7, 1996).


    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debentures offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Corporate Secretary, The Titan Corporation, 3033 Science Park Road, San Diego, California 92121,
Telephone: (619) 552-9500.

                              -------------------


  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES OR COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                    SUMMARY

    THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO "TITAN" OR THE "COMPANY" INCLUDE THE TITAN CORPORATION AND ITS SUBSIDIARIES. EXCEPT AS OTHERWISE INDICATED HEREIN, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITER'S OVER-ALLOTMENT OPTION.


    Titan provides sophisticated communications and information systems products and services to large commercial and government customers. Titan utilizes its core satellite and wireless communications and large-scale software applications technology and expertise to target rapidly growing markets.


    In its communications business, Titan specializes in the development and production of advanced satellite terminals, voice/data modems, networking systems and other products used to provide reliable and secure communications for a variety of voice, data and video applications. In the commercial marketplace, Titan applies its technology and expertise to provide bandwidth efficient and cost-effective satellite earth stations for telephony services in locations with little or no wired telephony infrastructure. Titan also offers a conditional access system which provides secure distribution of satellite, wireless or cable TV video programming. The Company believes these commercial markets represent significant opportunities for future growth. In the government area, the Company is a leading provider of secure ultra high-frequency ("UHF") communications systems to the U.S. military. In the current environment of limited resources and multiplying defense requirements, the government is placing increasing reliance on secure communications systems that allow forces to collect and assimilate information and rapidly respond to hostile situations.

    The Company's information systems business provides systems design and object-oriented software development services to assist commercial and government customers to engineer new information systems or to re-engineer existing information systems to facilitate the migration from legacy systems to distributed computing environments often utilizing the Internet and/or an intranet. These design activities involve implementing a distributed network systems architecture that satisfies a customer's specific requirements while taking into account existing hardware and software systems. Titan provides a complete integrated system solution to a client's requirements using both commercial hardware and software as well as custom or semi-custom Titan-developed software. Titan's commercial business focuses on the telecommunications and, to a lesser extent, financial services industries. The Company's government funded efforts include developing and implementing enterprise-wide information networks for intelligence agencies, NATO and the Federal Aviation Administration where it can capitalize on its extensive knowledge of such customers' operations and needs.

    The Company's strategy is to grow its communications and information systems businesses by exploiting its technology base and expertise, expanding its commercial and government customer base, and developing new products and services to address the needs of these customers. In pursuing communications and information systems markets, the Company capitalizes on its core technology and expertise in satellite and wireless communications and large-scale software design, development and integration. The Company continually seeks and reviews attractive commercial market opportunities within its core communications and information systems domains, and will pursue opportunities where it believes it can utilize its defense-derived technologies to develop a product or service to address a significant market need or demand, as it has done with satellite communications, client/server software and broadband communications. The Company's defense and government business strategy is to focus on key markets where it can exploit its communications and information systems technology base and expertise, such as utilizing its demand assigned multiple access ("DAMA") technology and other technologies to develop standardized satellite communications products and addressing the government's need to migrate from mainframe computer systems to distributed client/server networks.

    The Company continually evaluates potential acquisitions of commercial and government businesses, technologies or products which are complementary to the Company's core communications and information systems businesses. Titan also is pursuing strategic alliances with other industry participants in order to provide additional financial, technological and/or marketing resources for the Company's core businesses.

    In addition to the Company's core communications and information systems businesses, Titan's technology and expertise permit it to bid for externally-funded research and development projects in selected areas. These projects generate technologies that Titan believes can create additional value for the Company. Titan is exploiting these projects and its technologies by developing new businesses and through licensing, joint venturing or sales to third parties. For example, Titan has developed new businesses in medical product sterilization and environmental services. See "Business--Emerging Technologies."

    The Company's headquarters are located at 3033 Science Park Road, San Diego, CA 92121 and its telephone number is (619) 552-9500. The Company's internet address on the world-wide web is "http://www.titan.com."

                                  THE OFFERING


The Debentures...............  $30,000,000 ($34,500,000 if the over-allotment option is
                               exercised in full) of   % Convertible Subordinated
                               Debentures (the "Debentures") due October  , 2003.

Interest Payment Dates.......  October  and April  , commencing April  , 1997.

Maturity Date................  October  , 2003

Conversion Rights............  The holders of the Debentures will be entitled at any time following the date of original issuance, subject to prior
                               redemption or repurchase, to convert the Debentures, or
                               portions thereof (if the portions are $1,000 or whole
                               multiples thereof) into shares of the Common Stock at the
                               conversion price of $  per share (subject to certain
                               adjustments). See "Description of Debentures--Conversion."

Optional Redemption..........  The Debentures are not redeemable by the Company prior to
                               October  , 1999. On and after October  , 1999, the
                               Debentures will be redeemable on at least 30 days' notice at the option of the Company, in whole or in part at any time, at the redemption prices set forth herein, in each case
                               together with accrued interest. See "Description of
                               Debentures--Optional Redemption."

Change in Control............  Upon a Change in Control, each holder of Debentures will have the right (a "Repurchase Right") to require the Company to repurchase all of such holder's Debentures, or a portion thereof (if the portions are $1,000 or whole multiples
                               thereof) at 100% of the principal amount thereof, plus
                               accrued and unpaid interest, if any, to the date of
                               repurchase. See "Description of Debentures--Repurchase at
                               Option of Holders Upon Change in Control."

Subordination................  The payment of the principal of and premium, if any, and interest on the Debentures will be subordinated in right of payment to the prior payment in full of all existing and
                               future Senior Debt. The Indenture contains no limitations on the incurrence of additional Senior Debt or other
                               indebtedness by the Company. See "Description of
                               Debentures-- Subordination of Debentures."

Use of Proceeds..............  The net proceeds to the Company from the sale of the
                               Debentures offered hereby are expected to be $28.3 million.
                               Such net proceeds are expected to be used to repay
                               borrowings under the Company's bank credit facilities. See
                               "Use of Proceeds."

Book-Entry Trading...........  The Debentures will be issued only in book-entry form through The Depository Trust Company (the "Depository").
                               Interests in the Debentures will be shown in, and transfer thereof will be effected only through, records maintained by the Depository and its participants. Except as provided
                               herein, Debentures in definitive form will not be issued.
                               See "Description of the Debentures."

Events of Default............  An Event of Default with respect to the Debentures includes the occurrence of any of the following: default for 30 days in payment of interest; default in payment of principal at maturity, upon redemption or exercise of a Repurchase Right or otherwise; default in payment on Debt (as defined herein)
                               at maturity of at least $5,000,000 principal amount, or
                               default on Debt and, as a result, payment of at least
                               $5,000,000 principal amount of Debt is accelerated and in
                               either case such default continues for 30 days; failure by the Company for 60 days after notice to it to comply with
                               any of its other agreements in the Indenture or the
                               Debentures; and certain events of bankruptcy or insolvency.
                               If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the
                               Debentures may declare all the Debentures to be due and
                               payable immediately. See "Description of
                               Debentures--Defaults and Remedies."

Listing......................  The Company has applied to list the Debentures for trading on the NYSE. The Company's Common Stock is listed for
                               trading on the NYSE under the symbol "TTN."

Risk Factors.................  For a discussion of certain risks of an investment in the
                               Debentures, see "Risk Factors."

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)


                                                                                                           SIX MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                          JUNE 30,
                                             ----------------------------------------------------------  --------------------
                                                1991        1992        1993        1994        1995       1995       1996
                                             ----------  ----------  ----------  ----------  ----------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenues...................................  $  146,484  $  148,762  $  149,414  $  136,206  $  133,967  $  64,472  $  60,334
Gross profit...............................      28,433      35,368      14,840      36,285      31,736     17,686     13,368
Selling, general and administrative
 expense...................................      18,805      23,256      27,230      22,511      23,538     11,821     12,219
Research and development expense...........       3,915       4,004       2,257       5,339       5,904      3,475      2,379
Depreciation and amortization..............       4,466       4,595       4,495       3,424       4,117      2,057      2,541
Operating profit (loss)....................       5,713       8,108     (14,647)      9,635      (3,955)     2,390     (1,230)
Interest expense...........................       2,322       1,225       1,590         923       1,154        469      1,157
Interest income............................         143          84          84         291          95         43         18
Net income (loss)..........................       3,359       3,631      (7,906)      5,953      (3,807)     1,254     (1,611)
Dividend requirements on preferred stock...         695         695         695         695         695        347        366
Net income (loss) applicable to common
 stock.....................................       2,664       2,936      (8,601)      5,258      (4,502)       907     (1,977)
Net income (loss) per average common
 share.....................................  $     0.25  $     0.26  $    (0.73) $     0.40  $    (0.33) $    0.07  $   (0.14)
Average number of common shares
 outstanding...............................      10,661      11,429      11,739      13,288      13,445     13,836     14,418
Ratio of earnings to fixed charges.........        1.72        2.82          --        3.87          --       2.27         --



                                                               AS OF DECEMBER 31,                       AS OF JUNE 30, 1996
                                              -----------------------------------------------------  -------------------------
                                                1991       1992       1993       1994       1995      ACTUAL    AS ADJUSTED(1)
                                              ---------  ---------  ---------  ---------  ---------  ---------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents...................  $     188  $   4,344  $   5,374  $   5,129  $   5,833  $   3,586    $   13,250
Working capital.............................     34,000     38,552     19,238     21,439     19,875     15,292        43,542
Property and equipment, net.................      8,195      6,901      9,689     12,932     18,295     21,022        21,022
Total assets................................     75,644     90,679     93,214     81,903     95,170    121,484       132,898
Total debt..................................     10,500     16,650     18,192      1,321     14,500     27,286        38,700
Redeemable preferred stock..................         --         --         --         --         --      3,000         3,000
Stockholders' equity........................     30,650     36,016     29,321     38,768     38,639     49,089        49,089


-------------------

(1) Adjusted to reflect the issuance of the Debentures and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE SPECIFIC RISK FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE DEBENTURES. CERTAIN STATEMENTS IN THIS PROSPECTUS THAT ARE NOT HISTORICAL FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS" UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING RISKS:

ENTRY INTO COMMERCIAL BUSINESS


    The Company's revenues historically have been derived principally from business with the Department of Defense and other government agencies. Since 1991, the Company has pursued a strategy that includes leveraging the technology from its defense business to build commercial businesses. This strategy presents certain significant risks for the Company. Many of the Company's commercial businesses, such as broadband communications, satellite communications and medical sterilization, remain in an early stage. As such, the Company is subject to all the risks inherent in the operation of a start-up venture, including the need to develop and maintain marketing, sales and customer support capabilities, to secure appropriate third party manufacturing arrangements, to respond to the rapid technological advances inherent in these markets, to secure the necessary financing to support these activities and, ultimately, to design and manufacture products or provide services acceptable to buyers in its target markets. Certain of the Company's new products, including products for which the Company has contracts for delivery, are still in the testing stage. There can be no assurance that such tests will be completed satisfactorily or that the Company will be able to satisfy all of the requirements for delivery of and payment for these products. In addition, many of the opportunities in the broadband communications and satellite communications businesses are large, international projects which involve lengthy sales cycles. The Company's efforts to address these risks have required, and will continue to require, significant expenditures and dedicated management time and other resources. There can be no assurance that the Company will be successful in addressing these risks or in developing these commercial businesses.


    Certain investments in the Company's start-up commercial ventures have been capitalized and are included in the Company's balance sheet, primarily within the captions of Property and Equipment, Other Assets and Inventory. At June 30, 1996, these capitalized investments aggregated approximately $15.4 million, and consisted of approximately $9.0 million net book value of the Company's two medical sterilization facilities, approximately $4.3 million of capitalized software costs in the Company's broadband communications unit and approximately $2.1 million of non-recurring engineering costs related to the commercial satellite communications business. None of these businesses has yet achieved profitability and there can be no assurance that any of them will do so. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."

RECENT LOSSES; DEFICIENCY OF EARNINGS TO FIXED CHARGES


    The Company reported net losses of $3.8 million and $1.6 million for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively, and expects to report a net loss for the quarter ended September 30, 1996 that considerably exceeds the net losses reported in each of the first two quarters of 1996. The Company's net loss in the first six months of 1996 was due primarily to continuing planned investment in the commercial Communications Systems segment. The Company plans to continue to make substantial investments in the Communications Systems segment, principally in the broadband communications business, and expects that the Communications Systems segment will incur significant losses during the remainder of 1996. There can be no assurance that the Company will achieve profitability in the future or be able to generate earnings sufficient to meet its interest and principal payment obligations. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."



    For the years ended December 31, 1993 and 1995 and for the six months ended June 30, 1996, the Company's earnings were insufficient to cover fixed charges by approximately $16,153,000, $5,014,000 and $2,369,000, respectively. The ratio of earnings to fixed charges for the year ended 1994 was 3.87. Fixed charges consist of interest expense (including amortization of deferred financing costs) and the portion of rental expense that is representative of an interest factor.

1995 RESTRUCTURING

    The Company recorded a charge of approximately $5.4 million in 1995 relating to a plan of restructuring designed to focus the Company on its core businesses and better position the Company for growth and strategic transactions. As part of the restructuring, the Company redefined its business into four segments:
Defense Systems, Software Systems, Communications Systems and Emerging Technologies. The restructuring also involves the dispositions of certain businesses not central to the Company's long-term strategy, significant reorganizations of its Software Systems segment and medical products sterilization business, personnel reductions and other actions associated with reorganizing the structure of the Company. There can be no assurance that the Company will be able to implement these restructuring activities as initially planned or that there will not be further restructurings.

RELIANCE ON MAJOR SOFTWARE CUSTOMER


    The Company's Software Systems business is substantially dependent on business from a major telecommunications company. Revenues from this customer totalled approximately $9.7 million, $24.3 million, $24.5 million and $4.9 million, or 7%, 18%, 18% and 8% of total Company revenues in the years ended 1993, 1994 and 1995 and the six months ended June 30, 1996, respectively. In the second half of 1995, the Company began to experience reduced demand from this customer and this trend continued in the first six months of 1996. The Company believes that this reduced demand resulted primarily from the customer's reassessment of its overall business process reengineering program. In addition, the Company has now completed major portions of existing work for this customer which contributed to the trend of declining revenues, and in the second quarter of 1996, the Company incurred additional costs in connection with a negotiated conclusion of certain programs with this customer. The loss of this customer, or a substantial delay or further decrease in the amount of its business, would continue to have a material adverse effect on the Company's results of operations and financial condition.


NON-COMPLIANCE WITH BANK COVENANTS; NEED FOR ADDITIONAL LIQUIDITY


    The Company's continued investment in its emerging commercial businesses, particularly within the Communications Systems segment, has placed significant demands on the Company's capital resources. During the six months ended June 30, 1996, the Company used $3.2 million in cash for operating requirements. Borrowings under the Company's bank line of credit have been a principal source of funding these operating requirements. As of June 30, 1996, the Company was not in compliance with covenants under the line of credit which prohibited consecutive quarterly losses and required the Company to maintain stipulated ratios of total liabilities to tangible net worth and minimum interest coverage. The Company obtained a waiver from the bank for these conditions as of June 30, 1996, subject to the bank's right to secure the outstanding obligations under the line of credit with the Company's assets. In September 1996, the Company entered into an amendment to the line of credit which increased the maximum borrowing availability from $17.0 million to $22.0 million. The borrowing availability will decrease, however, to $14.0 million on the earlier of (a) January 1, 1997 or (b) the receipt by the Company of an aggregate of $20.0 million of new capital from the sale of assets or issuance of subordinated debt (which would include the Debentures) or capital stock which would add to the Company's net worth. Under the amendment, Titan and its wholly-owned subsidiary, Titan Information Systems Corporation ("TIS"), granted the bank a security interest in substantially all of their non-real property assets, including accounts receivable, inventory, equipment and patents. In addition, the Company pledged the stock of TIS and its wholly-owned subsidiaries, Eldyne, Inc. ("Eldyne") and Unidyne Corporation ("Unidyne"), to the bank and agreed that if it has not received $20 million in new capital by November 15, 1996 the Company would assign to the bank all rights to payment of monies under its government contracts. The amendment also deleted or revised certain financial covenants. The amended line of credit does, however, contain financial covenants which require the Company to maintain stipulated levels of net worth, a specified ratio of total liabilities to tangible net worth and a specified quick ratio. The maturity date of the line of credit is May 30, 1997.



    Eldyne and Unidyne also have a bank line of credit, which is secured by the assets of those entities and Diversified Control Systems, Inc. ("DCS"), another subsidiary of the Company. This line of credit agreement contains certain financial covenants that require each of Eldyne and Unidyne to maintain stipulated levels of tangible net worth, working capital and leverage. Eldyne and Unidyne obtained a waiver from the bank, effective as of June 30, 1996, with respect to violations of certain of these financial covenants which existed as of June 30, 1996. The maturity date of this line of credit is December 31, 1996.

    The net proceeds from the sale of the Debentures offered hereby will repay borrowings under these bank credit facilities. See "Use of Proceeds." Following application of such net proceeds, the Company intends to renegotiate its credit agreements to provide for more favorable terms, although there is no assurance that it will be able to do so. Accordingly, there can be no assurance that the Company, Eldyne or Unidyne will achieve compliance in the future with the covenants of their respective line of credit agreements or other financing agreements or that future waivers of non-compliance may be obtained from their respective banks or other relevant parties.



    Cash requirements for the remainder of 1996 will continue to be significant. The Company intends to continue its investment in the further development of business ventures within the Communications Systems segment. To finance this investment the Company is investigating a combination of alternatives that include continued working capital management, utilization of the remaining availability under the Company's bank line of credit ($1.3 million of the current $22 million of availability existed at September 30, 1996), and new debt and equity sources, including the proceeds from the sale of the Debentures offered hereby. There can be no assurance that the Company will be successful in obtaining such additional funding. In such event, the Company would have to reassess its investment in its commercial businesses. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Liquidity and Capital Resources."


DEPENDENCE ON GOVERNMENT CONTRACTS


    Titan's U.S. Government customers include the Navy, Army, Air Force, Federal Emergency Management Agency, Federal Aviation Administration, Defense Special Weapons Agency and other U.S. and allied government agencies. The Company's business is dependent to a large extent upon continued funding from these sources. U.S. defense budgets and the budgets of other government agencies have been declining in real terms since the mid-1980's, and may continue to do so in the future. Further significant reductions in defense expenditures could adversely affect the Company's results of operations and financial condition. For the years ended December 31, 1993, 1994, and 1995, and the six months ended June 30, 1996, direct and indirect U.S. government business represented approximately 75%, 68%, 61%, and 68%, respectively, of the Company's revenues. These percentages will be impacted going forward by the Company's acquisition in May 1996 of Eldyne, Inc., Unidyne Corporation and Diversified Control Systems, substantially all of the revenues of which are derived from direct and indirect U.S. Government business.


    The Company's contracts with the government and its subcontracts with government prime contractors are subject to termination for the convenience of the government, and termination, reduction or modification in the event of change in the government's requirements or budgetary constraints. When the Company participates as a subcontractor, such contracts are also subject to the failure or inability of the prime contractor to perform its prime contract. In addition, the Company's contract-related costs and fees, including allocated indirect costs, are subject to audits and adjustments by negotiation between the Company and the U.S. Government.

    In addition to the right to terminate, U.S. Government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds on a fiscal year basis even though contract performance may take several years. Consequently, at the outset of a major program, the contract is usually incrementally funded and additional funds are normally committed to the contract by the procuring agency as appropriations are made by Congress for future fiscal years.

INTEGRATION OF ELDYNE/UNIDYNE/DCS OPERATIONS


    In May 1996, the Company acquired Eldyne, Unidyne and DCS. These companies provide the Department of Defense and other government customers with systems research, development and prototyping, fleet integration, insertion of technology into existing systems, control systems and life cycle support. The integration of these businesses requires the dedication of management resources which may detract from attention to the day-to-day business of the remainder of the Company. In addition, the Company intends to seek to reduce expenses of the combined operations through consolidation of facilities and other expense reductions. There can be no assurance, however, that the Company will be able to reduce expenses or that there will not be material adverse effects relating to the integration of these operations into the Company. See "Business--Defense Systems--Recent Acquisitions."

POSSIBLE VOLATILITY OF TRADING PRICES; SHARES ELIGIBLE FOR FUTURE SALE


    The trading prices of the Debentures and the Common Stock could be subject to significant fluctuations in response to, among other factors, variations in operating results, developments in the industries in which the Company does business and general economic conditions. Such volatility may adversely affect the market price of the Debentures and the Common Stock. The Company's future operating results and Common Stock price may be subject to significant volatility, particularly on a quarterly basis. Any shortfalls in operating results from levels expected by the financial community could have an immediate and significant adverse effect on the trading price of the Debentures and the Common Stock in any given period.


    In addition, sales of substantial amounts of Common Stock in the public market following this Offering could adversely affect the trading prices of the Debentures and the Common Stock. The Company filed a "shelf" registration statement on Form S-3 on August 28, 1996 with the Commission which registers the resale from time to time of 2,249,867 shares of Common Stock by certain stockholders of the Company who were issued securities in the Company's May 1996 acquisitions of Eldyne and Unidyne. This "shelf" registration was declared effective by the Commission on September 24, 1996. Under the terms of the registration rights agreement between the Company and the holders of shares included in the "shelf " registration, such shares may not be sold for 90 days after the date of this Prospectus without the prior written consent of the Underwriter. In addition, all of the other shares of Common Stock currently outstanding are available for immediate sale in the public market, other than shares beneficially owned by the Company's officers and directors which would otherwise be available for immediate sale in the public market but may not be sold until 180 days after the date of this Prospectus, without the prior written consent of the Underwriter, under the terms of lock-up agreements between the Underwriter and such officers and directors. There can be no assurance that sales of Common Stock pursuant to the "shelf" registration statement or other sales following this Offering will not adversely affect the trading prices of the Debentures and the Common Stock.


RELIANCE ON KEY PERSONNEL

    The Company's success depends in large part upon its ability to attract and retain highly qualified technical and management personnel, including without limitation, computer programmers proficient in the C++ language, telecommunications engineers and technical and management personnel with the high-level security clearances required for much of the Company's classified work. Most of the Company's key personnel are not subject to employment or noncompetition agreements. Competition for such personnel from other companies, academic institutions, government entities and other organizations is intense. There can be no assurance that the Company will be successful in hiring or retaining such key personnel.

FLUCTUATIONS IN QUARTERLY RESULTS

    The Company's results of operations are subject to considerable fluctuations from quarter to quarter due to changes in demand for the Company's products or services and other factors, and there can be no assurance that the Company will be profitable in any particular quarter. Demand for the Company's products and services in each of the markets it serves can vary significantly from quarter to quarter due to revisions in budgets or schedules for customer projects requiring the Company's products or services, changes in demand for the customers' products which incorporate or utilize the Company's products or services and other factors beyond the Company's control. In addition, demand for products in the emerging broadband communications and commercial satellite businesses is highly uncertain given the emerging nature of the Company's technology and other established competing products and technologies.

COMPETITION

    The industries and markets in which the Company competes are highly competitive. The Company encounters intense competition in most of its business areas from numerous other companies, many of which have far greater name recognition and financial, technological, marketing and customer service resources than the Company. The Company's ability to compete in its markets depends to a large extent on its ability to provide technologically advanced products and services with shorter lead times at lower prices than its competitors. See "Business--Competitive Conditions."

SUBORDINATION


    Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company, or in a bankruptcy, insolvency, receivership or similar proceeding relating to the Company or its property, the payment of the principal and interest on the Debentures will be subordinated to the prior payment in full of all Senior Debt. No payment of principal or interest may be made by the Company, directly or indirectly, on the Debentures at any time if a default in payment of the principal or interest on Senior Debt exists, unless and until such default shall have been cured or waived or shall have ceased to exist. There are no restrictions in the Indenture upon the creation of additional Senior Debt by the Company, or on the creation of any indebtedness by the Company or any of its subsidiaries. As of September 30, 1996, the Company had Senior Debt (excluding accrued interest) of approximately $29.7 million. See "Description of Debentures--Subordination of Debentures."



    A significant portion of the Company's operations is conducted through subsidiaries. The rights of the Company and its creditors, including holders of the Debentures, to participate in the assets of any such subsidiary upon any liquidation or reorganization of such subsidiary or otherwise will be subject to prior claims of creditors of such subsidiary, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. At September 30, 1996, indebtedness of the Company's subsidiaries was approximately $4.4 million ($3.0 million under a revolving bank line of credit and $1.4 million in mortgage and equipment notes) and was secured by substantially all the assets of three Company subsidiaries, Eldyne, Unidyne and DCS. The Company has guaranteed up to $2.5 million of the indebtedness under that facility. The Company's ability to pay principal and interest on the Debentures may be dependent upon the payment to it of dividends, interest and other amounts by its subsidiaries. The bank credit agreement under which the $4.4 million indebtedness is outstanding currently prohibits Eldyne, Unidyne and DCS from transferring funds to the Company.


LACK OF PUBLIC MARKET


    There is currently no established market for the Debentures. Although the Company has applied to list the Debentures on the NYSE, there can be no assurance as to the liquidity of the market for the Debentures that may develop, the ability of the holders to sell their Debentures or the prices at which holders of the Debentures would be able to sell their Debentures. If a market for the Debentures does develop, the Debentures may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, the performance of the Company, the market price of the Company's Common Stock and other factors. No assurance can be given as to whether an active trading market will develop or be maintained for the Debentures.


                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the Debentures are expected to be $28.3 million ($32.5 million if the Underwriter's over-allotment option is exercised in full), after deducting the underwriting discounts and commissions and the estimated offering expenses payable by the Company. Such net proceeds will be used to repay borrowings under the Company's revolving lines of credit, which borrowings have been made generally for working capital purposes and, subject to compliance with the covenants contained therein, can be reborrowed at any time. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources." At September 30, 1996, such lines of credit bore annual interest rates of 8.7% (weighted average) and 8.2%, had outstanding balances of approximately $20.1 million and $3.0 million and had maturity dates of May 1997 and December 1996, respectively. See "Capitalization." The Company intends to use the remaining net proceeds for working capital and other general corporate purposes, including possible acquisitions and joint ventures.


    Pending use of the proceeds for the purposes described above, the Company intends to invest the net proceeds of this offering in high quality, short-term, interest bearing or dividend-bearing instruments.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY


    The Common Stock is traded on the New York Stock Exchange under the symbol "TTN." The following table sets forth the quarterly high and low closing sales prices for the Common Stock on the NYSE.



                                                                                                    HIGH        LOW
                                                                                                  ---------  ---------
YEAR ENDED DECEMBER 31, 1994
  First Quarter.................................................................................  $    8.00  $    2.88
  Second Quarter................................................................................       6.88       4.75
  Third Quarter.................................................................................       5.88       4.50
  Fourth Quarter................................................................................       6.38       4.50

YEAR ENDED DECEMBER 31, 1995
  First Quarter.................................................................................       7.13       5.63
  Second Quarter................................................................................       9.38       6.25
  Third Quarter.................................................................................      10.38       8.50
  Fourth Quarter................................................................................       9.63       6.63

YEAR ENDING DECEMBER 31, 1996
  First Quarter.................................................................................       7.38       6.00
  Second Quarter................................................................................       7.13       5.50
  Third Quarter.................................................................................       5.63       3.63
  Fourth Quarter (through October 7, 1996)......................................................       4.38       3.88



    On October 7, 1996 the closing price of the Common Stock on the NYSE was $3.875. As of October 2, 1996 there were 3,430 record holders of the Common Stock.


    The Company has never declared or paid a cash dividend to holders of Common Stock. The Company's Board of Directors presently intends to retain all earnings for use in the Company's operations and does not expect to authorize cash dividends on the Common Stock in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company's earnings, capital requirements and other factors considered relevant by the Company's Board of Directors. Certain of the Company's debt agreements restrict the amount of dividends which may be paid by the Company.

                                 CAPITALIZATION


    The following table sets forth the short-term debt and capitalization of the Company at June 30, 1996, and as adjusted as of such date to give effect to the application of estimated net proceeds of $28.3 million from the sale by the Company of the Debentures. See "Use of Proceeds." The information set forth below should be read in conjunction with the Consolidated Financial Statements and Notes thereto and with Management's Discussion and Analysis of Results of Operations and Financial Condition.



                                                                                       HISTORICAL     AS ADJUSTED
                                                                                      JUNE 30, 1996  JUNE 30, 1996
                                                                                      -------------  -------------
                                                                                         (DOLLARS IN THOUSANDS,
                                                                                       EXCEPT PER SHARE AMOUNTS)
Lines of credit.....................................................................    $  18,586      $      --
Current portion of long-term debt...................................................        1,066          1,066
Note payable to shareholder.........................................................        1,000          1,000
                                                                                      -------------  -------------
  Total current debt................................................................    $  20,652      $   2,066
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Convertible Subordinated Debentures due 2003........................................    $      --      $  30,000
Other long-term debt................................................................        6,634          6,634
Series B Cumulative Convertible Redeemable Preferred Stock; $3,000 liquidation
 preference, 500,000 shares issued and outstanding..................................        3,000          3,000

Stockholders' equity:
  Preferred stock; $1.00 par value; $13,897 liquidation preference--2,500,000 shares
   authorized, 694,872 Cumulative Convertible issued and outstanding................          695            695
  Common stock; $.01 par value--30,000,000 shares authorized, 17,115,389 issued and
   outstanding......................................................................          171            171
  Capital in excess of par value....................................................       43,328         43,328
  Retained earnings.................................................................        8,192          8,192
  Treasury stock (1,074,884 shares), at cost........................................       (3,297)        (3,297)
                                                                                      -------------  -------------
    Total stockholders' equity......................................................       49,089         49,089
                                                                                      -------------  -------------
Total capitalization................................................................    $  58,723      $  88,723
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                      SELECTED CONSOLIDATED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

    The following selected financial data as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995 have been derived from and should be read in conjunction with the Company's audited financial statements and related notes and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere herein. The selected financial data as of December 31, 1991, 1992 and 1993 and for the years ended December 31, 1991 and 1992 have been derived from audited financial statements not included herein. The selected statement of operations data and other data for the six months ended June 30, 1995 and 1996 and the selected balance sheet data as of June 30, 1996 are taken or derived from unaudited financial statements of the Company. In the opinion of management, such unaudited financial statements include all normal recurring adjustments necessary for a fair presentation of the results for such periods. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the year ending December 31, 1996.


                                                                                                              SIX MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                        JUNE 30,
                                                   -------------------------------------------------------  --------------------
                                                     1991       1992      1993 (1)      1994       1995       1995       1996
                                                   ---------  ---------  -----------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenues.........................................  $ 146,484  $ 148,762   $ 149,414   $ 136,206  $ 133,967  $  64,472  $  60,334
Gross profit.....................................     28,433     35,368      14,840      36,285     31,736     17,686     13,368
Selling, general and administrative expense......     18,805     23,256      27,230      22,511     23,538     11,821     12,219
Research and development expense.................      3,915      4,004       2,257       5,339      5,904      3,475      2,379
Depreciation and amortization....................      4,466      4,595       4,495       3,424      4,117      2,057      2,541
Restructuring and other (income) expense, net....         --         --          --      (1,200)     6,249         --         --
Operating profit (loss)..........................      5,713      8,108     (14,647)      9,635     (3,955)     2,390     (1,230)
Interest expense.................................      2,322      1,225       1,590         923      1,154        469      1,157
Interest income..................................        143         84          84         291         95         43         18
Income tax provision (benefit)...................        175        823      (6,547)      3,050     (1,207)       710       (758)
Cumulative effect of change in accounting
 principle.......................................         --         --       1,700          --         --         --         --
Equity in loss of investee (2)...................         --     (2,513)         --          --         --         --         --
Net income (loss)................................      3,359      3,631      (7,906)      5,953     (3,807)     1,254     (1,611)
Dividend requirements on preferred stock.........        695        695         695         695        695        347        366
Net income (loss) applicable to common stock.....      2,664      2,936      (8,601)      5,258     (4,502)       907     (1,977)
Net income (loss) per average common share.......  $    0.25  $    0.26   $   (0.73)  $    0.40  $   (0.33) $    0.07  $   (0.14)
Average number of common shares outstanding......     10,661     11,429      11,739      13,288     13,445     13,836     14,418
Ratio of earnings to fixed charges (3)...........       1.72       2.82          --        3.87         --       2.27         --



                                                                               AS OF DECEMBER 31,
                                                             -------------------------------------------------------   AS OF JUNE
                                                               1991       1992      1993 (1)      1994       1995       30, 1996
                                                             ---------  ---------  -----------  ---------  ---------  -------------
BALANCE SHEET DATA:
Cash and cash equivalents..................................  $     188  $   4,344   $   5,374   $   5,129  $   5,833    $   3,586
Working capital............................................     34,000     38,552      19,238      21,439     19,875       15,292
Property and equipment, net................................      8,195      6,901       9,689      12,932     18,295       21,022
Total assets...............................................     75,644     90,679      93,214      81,903     95,170      121,484
Total debt.................................................     10,500     16,650      18,192       1,321     14,500       27,286
Redeemable preferred stock.................................         --         --          --          --         --        3,000
Stockholders' equity.......................................     30,650     36,016      29,321      38,768     38,639       49,089


------------------------
(1) During 1993, the Company was involved in a contractual dispute with the U.S. Navy over its Mini-DAMA fixed-price development contract. That dispute had a material adverse impact on the Company's revenues and gross margins and was a principal cause of the Company's $7.9 million net loss for the year.

(2) Net income for 1992 includes equity in loss of investee of $2,513, representing the Company's share of research and development, start-up costs and certain other obligations of the Company resulting from its ownership interest in a joint venture which was ultimately dissolved in 1993.


(3) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (income before income taxes plus fixed charges) by fixed charges. Fixed charges consist of interest expense (including amortization of deferred financing costs) and the portion of rental expense that is representative of an interest factor. For the years ended December 31, 1993 and 1995 and the six months ended June 30, 1996, earnings were insufficient to cover fixed charges by $16,153, $5,014 and $2,369, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

OVERVIEW


    Throughout 1995 and the first six months of 1996, Titan continued its strategy of investing in its emerging commercial businesses. Investment dollars were provided primarily by drawing upon the Company's bank line of credit and through internally generated funds. The investments included, among other things, the construction of the Titan Scan medical device sterilization facility in San Diego, California, hardware and software development related to the broadband communications and satellite communications businesses and increased selling, marketing and research and development expenditures. Significant accomplishments achieved by Titan's emerging commercial businesses included the award of a $9.6 million rural telephony development contract in Indonesia, the completion of a $2.0 million contract in Thailand to integrate a satellite network and the award in July 1996 of a $4.0 million contract to provide another satellite network to a different customer in Thailand, delivery of the first products in the broadband communications business and the receipt in the second quarter of 1996 of an additional $2.7 million contract in this business area, and the sale of a turnkey medical device sterilization system in Austria. These accomplishments marked significant progress for Titan. However, the need to speed up product development and the commercialization process heightened the challenge of internally funding these start-up activities. As a result, management continued the process of critically examining Titan's long-term operating and financing strategy.


    In response, the Board of Directors adopted a strategy to reshape the Company in order to make it more attractive to external funding sources within the capital marketplace. A formal plan of restructuring was adopted which redefined Titan's businesses into four business segments: Communications Systems, Software Systems, Defense Systems and Emerging Technologies. As part of this strategy, management has determined that the restructuring would require dispositions of certain of Titan's businesses as well as significant reorganizations of its Software Systems segment and sterilization business, reductions of personnel, and other actions associated with reorganizing the structure of the Company. A charge of approximately $5.4 million was recorded in 1995 to reflect these restructuring activities. In July 1996, in connection with these restructuring activities, the Company sold its Electronics division.

    The Company is currently involved in a number of developing commercial businesses, most notably commercial satellite communications, broadband communications, and medical device sterilization. Certain investments made in these early stage ventures have been capitalized and are included in the balance sheet, primarily within the captions of Property and Equipment, Other Assets (which includes capitalized software costs) and Inventory (non-recurring engineering). At June 30, 1996, these capitalized investments aggregate approximately $15.4 million. These businesses are in various stages of development and have not yet generated sufficient revenues to achieve profitability. Management plans to continue to invest, primarily in the Communications Systems segment, while at the same time carefully monitoring its return on investment from all of its start-up ventures.


    An essential element of the Company's long-term strategy is the growth associated with its well-established Defense Systems segment. This segment offers a variety of opportunities for Titan. Management intends to grow this business by relying on Titan's proven technological capabilities and reputation for performance. During 1995 and the first six months of 1996, achievements in this segment included a $12.0 million award for initial production for Mini-DAMA satellite communications terminals followed by the exercise of an additional production option and other orders for Mini-DAMA terminals which aggregated over $15.2 million, a contract under which the U.S. Navy may, at its option, subscribe for up to $5.2 million of engineering services in the C(3)I area, and a $2.8 million production order for satellite communication modems to be installed in Motorola's LST-5 tactical radios.



    On May 24, 1996, the Company completed the acquisition of three privately-held businesses that were under common control, Eldyne, Unidyne and DCS. The acquisitions have been accounted for as a purchase, and, accordingly, the Company's consolidated financial statements include the operating results of the three acquired companies since May 24, 1996.

    Set forth below are certain selected consolidated financial data of the Company, expressed as a percentage of revenues for the periods indicated.


                                                                                                    SIX MONTHS ENDED JUNE
                                                                     YEAR ENDED DECEMBER 31,                 30,
                                                                ----------------------------------  ----------------------
                                                                   1993        1994        1995        1995        1996
                                                                ----------  ----------  ----------  ----------  ----------
Revenues......................................................      100.0%      100.0%      100.0%      100.0%      100.0%
Cost of revenues..............................................       90.1        73.4        76.3        72.6        77.8
                                                                    -----       -----       -----       -----       -----
Gross profit..................................................        9.9        26.6        23.7        27.4        22.2

Selling, general and administrative expense...................       18.2        16.5        17.5        18.3        20.3
Research and development expense..............................        1.5         3.9         4.4         5.4         3.9
Restructuring and other (income) expense, net.................        0.0        (0.9)        4.7         0.0         0.0
                                                                    -----       -----       -----       -----       -----
Operating profit (loss).......................................       (9.8)        7.1        (2.9)        3.7        (2.0)

Interest expense, net.........................................        1.0         0.5         0.8         0.7         1.9
                                                                    -----       -----       -----       -----       -----
Income (loss) before income taxes and cumulative effect of
 change in accounting.........................................      (10.8)        6.6        (3.7)        3.0        (3.9)
Income tax provision (benefit) and cumulative effect of change
 in accounting................................................       (5.5)        2.2        (0.9)        1.1        (1.2)
                                                                    -----       -----       -----       -----       -----
Net income (loss).............................................       (5.3)%       4.4%       (2.8)%       1.9%       (2.7)%
                                                                    -----       -----       -----       -----       -----
                                                                    -----       -----       -----       -----       -----


RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1995 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

    CONSOLIDATED RESULTS


    Revenues for the six months ended June 30, 1995 and 1996 were $64,472,000 and $60,334,000, respectively. Revenue decreases in the six months ended June 30, 1996 were experienced in all segments except Defense Systems. The Company reported a net loss of $1,611,000 for the first six months of 1996 compared to net income of $1,254,000 for the first six months of 1995. This change from the prior year period was due principally to the Company's continuing investment in the commercial Communications Systems segment, the impact of reduced high-margin revenue in the Company's commercial software business and additional costs associated with the negotiated conclusion of certain programs with a major customer in the Software Systems segment.


    Selling, general and administrative expense ("SG&A") increased slightly in the six months of 1996 compared to the same period in 1995. Increased sales and marketing costs in the Company's commercial broadband communications business were partially offset by decreased administrative costs resulting from restructuring activities, primarily in the Software Systems business. Research and development costs ("R&D") decreased from $3,475,000 for the six months of 1995 to $2,379,000 for the same period in 1996. Increased R&D efforts in the Company's commercial broadband communications business were more than offset by lower R&D costs in the Defense Systems segment.

    Net interest expense increased $713,000 in the six months ended June 30, 1996 compared to the comparable period of 1995, due to increased borrowings and higher interest rates under the Company's line of credit, increased interest on the Company's deferred compensation plan and the loan agreement entered into in December 1995 to finance machinery and equipment at the Company's new San Diego medical sterilization facility. Average borrowings on the Company's line of credit were $11,165,000 and $4,134,000 at weighted average interest rates of 7.9% and 7.0% in the six months ended June 30, 1996 and 1995, respectively.

    The income tax provision is a 32% effective rate in the first six months of 1996 compared to a 36% effective rate in the first six months of 1995. These effective rates approximate the expected combined federal and state statutory rates, less expected credits, primarily R&D credits.

    BUSINESS SEGMENTS

    COMMUNICATIONS SYSTEMS. The revenues for the Communications Systems segment decreased $2,235,000 from $4,076,000 in the six months ended June 30, 1995 to $1,841,000 in the six months ended June 30, 1996, due to the completion in the first quarter of 1996 of the Company's initial order in the broadband communications business area and the completion of the Company's satellite communications contract in Thailand. The Company was awarded a $2.7 million contract in the broadband communications business in the second quarter of 1996 for a system in Thailand, however, shipments on the contract have not yet commenced. The Company made its first shipment on its $9.6 million rural telephony contract in the second quarter of 1996. Segment operating loss increased from $2,834,000 in the six months ended June 30, 1995 to $4,292,000 in the six months ended June 30, 1996, principally due to the reduced sales volume and the Company's continued planned investment in the digital television product line, particularly accelerated sales and marketing efforts.

    SOFTWARE SYSTEMS. The Software Systems segment revenues decreased $7,648,000 from $18,328,000 in the six months ended June 30, 1995 to $10,680,000 in the six months ended June 30, 1996, principally due to a reduction of revenues of $10,738,000 from a major telecommunications customer, partially offset by growth of $3,429,000 in other custom software business. Operating income decreased $4,938,000 from $5,072,000 in the six months ended June 30, 1995 to $134,000 in the six months ended June 30, 1996, resulting from the impact of the loss of historically high-margin business, additional costs associated with a negotiated conclusion of certain programs with this major customer, and the absence of decreases in SG&A corresponding with the revenue decreases. Although SG&A total costs decreased in dollars due to the effect of cost-control measures and other restructuring activities implemented as revenues decreased, SG&A costs increased as a percentage of revenues due to increased efforts to diversify the business base.

    DEFENSE SYSTEMS. The Defense Systems segment revenues increased $6,568,000 from $30,372,000 in the six months ended June 30, 1995 to $36,940,000 in the six months ended June 30, 1996. Increased revenues from the acquisition of Eldyne, Unidyne and DCS of $4,700,000 and increased 1996 revenues related to the Mini-DAMA satellite terminal production contract were partially offset by decreased revenues resulting from the wind-down of the work subcontracted to the buyer of the Company's Applications Group (sold in April 1994). Segment operating income increased $2,366,000 from $2,361,000 in the six months ended June 30, 1995 to $4,727,000 in the six months ended June 30, 1996. This increase was primarily due to non-recurring credits resulting from the reevaluation of estimates of certain allowable contract costs based upon recent favorable developments with certain government audit agencies, as well as changes in the allowances on the carrying value of certain assets being disposed of. In addition, operating income for the six months ended June 30, 1996 includes $447,000 of operating income from acquired businesses and increased operating income from the Mini-DAMA production contract.

    EMERGING TECHNOLOGIES. The Emerging Technologies segment revenues decreased $823,000 from $11,696,000 in the six months ended June 30, 1995 to $10,873,000 in the six months ended June 30, 1996, due to decreased revenues in the medical sterilization business resulting from the completion of the Company's contract to provide a turnkey medical device sterilization system in Austria and reduced revenues in the government funded R&D business, partially offset by growth in the environmental business. Segment operating income decreased $549,000 from operating income of $282,000 in the six months ended June 30, 1995 to a loss of $267,000 in the six months ended June 30, 1996, principally due to the reduced sales volume and, to a lesser extent, due to start-up costs in the Company's San Diego medical sterilization facility, partially offset by increased profit in the environmental business.

YEARS ENDED 1993, 1994 AND 1995

    CONSOLIDATED RESULTS

    Titan's consolidated revenues were $149,414,000, $136,206,000 and $133,967,000 in 1993, 1994 and 1995, respectively. Excluding revenues from Titan's Applications Group, which was sold in April 1994, Titan's pro forma 1993-1995 revenues were $117,714,000, $124,293,000 and $133,967,000, respectively, reflecting a compound annual growth rate of 6.6%. This revenue growth was achieved primarily in the Communications Systems and Software Systems segments, while the Defense Systems segment, excluding the Applications Group, and Emerging Technologies segment revenues were relatively stable over the three year period.

    Titan's consolidated operating profit (loss) has been significantly impacted by a number of factors in each of the three years shown above. Combined selling, marketing, and research and development expenses were $7,557,000, $9,686,000 and $12,008,000 in 1993, 1994 and 1995, respectively, reflecting Titan's efforts to expand commercial applications of its technologies and to continue developing certain defense communication technologies. General and administrative expenses decreased from $18,164,000 in 1994 to $17,434,000 in 1995 after having been reduced significantly from the 1993 level of $21,930,000. The decrease in 1994 resulted from specific actions taken to reduce headcount as well as more selective bid and proposal activity primarily in Titan's Defense Systems segment. Restructuring charges were recorded in both 1994 and 1995 reflecting management's efforts to adapt to both internal and external forces impacting Titan's long-term operating strategy. The 1994 charge was offset by a $12,700,000 pre-tax gain resulting from the sale of Titan's Applications Group. Lastly, in 1993, operating profit was significantly impacted by the recording of an increase in estimated cost at completion of approximately $9,950,000 on the Company's Mini-DAMA fixed price development contract with the U.S. Navy.

    Net interest expense has fluctuated significantly over the three year period ended December 31, 1995. Generally, the principal component of interest expense is the Company's borrowings under its bank line of credit. Borrowings from this source averaged $14,200,000, $4,180,000 and $6,400,000 at weighted average interest rates of 5.5%, 7.6% and 8.8% during 1993, 1994 and 1995, respectively. Also affecting interest expense is interest on the Company's deferred compensation and retiree medical obligations. Interest expense related to these items was $441,000, $529,000 and $726,000 for 1993, 1994 and 1995, respectively.
Interest on the deferred compensation obligation will continue to increase as the total obligation increases, while interest on the retiree medical obligation is expected to decrease.

    Income taxes reflect a benefit of $1,207,000 in 1995 or a 24% effective tax rate. The difference between the actual provision and the expected provision (based on the United States statutory tax rates applicable each year) is due to the alternative minimum tax and to permanent differences between financial statement income and taxable income. The provision for taxes in 1994 was $3,050,000, or a 34% effective tax rate, while the benefit for taxes in 1993 was $6,547,000 or a 41% effective rate. The differences between the actual effective rate and the expected rate in both these years was largely due to the effects of research credits and operating loss carry forwards. Also with respect to taxes, in 1993 Titan recorded a $1,700,000 benefit representing the cumulative effect of a change in accounting principal as a result of the Company's adoption of SFAS No. 109 "Accounting for Income Taxes".

    BUSINESS SEGMENTS


    COMMUNICATIONS SYSTEMS. Revenues in the Communications Systems segment were $6,492,000, $6,319,000 and $7,490,000 in 1993, 1994 and 1995, respectively. The composition of the revenues was significantly different over the three year period. Revenues in 1995 included approximately $2,400,000 of revenues from the Company's first contract in the broadband communications business area. There were no broadband communications revenues in 1994 or 1993. Revenues in the satellite communications business unit were approximately $6,400,000, $6,000,000 and $5,100,000 in 1993, 1994 and 1995, respectively. However, in early 1995, Titan sold its transceiver manufacturing division which was part of this business unit. On a pro forma basis, excluding the sold division, this segment's revenues were approximately $1,300,000, $2,500,000 and $7,000,000 in 1993, 1994
and 1995, respectively. The increase in pro forma revenues from 1994 to 1995 resulted from obtaining and performing a contract to develop and integrate a satellite communications network in Thailand as well as from the addition of broadband communications revenues previously mentioned. The change from 1993 to 1994 was primarily due to increased sales of voice digitizing cards.


    The segment's operating loss was $4,488,000 in 1995 compared to $7,413,000 in 1993 and $7,927,000 in 1994. The loss in 1995 reflects the start-up nature of this segment's businesses which require significant selling, marketing and research and development activities disproportionate to the level of revenues generated to date. Management intends to continue investing in these businesses and, as a result, expects that significant losses will also be experienced in 1996. The loss in 1994 includes approximately $5,400,000 of losses and restructuring charges associated with Titan exiting its transceiver manufacturing business which was primarily responsible for this segment's 1993 operating loss.

    SOFTWARE SYSTEMS. Revenues in the Software Systems segment were $13,713,000 in 1993, $28,868,000 in 1994 and $33,175,000 in 1995. One customer accounted for approximately $24,000,000 of this segment's revenue in both 1994 and 1995, and $9,700,000 in 1993. In the second half of 1995, this segment experienced reduced demand from this customer. The 1995 revenue increase was generated from new customers. As shown above, the increase from 1993 to 1994 resulted from increased business with the one significant customer.

    Segment operating margin (segment operating profit as a percentage of segment revenues) was 21.6% in 1994 and 11.5% in 1995. The 1995 decrease was principally due to the effect of restructuring charges for severance and other reorganization costs and the impact of reduced sales volume from the one previously mentioned customer. Segment operating margin was 6.7% in 1993. The results for 1993 included losses on certain now completed fixed price contracts which significantly lowered overall segment profitability.

    DEFENSE SYSTEMS. Revenues in the Defense Systems segment were $103,071,000, $78,780,000 and $67,948,000 for 1993, 1994 and 1995, respectively. However, excluding revenues attributable to the Company's Applications Group, pro forma segment revenues were $71,371,000, $66,867,000 and $67,948,000 for 1993, 1994 and 1995, respectively. The decrease from 1993 to 1994 was due to reduced shipments in the Electronics division. Revenues in 1994 and 1995 included approximately $9,700,000 and $18,300,000, respectively, for work subcontracted to the buyer of the Applications Group. There was no operating profit associated with these revenues. Furthermore, 1995 revenues and operating profit included approximately $1,400,000 recovered from a termination for convenience claim with the U.S. Government for work performed in prior years.

    Segment operating margin for 1995 was 6.6%, compared with 6.0% in 1994. In 1993 there was an operating loss of $2,804,000. Operating results for 1994 include $2,500,000 of profit resulting from a favorable settlement and from improved contract performance on the Company's Mini-DAMA fixed price development contract. This profit was offset by a charge of approximately $3,200,000 for restructuring this segment's Electronics division. The loss in 1993 was primarily the result of recording an increase in estimated costs to complete the Company's Mini-DAMA fixed price development contract which was the subject of a contract dispute with the customer, the U.S. Navy.

    EMERGING TECHNOLOGIES. Revenues in the Emerging Technologies segment were $26,138,000, $22,239,000 and $25,354,000 in 1993, 1994 and 1995, respectively.
Approximately $7,400,000 of 1995 revenue was generated by the segment's start-up businesses. Substantially all remaining revenue for all periods presented was derived from the various established business lines. This segment's operating profit (loss) has not been material in relation to Titan's consolidated operating results. Generally losses experienced by the start-up operations have offset profits contributed by the segment's other lines of business.

LIQUIDITY AND CAPITAL RESOURCES


    During the six months ended June 30, 1996, Titan used $3,200,000 cash for operating requirements. In addition to funding the net loss, other significant cash uses included an increase in inventories of $3,315,000 related principally to government satellite communications and commercial rural telephony products, funding requirements for certain accrued compensation obligations of $2,999,000 and $2,269,000 of restructuring activities. Cash was provided primarily by collection of certain large receivables in the Defense Systems segment and by borrowings under the Company's line of credit and the refinancing of the Company's Denver Scan facility, which provided $5,214,000 and $1,773,000, respectively.



    Borrowings under the Company's bank line of credit have been a principal source of funding these operating requirements. As of June 30, 1996 the Company had debt outstanding of $14,400,000 under a $17,000,000 bank line of credit. In addition, the Company had commitments under letters of credit at June 30, 1996 of $355,000, which reduced availability under the line of credit to $2,245,000. As of June 30, 1996, the Company was not in compliance with the covenants under the line of credit which prohibited consecutive quarterly losses and required the Company to maintain stipulated ratios of total liabilities to tangible net worth and minimum interest coverage. The Company obtained a waiver from the bank for these conditions as of June 30, 1996, subject to the bank's right to secure the outstanding obligations under the line of credit with the Company's assets. In September 1996, the Company entered into an amendment to the line of credit which increased the maximum borrowing availability from $17,000,000 to $22,000,000. The borrowing availability will decrease, however, to $14,000,000 on the earlier of (a) January 1, 1997 or (b) the receipt by the Company of over $20,000,000 of new capital from the sale of assets or issuance of subordinated debt (including the Debentures offered hereby) or capital stock which would add to the Company's net worth. Under the amendment, Titan and its wholly-owned subsidiary, TIS, granted the bank a security interest in substantially all of their non-real property assets, including accounts receivable, inventory, equipment and patents. In addition, the Company pledged the stock of TIS, Eldyne and Unidyne to the bank and agreed that if it has not received $20,000,000 in new capital by November 15, 1996 the Company would assign to the bank all rights to payment of monies under its government contracts. The amendment also deleted or revised certain financial covenants. The amended line of credit does, however, contain financial covenants which require the Company to maintain stipulated levels of net worth, a specified ratio of total liabilities to tangible net worth and a specified quick ratio. The maturity date of the line of credit is May 30, 1997.



    In connection with the Company's acquisition of Eldyne, Unidyne and DCS in May 1996, the Company's Eldyne and Unidyne subsidiaries assumed and renegotiated a separate credit agreement with Crestar Bank which provides, among other things, for a working capital line of credit facility of up to $7,000,000 for Eldyne and Unidyne. The actual borrowing base is limited for each of Eldyne and Unidyne to the sum of various percentages of billed and certain unbilled government and commercial receivables. The line of credit is secured by substantially all of the assets of Eldyne, Unidyne and DCS. At June 30, 1996, $4,186,000 was outstanding under this line of credit. This line of credit agreement contains certain financial covenants that require each of Eldyne and Unidyne to maintain stipulated levels of tangible net worth, working capital and leverage. The line of credit requires that borrowings be used only for Eldyne and Unidyne, and prohibits these entities and DCS from transferring funds to the Company. Eldyne and Unidyne obtained a waiver from the bank, effective as of June 30, 1996, with respect to violations of certain of these financial covenants which existed as of June 30, 1996. The Company has guaranteed up to $2,500,000 of indebtedness under this line of credit. The maturity date of the line of credit is December 31, 1996.



    Cash requirements for the remainder of 1996 are expected to continue to be significant. The Company intends to continue its investment in the further development of business ventures within the Communications Systems segment. To finance this investment the Company is investigating a combination of alternatives that include continued working capital management, utilization of the remaining availability under the Company's bank line of credit ($1.3 million of the current $22,000,000 of availability existed at September 30, 1996), and new debt and equity sources, including the Debentures offered hereby. There can be no assurance that the Company will be successful in obtaining such additional funding. In such event, the Company would have to reassess its investment in its start-up ventures.

                                    BUSINESS

    Titan is a technology-rich company which provides sophisticated communications and information systems products and services to large commercial and government customers. Titan utilizes its core satellite and wireless communications and large-scale software applications technology and expertise to target rapidly growing markets.

    In its communications business, Titan specializes in the development and production of advanced satellite terminals, voice/data modems, networking systems and other products used to provide reliable and secure communications for a variety of voice, data and video applications. In the commercial marketplace, Titan applies its defense-derived technology and expertise to provide bandwidth efficient and cost-effective satellite earth stations for telephony services in locations with little or no wired telephony infrastructure. The Company's network management and satellite communications expertise also permit it to develop systems for business users in geographically dispersed locations. Titan also offers a conditional access system which provides secure distribution of satellite, wireless or cable TV video programming. The Company believes these commercial markets represent significant opportunities for future growth. In the government area, the Company is a leading provider of secure ultra high-frequency ("UHF") communications systems to the U.S. military. In the current environment of limited resources and multiplying defense requirements, the government is placing increasing reliance on secure communications systems that allow forces to collect and assimilate information and rapidly respond to hostile situations. Titan provides its government customers modular, highly mobile communications systems which can be deployed to any location worldwide.

    The Company's information systems business provides systems design and object-oriented software development services to assist commercial and government customers to engineer new information systems or to re-engineer existing information systems to facilitate the migration from legacy systems to distributed computing environments often utilizing the Internet and/or an intranet. These design activities involve implementing a distributed network systems architecture that satisfies specific requirements while taking into account existing hardware and software systems. Titan provides a complete integrated system solution to a client's requirements using both commercial hardware and software as well as custom or semi-custom Titan-developed software. Titan's commercial businesses focus on the process re-engineering needs of the telecommunications and, to a lesser extent, financial services industries. The Company's government funded efforts focus on developing and implementing enterprise-wide information networks for intelligence agencies, NATO and the Federal Aviation Administration where it can capitalize on its extensive knowledge of the customer's operations and specific needs.


    In addition to the Company's core communications and information systems businesses, Titan's technology and expertise permit it to bid for externally-funded research and development projects in selected areas. These projects generate technologies that Titan believes can create additional value for the Company. Titan is exploiting these projects and its technologies by developing new businesses and through licensing, joint venturing or sales to third parties. For example, Titan has developed new businesses in medical product sterilization and environmental services. See "Business--Emerging Technologies."


    Over the past three years, the Company has consummated several strategic acquisitions and divestitures in furtherance of its strategy to exploit its technology and expertise and to focus on its core businesses. The following tables set forth the unaudited pro forma revenues and operating profit (in millions) from the Company's core and other businesses for the periods shown. The revenues and operating profit are reflected as if all Divested Businesses (see note 4 below) as of the date of this Prospectus had been divested as of January 1, 1993.

                                                                                               SIX MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,            JUNE 30,
                                                            -------------------------------  --------------------
                                                              1993       1994       1995       1995       1996
                                                            ---------  ---------  ---------  ---------  ---------
REVENUES
Core Businesses (1).......................................  $    73.3  $    78.9  $    82.0  $    41.4  $    38.8
Other Businesses (2)......................................       12.9       12.3       17.0        7.6        8.3
Funded Research and Development (3).......................       11.8        8.0        6.6        4.1        2.8
Divested Businesses (4)...................................       51.4       37.0       28.4       11.4       10.4
                                                            ---------  ---------  ---------  ---------  ---------
                                                            $   149.4  $   136.2  $   134.0  $    64.5  $    60.3
                                                            ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------

                                                                                               SIX MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,            JUNE 30,
                                                            -------------------------------  --------------------
                                                              1993       1994       1995       1995       1996
                                                            ---------  ---------  ---------  ---------  ---------
OPERATING PROFIT (LOSS)
Core Businesses (1).......................................  $    (6.8) $    10.4  $     5.4  $     4.8  $    (0.2)
Other Businesses (2)......................................        0.1       (0.7)      (0.4)      (0.1)      (0.2)
Funded Research and Development (3).......................        1.2        0.4        0.2        0.4        0.2
Divested Businesses (4)...................................       (2.7)      (7.4)      (1.5)      (0.2)       0.7
Corporate (5).............................................       (6.4)       6.9       (7.7)      (2.5)      (1.7)
                                                            ---------  ---------  ---------  ---------  ---------
                                                            $   (14.6) $     9.6  $    (4.0) $     2.4  $    (1.2)
                                                            ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------

-------------------

(1) Core Businesses is comprised of the Company's Defense Systems, Communications Systems and Software
    Systems segments, excluding Divested Businesses described below. The decline in the Core Businesses revenues and operating income for the six months ended June 30, 1996 compared with the corresponding period of 1995 was principally due to continuing investment in the Company's commercial Communications Systems segment and reduced Software Systems revenues from a major telecommunication customer and costs associated with a negotiated conclusion of certain programs with this customer, offset in part by the results of Eldyne, Unidyne and DCS since their acquisition on May 24, 1996. See "Management's Discussion and Analysis of Results of Operations and Financial Condition."



(2) Other Businesses is comprised of the Company's medical products sterilization business, environmental consulting business and businesses involved in the design and manufacture of custom accelerators and pulsed power systems, all of which are part of the Emerging Technologies segment.


(3) Funded Research and Development is comprised of the Company unit generally involved in performing various government-sponsored research and development contracts, which is part of the Emerging Technologies segment.

(4) Divested Businesses is comprised of businesses that have been sold or closed as of the date of this Prospectus and revenues subcontracted to the buyer of the Company's Applications Group, which was sold in April 1994.

(5) Corporate includes corporate general and administrative expenses, certain corporate restructuring charges and gains or losses from the sale of businesses. Corporate general and administrative expenses are generally recoverable from contract revenues by allocation to operations.

COMPANY STRATEGY

    The Company's strategy is to grow its communications and information systems businesses by exploiting its technology base and expertise, expanding its commercial and government customer base, and developing new products and services to address the needs of these customers.

    The key components of this strategy are:

    FOCUS ON CORE COMMUNICATIONS AND INFORMATION SYSTEMS BUSINESSES. The Company's strategy is to focus aggressively on communications and information systems markets which it believes offer high growth potential and where the Company believes it can differentiate its products or services. These markets allow the Company to capitalize on its core technology and expertise in satellite and wireless communications and large-scale software design, development and integration. As the Company generates valuable technology or business opportunities from its emerging technologies or funded research and development efforts, it intends to pursue licensing, joint ventures or other transactions to derive value for the Company.

    LEVERAGE TECHNOLOGY AND EXPERTISE. The Company intends to leverage technologies and expertise it has developed in conjunction with its defense and government business to penetrate further its targeted commercial markets. For example, the Company will continue to utilize its DAMA technology, originally developed for defense communications applications, to expand its presence in commercial satellite communications markets. In addition, Titan will continue to exploit its client/server software expertise, originated from work for defense and government information systems customers, to perform similar work for commercial software customers.

    GROW COMMERCIAL BUSINESSES. The Company continually seeks and reviews attractive commercial market opportunities within its core businesses. The Company will pursue opportunities where it believes it can utilize its technologies to develop differentiated products and services to address significant market demands. When an opportunity is identified, the Company recruits key management personnel with extensive commercial management and marketing experience, operates the new business separate from its defense and government businesses and provides management with direct equity incentives in the new initiative. Application of this strategy has led to the Company's current principal commercial businesses--satellite communications, client/server software and broadband communications.

    EXPAND DEFENSE AND GOVERNMENT BUSINESS IN KEY MARKETS. The Company's defense and government business strategy is to focus on key markets where it can exploit its communications and information systems technology base and expertise. For example, the government is increasing its dependence upon secure communications as a "force multiplier" for national defense needs. To address this need and the government's shift toward an "off-the-shelf" procurement approach, the Company intends to continue to utilize its DAMA and other technologies coupled with selected investments to develop standardized satellite communications products available for purchase by customers. In addition, the Company intends to continue to address the government's need to migrate from mainframe computer systems to distributed client/server networks. The Company focuses on areas of the government where its knowledge of the customer's information needs and operations provides a competitive advantage. The Company intends to preserve and grow its position in government markets through early identification of programs, support of government program offices in formulating requirements, and incremental investments in research and development to develop lower cost military products with shorter delivery times.

    PURSUE SELECTED ACQUISITIONS AND STRATEGIC ALLIANCES. The Company continually evaluates potential acquisitions of commercial and government businesses, technologies or products which are complementary to the Company's core communications and information systems businesses. Titan also is pursuing strategic alliances with other industry participants in order to provide additional financial, technological and/or marketing resources for the Company's core businesses.

BUSINESS SEGMENTS

    The Company is executing its strategy through four business segments which bring Titan's unique capabilities to bear on the growing needs of its customer base: Defense Systems, which includes defense communications and government information systems; Communications Systems, the commercial satellite and broadband communications businesses; Software Systems, the commercial information systems business; and Emerging Technologies. The Defense Systems, Communications Systems and Software Systems segments represent the Company's core communications and information systems and services businesses. See "Management's Discussion and Analysis of Results of Operations and Financial Condition" for a discussion of the financial reporting for the Company's four business segments.

    DEFENSE SYSTEMS

    The Defense Systems segment provides its communications and information systems solutions to government customers, primarily to the U.S. Department of Defense and intelligence agencies, focusing on key areas of secure satellite communications and information process reengineering using distributed computing and client/server software. The Defense Communications unit specializes in the development and production of advanced satellite terminals and associated voice/data processing modems using DAMA technologies. The Government Information Systems unit provides systems analysis and design, object-oriented software development services and systems integration to government customers with large data management needs.

    DEFENSE COMMUNICATIONS. In order to respond effectively to ongoing and emerging hostile situations worldwide and to compensate for reductions in defense personnel and weapons platforms, U.S. and allied governments are increasingly employing systems that act as "force multipliers." This strategy includes utilization of communications solutions specifically tailored to the needs of military and intelligence agencies that provide secure and reliable transmission and receipt of voice and data in demanding environments. As a result of this strategy, customers are continuing to spend significant amounts on the procurement and utilization of advanced communications products and systems.

    In addition to addressing the government's demand for advanced products, companies that provide defense communications products must also respond to a changing government procurement environment. Until recently, the government generally obtained new products that were designed and developed under fixed price development contracts which required the products to meet very rigorous military specifications. The government has now shifted to a nondevelopment procurement approach under which companies are encouraged to perform their own research and development programs to have products readily available for purchase and to incorporate commercial "off-the-shelf" components where feasible in order to reduce costs. This new environment favors companies who can anticipate government requirements, minimize time-to-market and effectively execute internal development projects in order to have advanced products readily available for purchase by customers.


    The market demand for advanced communications products, together with shifts in government procurement trends, have created opportunities for companies, like Titan, that are positioned to quickly provide advanced technology solutions based on commercial components. The Company has combined expertise gained under government sponsored development projects and its own internal development efforts to become a leader in a technology which enables efficient satellite communications. Titan's Linkabit division was contracted by the U.S. Air Force in 1987 to develop a satellite communications technique called DAMA. Titan has subsequently been awarded more than $100 million in government funded development projects related to this technology. The Company has enhanced this position by investing significant resources in internal development projects to create a variety of DAMA-based products which utilize commercial components. These efforts have resulted in the Mini-DAMA (miniaturized demand assigned multiple access) terminal used by the U.S. Navy, as well as other satellite communications products based on DAMA technology.


    DAMA technology utilizes a network control computer to dynamically and automatically assign transmission slots to dozens of users in milliseconds. DAMA architecture overcomes the limitations of existing technologies, including the rigidity of the dedicated channels employed in time division multiple access ("TDMA") systems, which require that a manned network controller act as timekeeper for the network. An alternative technology, code division multiple access or "CDMA," is not compatible with UHF satellites and thus is not available for use in military satellite communications applications.

    Under DAMA, a channel is divided into segments of time, or "time slots," each of which can accommodate separate communications. DAMA allows system users to request allocation of time slots for communications and a central control computer dynamically and automatically assigns the time slots based on user data rate, priority and availability. Any unused DAMA capacity is shared by all users. When a user no longer requires communications access, the control system dynamically reassigns the time slot to other users. DAMA increases system efficiency up to eight-fold over TDMA systems by limiting the capacity loss caused by intermittent use of preassigned channels.

    DAMA is an increasingly important technology because satellite capacities have become saturated by the increasing requirements of modern defense systems and technological advances which have lowered the cost of ground terminals and have increased the volume and type of information communicated over military satellite channels. UHF satellite systems that originally may have transmitted only low-speed message traffic to relatively few users are now required to transmit voice and high-speed encrypted data to thousands of users. Increases in the number of satellite channels have not kept pace with these increases in user demand. Accordingly, users can be accommodated only through more efficient use of available frequencies in order to provide additional system capacity.

    In recognition of the significant efficiency benefits offered by DAMA technology, the Joint Chiefs of Staff have mandated that all UHF satellite communications users have terminals capable of DAMA operation. Virtually all U.S. forces and U.S. allies are upgrading or procuring new UHF DAMA satellite terminals. While DAMA is initially being applied to the UHF satellite frequency band, other frequency bands such as Super High Frequency and Extremely High Frequency will soon transition to DAMA as well. During the past three years, commercial satellite terminal users have also realized the potential savings available by sharing channels with others and paying only for actual usage time. See "--Communications Systems--Satellite Communications."

    Titan specializes in the development and production of advanced satellite terminals and associated voice/data processing modems incorporating DAMA technology. The Company's modular, highly mobile systems can be deployed to any location, providing reliable, secure communications worldwide. Titan has now adopted a DAMA terminal design architecture which makes use of advanced digital technologies employing industry-standard, modular, building-block designs to insure parts availability, growth and low life-cycle costs. The Company now offers a line of satellite communication products which are based on this modular architecture. These products include:


        MINI-DAMA UHF SATCOM TERMINAL. The Mini-DAMA terminal is a UHF satellite communications terminal that miniaturizes the communications capabilities formerly housed in two six-foot high racks into a single twenty-inch high terminal. The Mini-DAMA terminal provides a weight savings of over 500 pounds and a power savings of approximately 2800 watts compared to prior systems. The terminal's small size permits aircraft, submarines and small ships for the first time to enter the critical UHF satellite communications command and control networks and transmit secure voice and data communications. In addition, the Mini-DAMA terminal employs a modular, open systems architecture which allows it to incorporate cards for multiple UHF channels while leaving space for embedded encryption devices and other growth options.



        Initial work on the Mini-DAMA terminal was performed under a development contract from the U.S. Navy. The Company also funded internal development work to transition the terminal design into an open systems architecture, incorporating commercial components. This work led to the Company being awarded a $12.0 million initial production contract in January 1995 for Mini-DAMA terminals from the U.S. Navy's Space and Naval Warfare Systems Command. In April 1996, the U.S. Navy exercised an additional $8.3 million production option under the contract and through July 1996, the Company received additional orders from the U.S. Navy and an independent defense systems contractor which aggregated $6.9 million. The Mini-DAMA contract also includes over $60 million of remaining priced options which the Navy may exercise in 1996 and 1997. Allied governments have also expressed significant interest in the Mini-DAMA terminal due to the need to coordinate secure satellite communications with U.S. Armed Forces. The Company has already received initial orders from customers in the United Kingdom and Norway.



        LST-5D UHF DATA MODEM. The LST-5 is a lightweight, compact UHF SATCOM terminal produced by Motorola Corporation with over 5,000 units in service with U.S. military organizations. Under the Joint Chiefs of Staff mandate that all UHF satellite communications users have DAMA capability, these LST-5 terminals must be upgraded to have DAMA capability or be replaced. Under a strategic alliance with Motorola Corporation, Titan developed a UHF DAMA modem, featuring embedded encryption devices for both voice and data communications, which adds DAMA capability to the LST-5 terminal, renamed the LST-5D. The Company has commenced deliveries under an initial order from Motorola for 400 UHF DAMA modems.


        LSM-1000 UHF SATCOM MODEM. The LSM-1000 is a miniaturized UHF satellite modem with full DAMA capability which allows U.S. military users to select from a variety of operational modes. The LSM-1000 also is designed to allow for the addition of encryption, global positioning systems, video compression and other capabilities. The Company believes that it is able to price the LSM-1000 below competitive products because of design efficiencies and the use of industry-standard components. The Company has contracts for initial deliveries of over 50 LSM-1000 modems. The LSM 1000 has been submitted for, and will be available for delivery upon completion of, final certification by the U.S. government.

        LST-8000 PORTABLE TRI-BAND SATCOM TERMINAL. The LST-8000 is a portable terminal system which allows communications over C, X and Ku-band satellites. The LST-8000 disassembles into six transit cases for vehicular, helicopter or aircraft transport worldwide. The terminal operates at high-data rates and its frequency diversity allows the military to communicate through either defense or commercial satellites. The Company has received a contract from the U.S. Army for the production of four LST-8000 terminals.

    GOVERNMENT INFORMATION SYSTEMS. The U.S. federal government is the largest single buyer of information systems and services in the world. The government's focus on information systems reflects the critical role that those systems play both in national security and in improving government efficiency. Changes in the world political environment, coupled with technological advances, have created new demands for secure information and data management systems that operate in distributed client/server networks in support of national defense requirements. In conflict situations, it is imperative that military or intelligence personnel in geographically dispersed locations have access to common databases in order to determine and coordinate appropriate action. In addition, government agencies are under increasing political pressure to downsize and at the same time to improve service to constituents.

    The Company provides information systems solutions to government customers with large data management and control requirements. The Company's services include systems analysis and design, object-oriented software development services and systems integration. The Company focuses on marketing its services to intelligence agencies, NATO and other government agencies where the Company has extensive knowledge of the enterprise's operations and information systems needs. This knowledge assists the Company in providing a comprehensive solution to a customer's problem which is compatible with the customer's overall information systems architecture and strategy, as opposed to developing merely a technical solution to a specific problem. Titan believes that its knowledge of specific customer demands and systems helps to differentiate the Company from its competitors, and fosters follow-on business with customers seeking to capitalize on the Company's familiarity with their operations.

    Titan's initial work generally involves a thorough analysis of the customer's enterprise structure and processes and information system needs. Once this strategic analysis is completed, Titan designs the technology solution to meet the customer's needs. This process typically involves software development by the Company, coupled with integration of commercial "off-the-shelf" software and hardware as available. On many procurements the Company will team with other industry participants in order to offer a multi-company solution to the customer. Under Titan's rapid application development approach, prototypes and proof-of-concept systems are built and delivered to the customer early in the development cycle. This approach allows the customer to obtain early validation of system benefits and requirements, and system design changes may be more easily incorporated with this approach.

    Examples of the Company's government information systems work include the following:

    MILITARY INFORMATION SYSTEMS. Titan's recent work with the intelligence community involved developing a prototype of a classified information system within a six month period which has now been accepted by the user after extensive field testing. This system provides a military commander contact with and control of resources which provide timely information on specific areas of interest. The Company believes that the system now brings significant opportunity for additional development work to Titan.

    NATO INFORMATION SYSTEMS. Titan designed and delivered an integrated secure communications and information system to NATO for automated support of intelligence sites throughout Europe. This program evolved from process development to a system prototype delivered to the NATO user, followed by a successful deployment to key military locations. The Company believes the unique approach taken by Titan has ensured NATO of a more robust, flexible system at much lower costs than originally envisioned.

    DEFENSE INTELLIGENCE AGENCY MANAGEMENT TOOL. Titan designed and developed its Collection Requirements Management Application ("CRMA") program which automatically collects, links and transmits messages between military users and intelligence centers in real time. CRMA is the Defense Intelligence Agency's most widely used management tool for military users and is now operational in over 50 sites worldwide.

    The Company's software capabilities and knowledge of the needs of government agencies also generate opportunities to provide on-line, computer based training for a variety of programs for government clients. The Company has developed multi-platform training modules consisting of linked hypertext documents in a multimedia format (text, audio, video clips and animation) that provide highly interactive training and testing.


    RECENT ACQUISITIONS. In May 1996, the Company acquired Eldyne, Unidyne and DCS (the "Acquired Companies"). The Acquired Companies provide the Department of Defense and other government customers with systems research, development and prototyping, integration and life cycle support of electronic, information and control systems.



    The Acquired Companies, with revenues of $55.6 million for the eleven months ended June 30, 1996, now operate as wholly-owned subsidiaries of the Company within its Defense Systems segment. Over the past several years, defense spending for major new weapons systems and manpower has decreased, in favor of spending more to increase the capability and functionality of existing systems. This shift has created opportunities for the Acquired Companies. In particular, Eldyne provides engineering, assembly and installation services for communications, sonar and navigation systems. These services include designing digital communications hardware and software, planning and managing U.S. Navy programs, designing high-speed data acquisition and process control software, researching electromagnetic interference and control, performing communications hardware integration, testing and evaluating prototype shipboard electronic systems, and performing complex computer simulations of magnetic and electrical fields. Unidyne, which now is managed with DCS, provides its customers with a variety of technical support services, including electronics and mechanical design, computer-aided drafting and computer-aided manufacturing services, technical documentation, prototyping, electronics and mechanical fabrication and various industrial activities such as equipment installation, overhaul/refurbishment and providing skilled trades personnel.

COMMUNICATIONS SYSTEMS

    The Communications Systems segment contains two business units, both targeting commercial markets which the Company believes offer high growth potential.

    SATELLITE COMMUNICATIONS. Many regions of the world remain without adequate telecommunications infrastructure. According to industry sources, only 23% of the world's population accounts for over 95% of the installed telephone base, and 50% of the world's population has never made a telephone call. In 1995, there were only 1.55, 1.68 and 4.69 subscriber lines in service per 100 inhabitants in Indonesia, the Philippines and Thailand, respectively, compared to 62.71 in the United States. Growth in the market for rural telephony has recently accelerated as a result of significant public and private investment in basic telephony infrastructure, due in part to the recognition of the importance of telecommunications infrastructure to economic advancement. Other factors which are fueling the demand for rural telephony are deregulation and privatization of telecommunications and increasing per capita income.

    The transmission alternatives available to provide rural telephony services include wired, wireless and satellite networks. Wired networks in many cases are not feasible for rural telephony applications due to high installation costs, difficult terrain and harsh climates. Wireless systems, and in particular microwave radio networks, are currently the most common rural telephony solution, but these systems are subject to line-of-sight limitations, require a large number of microwave towers (one approximately every 20 to 50 kilometers) and compete with other users for radio frequency spectrum. Satellite communications, however, provide a means for the rapid development of communications infrastructure in rural areas. Due to the broadcast nature of satellite networks, transmission costs are not affected by the distance signals must travel. Satellite networks are relatively easy to reconfigure or expand, and can be located almost anywhere.

    The Company's commercial satellite communications unit develops and sells bandwidth-efficient, cost-effective satellite earth station networks and related systems which address the demand for telephony services. Some of these products include high-efficiency network management systems and voice processing and redundant control circuitry for reliable transmissions. A key feature of the Company's products is its defense-derived DAMALink-TM- network management software system, which allows for multiple simultaneous users to access efficiently the same satellite channel, resulting in cost savings and improved operational flexibility for the customer. See "--Defense Systems--Defense Communications."

    To address the need for telecommunications infrastructure in developing countries, the Company has designed and developed its Xpress Connection-TM-system as a cost-effective means to link remote locations into the public switched network in developing countries. Xpress Connection is a small (1.2 meter parabolic antenna, as opposed to the minimum 1.8 meter diameter dish required by existing VSATs) low-cost satellite earth station, incorporating DAMA and digital signal processing technologies while limiting power consumption to 30 watts, which allows for solar power operation. The terminal is designed to operate on the extended C-band frequency and provide voice, data and facsimile service. The Company believes that this terminal can be successfully used because the extended C-band frequency is subject to less interference because of fewer adjacent satellites using this frequency in comparison to standard C-band frequency. The Company believes that, as a result of its smaller dish size requirements and innovative design, the Xpress Connection terminals will cost significantly less than other VSATs currently available.


    In September 1995, the Company received an approximately $9.6 million contract from Pasifik Satelit Nusantara ("PSN") to provide the Xpress Connection system for use in a rural telephony system being developed in Indonesia. Delivery of certain components of the Xpress Connection system was made in June 1996. Delivery of the terminals for the system will commence upon successful completion of final testing of the system under the terms of the contract. In September 1996, the contract was amended to add Tedco Group Limited, a Singapore company ("Tedco"), as a party. Under the revised contract, PSN and Tedco will divide responsibility for purchasing the Xpress Connection system from the Company. The contract also includes options for PSN and Tedco to purchase additional terminals and other equipment. PSN will initially market the Xpress Connection through government-licensed satellite service distributors to businesses that require low-cost, private-use, dedicated voice, fax and data communications services. Under this contract, PSN and Tedco have the exclusive right to market and sell the Xpress Connection for use in Indonesia and jointly with Titan in the remainder of the Asian Palapa C1 and C2 satellites' coverage area.



    The Company's satellite communications products also have application to corporations desiring to link dispersed offices where alternative communications systems are not available. In July 1996, building on a previous $2.0 million contract with Loxley Public Company in Bangkok, Thailand, the Company received an approximately $4.0 million contract from United Communication Industry Public Company Limited in Bangkok to provide elements of a turnkey voice, data and facsimile communications network for The Bank for Agriculture and Agricultural Cooperatives. Under the contract, the Company will provide the DAMALink network management system and satellite communications components for main branch and rural banks utilizing technology developed for the Xpress Connection system.


    The Company also offers a system which digitizes voice signals, called the MRVC. The MRVC, or multiple rate voice card, handles voice compression, multiplexing and echo cancellation--all in one circuit card--for satellite communications. Titan has sold over 1,000 MRVCs for use in commercial, government and defense applications. In satellite applications which require reception of intermittent or burst transmissions, such as in DAMA operations, the Company offers a channel control modem. The modem reduces call set-up times and the required amount of control bandwidth for call processing.


    BROADBAND COMMUNICATIONS. Over the next several years, worldwide demand for pay television services is expected to increase due to the growing availability of multi-channel television services and broadcast delivery service in areas which lack the infrastructure for wired cable television, such as rural areas and emerging markets. For example, according to industry sources, by the year 2000 the penetration rate of multichannel services in the Asia-Pacific region is expected to grow from 15% to 27%, or a total of 120.0 million subscribers. The total number of multichannel subscribers in Eastern Europe is expected to grow from 13.7 million in 1995 to over 35.8 million in 2005. The number of multichannel subscribers in Western Europe is expected to grow from 53.4 million in 1995 to over 86.0 million in 2005. In addition, in densely populated areas of developed countries, wireless cable technology provides a lower-cost entry strategy for operators who want to establish rapidly a presence in under-served markets without incurring the substantial cost and time of building traditional wireline cable infrastructure.


    Demand for pay television services also has been stimulated by the proliferation of various wireless and satellite delivery systems. These systems include wireless cable, consisting of local multipoint distribution services
(LMDS) and multi-channel multipoint distribution services (MMDS), as well as direct-to-home (DTH) satellite broadcast services and other private and business television satellite networks. No matter which transmission medium is used, all systems require conditional access equipment to provide essential system security, minimizing unauthorized access and piracy of the operator's transmission signal and thereby maximizing subscriber revenues. Conditional access equipment also provides the pay television operator necessary flexibility in providing selective programming, pay-per-view events and custom programming packages for consumers.

    Titan's Broadband Communications unit specializes in providing complete turnkey security for television delivery systems, with applications for delivery of television programming via wireless, satellite, coaxial cable and fiber optics. This unit also provides systems integration services to broadcast systems operators. The unit was formed to commercialize key patents (which are co-owned with General Instrument Corporation) and other intellectual property rights which were originally developed or acquired by Titan's Linkabit division, along with additional conditional access and signal encryption technology developed by the Company following its acquisition of Linkabit. Titan's secure delivery system, the Video PassPort-Registered Trademark- conditional access system, allows a pay television operator to selectively authorize and/or deauthorize users for access to video and audio information. Key components of the Video PassPort system include a subscription authorization system, pay-per-view authorization system, access control module, set-top decoder firmware and "smart-card" security. The Video Passport system has been designed with an open system architecture which enables it to function effectively with a broad range of multi-channel delivery systems and components. Unlike conditional access systems offered by certain vertically integrated competitors, the Company's open architecture system allows system operators to select set-top box vendors on a competitive basis, independent of the conditional access system.

    In January 1995, Titan signed an equipment purchase agreement with CellularVision Technologies and Telecommunications ("CT&T") for delivery of analog equipment and software to control access to a wireless LMDS television service in New York City operated by CellularVision USA ("CellularVision"), an affiliate and licensee of CT&T. The Company's system has been in operation in a CellularVision field-test in Brighton Beach, New York during the past year. The Company believes that CellularVision will use the Video PassPort system if it expands its operations to additional markets. The equipment purchase agreement provides that CT&T will designate the Company as an approved vendor and that the Company will not sell equipment to any other person operating a cellular pay television system at frequencies above 12 GHz other than CT&T and its licensees.


    In addition, CT&T has licensed other companies to use its technology for LMDS systems in several countries. In the second quarter of 1996, the Company received an additional order from CT&T to provide equipment to a CT&T licensee for an LMDS system in Bangkok, Thailand. Delivery of the equipment is expected to commence in the fourth quarter of 1996.


    The Company is making enhancements to its existing analog conditional access system to provide added capabilities, features and improved security. The Company also is currently making significant investments in adapting its analog system for use in digital video transmission systems in order to address the digital wireless, direct-to-home satellite and private and business television markets. The digital Video PassPort incorporates a number of important enhancements, including compatibility with the MPEG-2 and Digital Video Broadcast (DVB) international standards.

SOFTWARE SYSTEMS

    Commercial organizations in many industries worldwide, including telecommunications and finance, are facing increasing global competition, forcing them to increase employee productivity through more effective utilization of information. At the same time, competitive pressures have forced companies to respond more quickly to shorter technology cycles in order to develop new products and improve customer service. This demand for greater efficiency and service has driven companies to re-engineer and improve their business processes. This transformation places a heavy burden on internal management information systems departments to change older software programs running on mainframe computers, often referred to as "legacy systems," to meet the new information demands of the business. Companies are increasingly turning to outside sources to assist them in the transition to client/server environments under which the user as the "client" has direct, on-line access to data and applications on one or multiple "servers." This open architecture brings new capabilities for collecting, processing and displaying information and allows organizations to respond rapidly to new information needs in the changing global marketplace. This trend has created a demand for software development organizations skilled in business process re-engineering and the application of client/server technologies.

    Titan provides custom software products and services for large corporate clients moving from older mainframe systems to distributed computing systems utilizing client/server, object-oriented software. Titan provides the services and resources necessary to design, develop and implement these projects, including systems consulting, project management, work-flow analysis, industry and application knowledge, implementation, training and program maintenance. Titan has technical expertise in all facets of systems solutions, including equipment, databases, design, programming and testing. Titan has an extensive library of client/server software modules from prior projects which it leverages in current and future projects, increasing the Company's efficiency and performance in these development projects.

    To date, Titan's commercial software work has focused principally on the telecommunications industry, having performed work for several large companies in that industry. The Company's work has included development and support for access carrier client/server applications, system-to-system communications for the real-time exchange of maintenance information between an access customer and long-distance providers, real time customer support applications, new client/server data management architectures and improved trouble shooting and reporting for telecommunications systems.

    The Company's principal commercial software customer has been a major telecommunications company. The Company's commercial software business has been, and for at least the near future will be, dependent upon work from this customer. Revenues from this customer were approximately $9.7 million, $24.3 million, $24.5 million and $4.9 million in 1993, 1994, 1995 and the six months ended June 30, 1996, respectively. The Company began to experience reduced demand from this customer during the second half of 1995 and this trend continued during the six months ended June 30, 1996. The Company believes that this reduced demand resulted primarily from the customer's reassessment of its overall business process reengineering program. In addition, the Company has now completed major portions of existing work for this customer which contributed to the trend of declining revenues. The Company continues to do a significant amount of work for this customer and is now actively seeking to build on its work for this customer to obtain additional clients in telecommunications and other industries.

    The Company has also been selected to develop and implement enterprise-wide information networks for the Federal Aviation Administration ("FAA"). Titan's initial work for the FAA encompassed one process re-engineering program, and subsequently has expanded to include five development programs, including the Executive Information System for FAA Decision Management Control. The Executive Information System is a prototype now being used at the FAA's Airways Facilities headquarters that provides management with user-friendly access to information in key areas of budget, personnel, system status and strategic plan status from geographically dispersed FAA databases.

    Titan also is providing information services activities under a $2.6 million contract with a major commercial bank. This work includes process re-engineering and development for network management, ATM and financial management systems.

    The Company has recently established a four person sales and marketing team whose objective is to reduce the Company's dependence on revenues from a few major customers in its commercial software systems business. The Company believes that its competitive strengths include its detailed knowledge of the operations and business needs of telecommunications and other customers, expert and responsive project teams and senior management experience. In addition, the Company has developed its Protocycling-TM- approach to system design and implementation in which small teams of Company software developers and customer representatives work closely to define the customer's initial product requirements and then to review and refine the system through iterative development cycles. The Company believes that its Protocycling approach results in well-documented software and shorter overall development time and minimizes the need to make expensive changes late in the development cycle.

    The Company's commercial software business has over 150 personnel and systems programmers highly skilled in object-oriented technologies, including C++, and standards-based software development environments. The Company operates from four development centers located near principal customers across the United States. The centers are linked by a high-speed wide area network which permits software specialists who may be located in different centers to work cooperatively on the same development project.

EMERGING TECHNOLOGIES

    The Emerging Technologies segment contains early-stage commercial businesses, including medical product sterilization and environmental consulting, together with established businesses generally involved in Department of Defense (DoD) funded research and development contracts. The Company's strategy is to cultivate the funded research and development activities as a source of additional commercial or DoD products, systems or services.

    MEDICAL STERILIZATION SYSTEMS. The current market for medical product sterilization systems is dominated by two technologies--cobalt-60 radioisotope systems, which sterilize through the use of radiation, and ethylene oxide systems, which sterilize through the use of a hazardous gas. The Company believes that these technologies present potential health risks and environmental complications due to the hazardous substances used in these procedures. The Titan Scan division was formed to address the need for an environmentally sound sterilization system for disposable medical products. Titan Scan applies the Company's advanced linear accelerator technology to the sterilization of medical products. Titan Scan believes its SureBeam-Registered Trademark- irradiation sterilization process offers a reliable, environmentally acceptable and efficient alternative to traditional cobalt-60 radioisotope or ethylene oxide systems.

    Titan Scan provides sterilization services and systems to the medical device marketplace in two principal ways: (i) its owner-operated facilities; and (ii) sales and installations of turnkey sterilization systems. Titan Scan owns and operates two facilities to provide contract sterilization services to medical device manufacturers. The Company's first facility commenced operation in July 1993 in Denver, Colorado and is now operating at nearly full capacity. Titan Scan also opened a second facility in San Diego, California in January 1996 and has secured a five-year contract with IMED Corporation as anchor customer for the facility. In June 1995, the Company sold its first turnkey sterilization system to BSE-Mediscan in Kremsmunster, Austria and is aggressively pursuing additional turnkey opportunities.


    ENVIRONMENTAL CONSULTING. Major industrial companies in the mining, petroleum, chemical and electronics industries are seeking outside assistance in managing and minimizing the costs of their environmental remediation efforts. Titan Environmental Corporation ("TEC"), a subsidiary of the Company, specializes in providing professional environmental consulting and engineering services to these industrial customers. TEC employs approximately 40 people, consisting primarily of consulting engineers, environmental scientists and remediation managers. TEC's capabilities include remediation strategy development, site assessment, risk assessment, remediation technology selection, contract management and oversight of regulatory agency approvals. In particular, TEC focuses on the development of comprehensive solutions to groundwater contamination problems.


    FUNDED RESEARCH & DEVELOPMENT. Titan performs various government-sponsored research and development projects, primarily comprised of cost-reimbursable contracts. These research and development activities involve a number of technologies including those necessary to develop and manufacture high-powered microwave tubes.


    OTHER BUSINESSES. Titan also designs and manufactures custom particle accelerators and pulsed power systems. These systems include linear electron accelerators for applications including medical product sterilization and basic research. These products are sold domestically and internationally to both government and industrial customers.


GOVERNMENT CONTRACTS

    Sales to the United States Government, including both defense and non-defense agencies, and sales as a subcontractor as well as direct sales, aggregated $112.0 million, $93.1 million, $81.6 million and $41.2 million in 1993, 1994, 1995 and the six months ended June 30, 1996, respectively. These amounts represented 75%, 68%, 61% and 68% of total revenues in 1993, 1994, 1995 and the six months ended June 30, 1996, respectively.

    Titan's Government customers include the Navy, Army, Air Force, and other Government agencies, including the FAA, Federal Emergency Management Agency, the Department of Commerce, the National Aeronautics and Space Administration, the Defense Nuclear Agency and others. The Company's business is dependent to a large extent upon continued funding from these and other government agencies.

    The Company's contracts with the Government and its subcontracts with government prime contractors are subject to termination for the convenience of the Government; termination, reduction, or modification in the event of change in the Government's requirements or budgetary constraints; and, when the Company participates as a subcontractor, the failure or inability of the prime contractor to perform its prime contract. In addition, the Company's contract costs and fees, including allocated indirect costs, are subject to audits and adjustments by negotiation between the Company and the Government.

    In addition to the right to terminate, Government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds on a fiscal year basis even though contract performance may take several years. Consequently, at the outset of a major program, the contract is usually incrementally funded and additional funds are normally committed to the contract by the procuring agency as appropriations are made by Congress for future fiscal years.

    The Company's business with the Government and prime contractors is performed under cost reimbursement, time and materials or fixed price contracts. Cost reimbursement contracts for the Government provide for reimbursement of costs plus the payment of a fee. Under time and materials contracts, the Company is reimbursed for labor hours at negotiated hourly billing rates and is reimbursed for travel and other direct expenses at actual costs plus applied general and administrative expense. Under fixed price contracts, the Company agrees to perform certain work for a fixed price.

    The following table gives the percentage of revenues realized by the Company from the three primary types of Government contracts during the periods indicated.


                                                                                      SIX MONTHS ENDED
CONTRACT TYPE                                         1993       1994       1995        JUNE 30, 1996
--------------------------------------------------  ---------  ---------  ---------  -------------------
Cost Reimbursement................................       62.7%      59.9%      54.7%           45.9%
Time and Materials................................        1.8        3.3        5.1             2.5
Fixed Price.......................................       35.5       36.8       40.2            51.6
                                                    ---------  ---------  ---------           -----
                                                        100.0%     100.0%     100.0%          100.0%
                                                    ---------  ---------  ---------           -----
                                                    ---------  ---------  ---------           -----


PATENTS, TRADEMARKS AND TRADE SECRETS


    The policy of the Company is to apply for patents and other appropriate statutory protection when it develops new or improved technology. The Company presently holds over 40 U.S. patents, as well as a number of trademarks and copyrights. However, it does not rely solely on such statutory protection to protect its technology and intellectual property. In addition to seeking patent protection for its inventions, the Company relies on the laws of unfair competition and trade secrets to protect its unpatented proprietary rights. The Company attempts to protect its trade secrets and other unpatented proprietary information through agreements with customers, vendors, employees and consultants. In addition, various names used by the Company for its products and services have been registered with the U.S. Patent and Trademark Office. There can be no assurance, however, that the Company's patents and copyrights will provide adequate protection, or that the Company's competitors will not independently develop or "reverse-engineer" technologies that are substantially equivalent or superior to the Company's technologies. In addition, there can be no assurance that the agreements upon which the Company relies to protect its trade secrets and proprietary information will be adequate to protect the secrecy of such information.


BACKLOG

    Contracts undertaken by the Company may extend beyond one year, and accordingly, portions are carried forward from one year to the next as part of backlog. Because many factors affect the scheduling of projects, no assurance can be given as to when revenue will be realized on projects included in the Company's backlog. Although backlog represents only business which is considered to be firm, there can be no assurance that cancellations or scope adjustments will not occur. The majority of backlog represents contracts under the terms of which cancellation by the customer would entitle the Company to all or a portion of its costs incurred and potential fees.


    By segment, the commercial backlog at June 30, 1996, was approximately $12.5 million, $6.6 million, $9.3 million and $2.4 million for Communications Systems, Software Systems, Emerging Technologies and Defense Systems, respectively.


    Many of the Company's contracts with the U.S. Government are funded by the procuring agency from year to year, primarily based on its fiscal requirements. This results in two different categories of U.S. Government backlog: funded and unfunded backlog. "Funded backlog" consists of the aggregate contract revenues remaining to be earned by the Company at a given time, but only to the extent such amounts have been appropriated by Congress and allocated to the contract by the procuring Government agency. "Unfunded backlog" consists of (i) the aggregate contract revenues which are expected to be earned as the Company's customers incrementally allot funding to existing contracts, whether the Company is acting as a prime contractor or subcontractor, and (ii) the aggregate contract revenues which remain to be funded on contracts which have been newly awarded to the Company. "Backlog" is the total of the commercial and government funded and unfunded backlog.

    The Company's backlog consists of the following approximate amounts as of June 30, 1996:



BACKLOG
-----------------------------------------------------------------------------
Commercial backlog...........................................................  $    30,845,000
U.S. Government funded backlog...............................................       50,719,000
U.S. Government unfunded backlog.............................................       29,983,000
                                                                               ---------------
                                                                               $   111,547,000
                                                                               ---------------
                                                                               ---------------



    Backlog at June 30, 1996 includes $37.1 million from Eldyne, Unidyne and DCS, which were acquired by the Company in May 1996 and excludes backlog of the Company's Electronics division which was sold in July 1996.



    In addition to the backlog described above, at June 30, 1996, the Company had remaining priced options of over $60 million from the U.S. Navy for full-scale production of its Mini-DAMA satellite communications terminal and priced options of approximately $80 million from the U.S. Navy and other government agencies in the Unidyne business. The Company expects that a substantial number of these options will be exercised in the future, although there is no assurance that any options will be exercised.



    Management believes that backlog is not necessarily indicative of future revenues. The Company's backlog is typically subject to large variations from quarter to quarter as existing contracts are renewed or new contracts are awarded. Additionally, all U.S. Government contracts included in backlog, whether or not funded, may be terminated at the convenience of the U.S. Government.


RESEARCH AND DEVELOPMENT

    The Company maintains a staff of engineers, other scientific professionals and support personnel engaged in development of new applications of technology and improvement of existing products. These programs' costs are expensed as incurred. Total expenditures for research and development were $8.9 million, $12.7 million, $16.7 million, and $4.5 million in 1993, 1994, 1995 and the six months ended June 30, 1996, respectively. These expenditures included Company funded research and development of $2.2 million, $5.3 million, $5.9 million, and $2.4 million and customer sponsored research and development of $6.7 million, $7.4 million, $10.8 million, and $2.1 million, in 1993, 1994, 1995 and the six months ended June 30, 1996, respectively. The majority of the Company's customer sponsored research and development activity is funded under contract to the U.S. Government.

COMPETITIVE CONDITIONS

    DEFENSE SYSTEMS. The Company designs, manufactures and sells earth stations and related subsystems for use in military satellite communications systems. Although the Company has significant market share in certain segments of the military satellite communications systems market, some competitors have greater financial and personnel resources than the Company.

    The Company is one of many involved in providing sophisticated systems engineering for a variety of programs for agencies of the United States Government and prime contractors for these agencies. Most activities in which the Company engages are very competitive and require highly skilled and experienced technical personnel. Numerous companies compete in the service areas in which the Company is engaged, many of which have significantly greater financial and personnel resources than does the Company. As is customary in the government contracting business, the Company expends time and effort in preparing competitive proposals, only a portion of which may result in the award of contracts.

    COMMUNICATIONS SYSTEMS. The Company is one of many companies providing satellite earth station networks and related subsystems in commercial markets. The products compete based primarily on quality, reliability, service and price. Competition is intense, and many competitors have greater financial and personnel resources than the Company.

    The Company is one of a few companies in the secure distribution of television business. These products compete based primarily on quality, reliability, service and price. The Company's major competitors include General Instruments Corporation and Scientific Atlanta, Inc., both of whom have significantly greater resources than the Company.

    SOFTWARE SYSTEMS. The Company is one of many developers producing custom software for commercial clients. The custom software industry is rapidly changing and is subject to technological obsolescence. Many of the Company's customers in this business have their own in-house capabilities to perform certain types of services that might otherwise be performed by the Company. The primary factors of competition in the custom software development business include technical skills, knowledge of specific industry operations for which the software is being developed, management and marketing expertise and price.

    EMERGING TECHNOLOGIES. The Company is one of a few companies involved in the sterilization of disposable medical products prior to their use. This service competes primarily on quality, reliability, service, safety, environmental acceptability and price. The Company's major competitors are Isomedix, Inc. and Sterigenics International, Inc.

    The Company competes against a wide variety of companies to perform funded research and development contracts for the Government. Many of these companies have substantially greater financial and technical resources than the Company. The Government's own in-house capabilities and federally-funded (non-profit) research and development centers are also, in effect, competitors of the Company in that they perform certain types of services that might otherwise be performed by the Company. The primary factors of competition in the funded research business include technical skills, management and marketing expertise and price.

EMPLOYEES


    At June 30, 1996, the Company employed approximately 1,400 employees, predominantly located in the United States, of which 1,100 persons are employed in the Company's government business units and 300 persons are employed in the Company's commercial business units.

                                   MANAGEMENT


    The Company's executive officers and directors are listed below, together with their ages and offices held by them. The Company's Board of Directors consists of seven members elected annually.



        NAME              AGE                           POSITION
---------------------     ---     ----------------------------------------------------
J. S. Webb                76      Chairman of the Board of Directors
Gene W. Ray               58      President, Chief Executive Officer and Director
Louis L. Fowler           58      Vice President and Assistant Secretary
Ronald B. Gorda           41      Senior Vice President
Cornelius L. Hensel       60      Senior Vice President
Bernard M. Hirl           53      Senior Vice President and Chief Financial Officer
Frederick L. Judge        62      Senior Vice President
Prabhav Maniyar           37      Senior Vice President, Corporate Development
Charles R. Allen          70      Director
Joseph F. Caligiuri       68      Director
Daniel J. Fink            69      Director
Robert E. La Blanc        62      Director
Thomas G. Pownall         74      Director


    Mr. Webb served as Vice Chairman of the Board of TRW, Inc., a diversified manufacturing company, from June 1978 until December 1981 and President of TRW-Fujitsu Company, a joint venture formed to market Fujitsu's computer projects in the United States, from May 1980 until his retirement in December 1981.

    Dr. Ray was a co-founder of Titan Systems, Inc., the parent of which merged into the Company in 1985. He served as a Director, Chief Executive Officer and President of Titan Systems from its inception in 1981 until the merger. He has been President and Chief Executive Officer of the Company since the merger.

    Mr. Fowler has been Vice President since September 1989. From March 1987 to September 1989 he served as Vice President of Titan Systems, Inc. Prior thereto, Mr. Fowler was Director of Contracts of Titan Systems, Inc. from March 1985 to March 1987.

    Mr. Gorda has been Senior Vice President since February 1995 and President of the Linkabit division of the Company since June 1993. From May 1994 to February 1995 he was a Vice President at Titan. From August 1991 to June 1993 he served as Senior Vice President of the SATCOM Systems business unit of the Linkabit division. Prior thereto, he was Senior Program Manager of the SATCOM Command and Control division of Rockwell International from April 1986 to July 1991.

    Mr. Hensel joined the Company in January 1995 and has been Senior Vice President since February 1995. From January 1994 to December 1994 Mr. Hensel was Senior Vice President and General Manager of the C(3)I Systems Division of CSC Professional Systems Group. From June 1988 to December 1993 he was Senior Vice President and General Manager of the C(3)I Systems Division of Atlantic Research Corporation.

    Mr. Hirl joined the Company in July 1996 as Senior Vice-President and Chief Financial Officer. From January 1984 to March 1996, Mr. Hirl was employed by Unisys Corporation, an information systems and services company, where he held a number of senior financial management positions including Vice President of Finance in both the government and information systems services businesses of Unisys.

    Mr. Judge has been Senior Vice President since February 1994. From January 1991 to January 1994, Mr. Judge was Senior Vice President and Chief Operating Officer of Hughes Communications, Inc., a unit of GM Hughes Electronics Corp. From January 1988 to January 1991, he served as Senior Vice President of Hughes Communications, Inc.

    Mr. Maniyar has been Senior Vice President, Corporate Development since May 1996. From June 1993 to May 1996 he was Chief Financial Officer of Elydne, Inc., Unidyne Corporation and Diversified Control Systems, which were acquired by the Company in May 1996. Prior to that time, Mr. Maniyar held a series of financial positions with NationsBank.

    Mr. Allen was employed by TRW, Inc., a diversified manufacturing company, from 1955 to 1986, where he held a number of executive management positions, including director from 1972 to 1986 and Executive Vice President and Chief Financial Officer from 1977 to 1986.

    Mr. Caligiuri was employed by Litton Industries, Inc., a diversified manufacturing and services company, from 1969 to 1993, where he held a number of executive management positions, including Executive Vice President from September 1981 to April 1993.

    Mr. Fink was employed by General Electric Co. from 1967 to 1982, where he held a number of executive management positions, including Senior Vice President of Corporate Planning and Development, after which he founded and has been the President of D.J. Fink Associates, Inc., a management consulting firm.

    Mr. La Blanc was a General Partner with Salomon Brothers, an investment banking firm, from 1969 to 1979. From 1979 to 1981 he was Vice Chairman of Continental Telecom, Inc., after which he founded and has been the President of Robert E. La Blanc Associates, Inc., a financial and technical consulting firm.

    Mr. Pownall was employed by Martin Marietta Corporation, a diversified manufacturing and services company, from 1963 to 1992 where he held a number of executive management positions, including director from September 1971 to April 1992, Chief Executive Officer from April 1982 to April 1988, and Chairman of the Board of Directors from January 1983 to April 1988.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information relating to the beneficial ownership of the Common Stock by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock as of August 9, 1996.

                                                                                BENEFICIAL
                                                                               OWNERSHIP AS
                                                                                    OF         PERCENT OF
NAME OF BENEFICIAL OWNER                                                      AUGUST 9, 1996      CLASS
----------------------------------------------------------------------------  --------------  -------------
Jack D. Witt................................................................    1,177,584(1)         7.33%
 San Diego, California

BKP Capital Management, Inc.................................................    1,080,000(2)         6.72
 San Francisco, California

-------------------
(1) Based on a Schedule 13D, dated June 5, 1996, filed by Mr. Witt with the Securities and Exchange Commission.

(2) All shares are beneficially owned by BKP Capital Management ("BKP"), Bob K. Pryt, its President and sole shareholder and BKP Partners, L.P. ("BKPP"). BKP, BKPP and Mr. Pryt have shared voting and dispositive power with respect to all 1,080,000 shares. All information concerning BKP, Mr. Pryt and BKPP is based upon information provided to the Company by BKP.

                           DESCRIPTION OF DEBENTURES


    The Debentures will be issued under an indenture (the "Indenture") to be entered into between the Company and Norwest Bank Minnesota N.A., as trustee (the "Trustee"). The following statements are subject to the detailed provisions of the Indenture and are qualified in their entirety by reference to the Indenture, a copy of which will be provided to prospective investors by the Company upon request and is also available for inspection at the office of the Trustee. Wherever particular provisions of the Indenture are referred to, such provisions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.


GENERAL


    The Debentures will represent unsecured general obligations of the Company, subordinate in right of payment to certain other obligations of the Company as described under "Subordination of Debentures," and convertible into Common Stock as described under "Conversion." The Debentures will mature on October , 2003. The Debentures will be limited to $30,000,000 aggregate principal amount ($34,500,000 if the Underwriter's over-allotment option is exercised in full). The Company will pay interest on the Debentures semi-annually on October and
April  of each year, commencing April  , 1997 at the rate of   % per annum and
will pay interest on the Debentures (except defaulted interest) to the persons who are registered holders of Debentures at the close of business on the preceding October and April , respectively (subject to certain exceptions in the case of Debentures redeemed or repurchased upon a Change in Control between a record date and the next succeeding interest payment date). The Company may pay principal and interest by check and may mail an interest check to a holder's registered address. Holders must surrender Debentures to the Paying Agent to collect principal payments.


    The Debentures will be issued without coupons in denominations of $1,000 and whole multiples of $1,000. A holder may transfer or exchange Debentures in accordance with the Indenture. No service charge will be made for any registration of transfer, exchange or conversion of Debentures, except for any tax or other governmental charges that may be imposed in connection with any transfers, registration of transfers or exchanges. The registrar for the Debentures need not transfer or exchange any Debentures selected for redemption. Also, it need not transfer or exchange any Debentures for a period of 15 days before selecting Debentures to be redeemed. The registered holder of a Debenture may be treated as its owner for all purposes.

    Initially, the Trustee will act as Registrar, Paying Agent and Conversion Agent. The Company may appoint an additional, or change any, Paying Agent, Registrar or Conversion Agent without notice. The Company may act in any such capacity.

    The Indenture does not contain any restrictions on the payment of dividends or on the repurchase of securities of the Company or any financial covenants, nor does the Indenture require the Company to maintain any sinking fund or other reserves for repayment of the Debentures.

CONVERSION


    The holders of the Debentures will be entitled at any time after the original issuance thereof and before the close of business on the date of maturity of the Debentures, subject to prior redemption or repurchase, to convert the Debentures, or portions thereof (if the portions are $1,000 or whole multiples thereof) into shares of Common Stock at the conversion price set forth on the cover page of this Prospectus (subject to adjustments as described below). Except as described below, no payment or adjustment will be made for accrued interest on a converted Debenture or for dividends on any Common Stock issued on conversion. If any Debenture is converted between a record date for the payment of interest and the next succeeding interest payment date, unless such Debenture has been called for redemption on a redemption date between such dates, such Debenture must be accompanied by funds equal to the interest payable to the registered holder on such interest payment date on the principal amount so converted. A Debenture converted on an interest payment date need not be accompanied by any payment, and the interest on the principal amount of the Debenture being converted will be paid on such interest payment date to the registered holder of such Debenture on the immediately preceding record date. The Company will not issue fractional shares of Common Stock upon conversion of Debentures and instead will deliver a check in lieu of the fractional share based upon the market value of the Common Stock on the last trading day prior to the conversion date. In the case of Debentures called for redemption, conversion rights will expire at the close of business on the tenth calendar day preceding the redemption date, and in the event any holder exercises its Repurchase Right (as defined below), such holder's conversion right will terminate upon receipt of the written notice of exercise of such Repurchase Right. See "--Repurchase at Option of Holders Upon Change in Control." In the case of Debentures called for redemption on a redemption date between a record date and the opening of business on the next succeeding interest payment date, no interest will be payable on any such Debentures converted during such period.



    The conversion price is subject to adjustment as set forth in the Indenture in certain events, including the payment of dividends or distributions on the Common Stock in shares of capital stock; subdivisions or combinations of the Common Stock into a greater or smaller number of shares; a reclassification of the Common Stock resulting in an issuance of any shares of the capital stock of the Company; the distribution of rights or warrants to all holders of Common Stock entitling them for a period of sixty days or less to purchase Common Stock at less than the then current market price at that time; and the distribution to all holders of Common Stock of assets or debt securities or any rights or warrants to purchase securities, other than Common Stock, of the Company (other than cash dividends or cash distributions payable out of consolidated net income or retained earnings). No adjustment will be required for rights to purchase Common Stock pursuant to any plan of the Company for reinvestment of dividends or interest, or for a change in the par value of the Common Stock. To the extent that Debentures become convertible into cash, no adjustment will be required thereafter as to cash. No adjustment in the conversion price will be made unless such adjustment would require a change of at least $.25 in the conversion price; however, any adjustment that would otherwise be required to be made shall be carried forward and taken into account at the earlier of any subsequent adjustment or three years after the occurrence of the event giving rise to the adjustment. The Company reserves the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as the Company in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by the Company to its stockholders shall not be taxable. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or carrying the right to purchase any of the foregoing. See "Certain Federal Income Tax Consequences--Conversion."


    If the Company reclassifies the Common Stock or merges into, or transfers or leases substantially all of its assets to, another corporation, the holders of the Debentures then outstanding will be entitled thereafter to convert such Debentures into the kind and amount of shares of capital stock, other securities, cash or other assets which they would have owned immediately after such event had such Debentures been converted immediately before the effective date of the transaction.

    Conversion price adjustments may in certain circumstances result in constructive distributions that could be taxable as dividends under the Internal Revenue Code of 1986, as amended, to holders of Debentures or to holders of Common Stock issued upon conversion thereof. See "Certain Federal Income Tax Consequences--Conversion."


OPTIONAL REDEMPTION


    The Debentures may be redeemed on at least 20 and not more than 60 days notice at the option of the Company, in whole at any time or in part from time to time, at the following redemption prices (expressed as percentages of principal), together with accrued interest to the date fixed for redemption, during the twelve month period beginning October , in the years set forth below:


YEAR                             PERCENTAGE
------------------------------  -------------
1999..........................            %
2000..........................
2001..........................
2002..........................


provided, that no redemption may be made prior to October , 1999. If less than all the Debentures are to be redeemed, the Trustee will select the Debentures to be redeemed on a pro rata basis, by lot, by such method as may be required by an exchange on which the Debentures are listed or by any other method the Trustee, in its discretion, deems fair.


REPURCHASE AT OPTION OF HOLDERS UPON CHANGE IN CONTROL

    Upon any Change in Control (as defined below) with respect to the Company, each holder of Debentures shall have the right (the "Repurchase Right"), at the holder's option, to require the Company to repurchase all of such holder's Debentures, or a portion thereof which is $1,000 or any integral multiple thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined below) at a price equal to 100% of the principal amount of the Debentures, plus accrued interest, if any, to the Repurchase Date.

    Within 30 days after the occurrence of a Change in Control, the Company is obligated to mail to all holders of record of the Debentures a notice (the "Company Notice") of the occurrence of such Change in Control and the Repurchase Right arising as a result thereof. The Company shall deliver a copy of the Company Notice to the Trustee and shall cause a copy of such notice to be published in THE WALL STREET JOURNAL or another newspaper of national circulation. To exercise the Repurchase Right, a holder of Debentures must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Company (or an agent designated by the Company for such purpose) and the Trustee of the holder's exercise of such right together with the Debentures with respect to which the right is being exercised, duly endorsed for transfer.

CHANGE IN CONTROL

    A "Change in Control" of the Company means (i) the acquisition by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or (ii) individuals who, as of the date of the Indenture, constitute the Board of Directors (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board; or (iii) approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities; or (iv) a liquidation or dissolution of the Company (other than pursuant to the United States Bankruptcy Code) or the conveyance, transfer or leasing of all or substantially all of the assets of the Company.

    No quantitative or other established meaning has been given to the phrase "all or substantially all" (which appears in the definition of Change in Control) by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of assets conveyed and the proportion of an entity's income derived from the assets conveyed. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a Change in Control may have occurred (and, accordingly, whether or not the holders of Debentures will have the right to require the Company to repurchase their Debentures).


    The occurrence of a Change in Control would, in most cases, permit the lenders to require prepayment of some or all amounts outstanding under the Company's bank lines of credit and other debt agreements. See "Capitalization." In the event of a Change in Control, any repurchase of the Debentures could, absent payment in full of any amounts outstanding under such credit facilities or waiver, be prevented by the subordination provisions of the Debentures. See "--Subordination of Debentures." Failure by the Company to repurchase the Debentures when required will result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions. The right to require the Company to repurchase the Debentures could delay or deter a Change in Control of the Company, whether or not such Change in Control were supported by the Board of Directors of the Company.


    If a Change in Control occurs, there can be no assurance that the Company would have sufficient funds or financing to repay any Senior Debt then required to be repaid or to repurchase any or all Debentures then required to be repurchased under the Indenture.

    If an offer is made to repurchase Debentures as a result of a Change in Control, the Company intends to comply with all tender offer rules, including but not limited to Section 13(e) and 14(e) under the Exchange Act and Rules 13c-1 and 14c-1 thereunder, to the extent applicable to such offer.

SUBORDINATION OF DEBENTURES

    Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, the payment of the principal of and premium, if any, and interest on the Debentures will be subordinated, to the extent provided in the Indenture, in right of payment to the prior payment in full of all Senior Debt.

    No payment of principal of or premium, if any, or interest may be made by the Company, directly or indirectly, on the Debentures (including any repurchase pursuant to the exercise of the Repurchase Right) or to acquire any of the Debentures at any time if a default in payment of the principal of or premium, if any, or interest on Senior Debt exists, unless and until such default shall have been cured or waived or shall have ceased to exist. During the continuance of any event of default with respect to any Senior Debt, as such event of default is defined under any such Senior Debt or in any agreement pursuant to which any Senior Debt has been issued (other than default in payment of the principal of, or premium, if any, or interest on any Senior Debt), permitting the holders thereof to accelerate the maturity thereof, no payment may be made by the Company, directly or indirectly, with respect to principal of or premium, if any, or interest on the Debentures for 90 days following written notice to the Company, from any holder or holders thereof or their representative or representatives or the trustee or trustees under any indenture under which any instrument evidencing any such Senior Debt may have been issued, that such an event of default has occurred and is continuing. However, if the maturity of such Senior Debt is accelerated, no payment may be made on the Debentures until such Senior Debt that has matured has been paid or such acceleration has been cured or waived.

    Senior Debt is defined in the Indenture as Debt (as defined below) of the Company outstanding at any time except Debt that by its terms is subordinate in right of payment to the Debentures or Debt that is not otherwise senior in right of payment to the Debentures. Senior Debt does not include Debt of the Company to any of its subsidiaries. Debt is defined with respect to any person as the principal of, and premium, if any, and interest on (a) all indebtedness of such person for borrowed money (including all indebtedness evidenced by notes, bonds, debentures or other securities sold by such person for money), (b) all indebtedness incurred by such person in the acquisition (whether by way of purchase, merger, consolidation or otherwise and whether by such person or another person) of any business, real property or other assets (except assets acquired in the ordinary course of the conduct of the acquiror's usual business), (c) guarantees by such person of indebtedness described in clause (a) or (b) of any other person, (d) all renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee, (e) all reimbursement obligations of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person, (f) all capital lease obligations of such person, and (g) all net obligations of such person under interest rate swap or similar agreements of such person. There are no restrictions in the Indenture upon the creation of additional Senior Debt by the Company, or on the creation of any indebtedness by the Company or any of its subsidiaries. As of September 30, 1996, the Company had Senior Debt (excluding accrued interest) of approximately $29.7 million.


    By reason of the subordination provisions described above, in the event of insolvency, funds which would otherwise be payable to Debentureholders will be paid to the holders of Senior Debt to the extent necessary to pay Senior Debt in full. As a result of these payments, general creditors of the Company may recover less, ratably, than holders of Senior Debt and such general creditors may recover more, ratably, than holders of Debentures or other subordinated indebtedness of the Company.

MERGER OR CONSOLIDATION

    The Indenture will not permit the Company to consolidate with, or merge into, or transfer or lease all or substantially all of its assets to, another person unless such other person is a corporation organized under the laws of the United States, any State thereof or the District of Columbia and such person assumes by supplemental indenture all the obligations of the Company under the Debentures and the Indenture, and immediately after giving effect to the transaction, no default shall exist.

DEFAULTS AND REMEDIES


    An Event of Default includes the occurrence of any of the following: default for 30 days in payment of interest; default in payment of principal at maturity, upon redemption or exercise of a Repurchase Right or otherwise; default in payment on Debt at maturity of at least $5,000,000 principal amount and continuance of such default for 30 days after notice given in accordance with the Indenture, or default on Debt and, as a result, payment of at least $5,000,000 principal amount of Debt is accelerated without such acceleration having been cured, waived, rescinded, or annulled for 30 days after notice given in accordance with the Indenture; failure by the Company for 60 days after notice to it to comply with any of its other agreements in the Indenture or the Debentures; and certain events of bankruptcy or insolvency. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Debentures may declare all the Debentures to be due and payable immediately, except for defaults due to certain events of bankruptcy or insolvency in which case if an Event of Default occurs and is continuing, automatically the principal of all the Debentures and the interest thereon shall become immediately due and payable. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debentures. Subject to certain limitations, holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust power. The Trustee may withhold from Debentureholders notice of any default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company is required to file with the Trustee annually an officers' statement as to the absence of defaults in fulfilling any of its obligations under the Indenture.


MODIFICATIONS OF THE INDENTURE


    The Company and the Trustee may amend the Indenture without notice to any Debentureholder but with the written consent of the holders of a majority in principal amount of the outstanding Debentures. However, without the consent of each Debentureholder affected, an amendment may not: (i) reduce the amount of Debentures whose holders must consent to an amendment; (ii) reduce the rate or change the time for payment of interest on any Debenture; (iii) reduce the principal of or change the fixed maturity of any Debenture (including, without limitation, the optional redemption provisions or the Repurchase Right); (iv) make any Debenture payable in money other than that stated in the Debenture; (v) change the provisions of the Indenture regarding the right of a majority of the Debentureholders to waive defaults under the Indenture or impair the right of any Debentureholder to institute suit for the enforcement of any payment of principal and interest on the Debentures on and after their respective due dates; (vi) make any change that adversely affects the rights to convert any Debenture; or (vii) make any change in the terms of the Debentures that adversely affects the rights of any Debentureholder.

SATISFACTION AND DISCHARGE OF INDENTURE


    The Indenture will be discharged and cancelled upon the satisfaction of certain conditions, including the payment of all the Debentures or the deposit with the Trustee, within not more than six months prior to the maturity of the Debentures or within one year of redemption of all of the Debentures, of funds sufficient for such payment or redemption.


REPORTS TO HOLDERS OF DEBENTURES

    The Company will regularly furnish to each holder of Debentures copies of its annual report to stockholders, containing audited financial statements, and any other financial reports which the Company furnishes to its stockholders.

TRUSTEE AND TRANSFER AGENT


    The Trustee and transfer agent for the Debentures is Norwest Bank Minnesota N.A. American Stock Transfer and Trust Company currently serves as the transfer agent for the Common Stock.


LISTING


    The Debentures are a new issue of securities for which there is currently no public market. The Company has applied to list the Debentures for trading on the NYSE. No assurance can be given, however, as to the liquidity of or trading market for the Debentures.


BOOK ENTRY


    The Debentures will initially be issued in the form of one or more Debentures in global form (a "Global Security"). Upon the issuance of a Global Security, the Depository or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the Debentures represented by such Global Security. Such accounts will be designated by the Underwriter with respect to Debentures placed by the Underwriter for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the Depository ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest through such participant will be effected only through, records maintained by such participant. The foregoing may impair the ability to transfer beneficial interests in a Global Security.


    Payment of principal, premium, if any, and interest on Debentures represented by any such Global Security will be made to the Depository or its nominee, as the case may be, as the sole Holder of the Debentures represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company or the Trustee or the Underwriter will have any responsibility or liability for any aspect of the Depository's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Debentures or for maintaining, supervising or reviewing any of the Depository's records relating to such beneficial ownership interests.

    The Company has been advised by the Depository that, upon receipt of any payment of principal, premium, if any, or interest on any Global Security, the Depository will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depository. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants.

    A Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor of such Depository or a nominee of such successor. If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company or the Depository within 90 days, the Company will issue Debentures in definitive form in exchange for the Global Security. In addition, the Company may at any time and in its sole discretion determine not to have the Debentures represented by the Global Security and, in such event, the Company will issue Debentures in definitive form in exchange for the Global Security. In either instance, an owner of a beneficial interest in the Global Security will be entitled to have Debentures equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debentures in definitive form. Debentures so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. Principal, premium, if any, and interest on the Debentures will be payable, and the Debentures may be presented for registration of transfer or exchange, at the offices of the Trustee.

    So long as the Depository for a Global Security, or its nominees, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole Holder of the Debentures represented by such Global Security for the purposes of receiving payment on the Debentures, receiving notices and for all other purposes under the Indenture and the Debenture. Beneficial interests in Debentures will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depository and its participants. Cede & Co. has been appointed as the nominee of the Depository. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to and will not be considered the Holders thereof for any purposes under the Indenture. Accordingly, any such person owning a beneficial interest in such a Global Security must rely on the procedures of the Depository, and, if any such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Indenture provides that the Depository may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a Holder is entitled to give or take under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a Holder is entitled to give or take under the Indenture, the Depository would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    The Depository has advised the Company that the Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The Depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the Underwriter), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                          DESCRIPTION OF CAPITAL STOCK


    The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $.01 per share, and 2,500,000 shares of Preferred Stock, par value $1.00 per share. As of October 2, 1996, there were 16,158,618 shares of Common Stock outstanding, 694,872 shares of Cumulative Convertible Preferred Stock outstanding and 500,000 shares of Series B Cumulative Convertible Redeemable Preferred Stock outstanding.


COMMON STOCK

    Holders of outstanding Common Stock are entitled to such dividends as may be declared by the Company Board of Directors out of the assets legally available for that purpose, and are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. The holders of shares of Common Stock do not have cumulative voting rights. Therefore, the holders of more than 50% of the Common Stock voting for the election of directors (together with any other classes of capital stock entitled to vote therewith) can elect all the directors, and the remaining holders will not be able to elect any directors. The holders of Common Stock have no pre-emptive or other subscription rights, and there are no conversion or redemption or sinking fund provisions with respect to such shares.

    All of the outstanding shares of Common Stock will be, when issued upon conversion of the Debentures, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK


    The Company's Board of Directors is authorized to issue up to 2,500,000 shares of Preferred Stock in one or more series, from time to time, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, as may be provided in a resolution or resolutions adopted by the Company's Board of Directors. The authority of the Company's Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to shares of such class or any series thereof: (i) the number of such shares; (ii) the dividend rate and the date from which dividends are to be cumulative, if any; (iii) whether such shares are to be redeemable and, if so, the terms and amount of any sinking fund providing for the purchase or redemption of such shares; (iv) whether such shares shall be convertible, and, if so, the terms and provisions thereof; (v) what restrictions are to apply, if any, on the issue or reissue of any additional shares of Preferred Stock; (vi) the rights of such shares in the event of a liquidation or dissolution, or upon the distribution of assets of the Company; and (vii) whether such shares have voting rights. Shares of Preferred Stock may be issued with a preference over the Common Stock as to the payment of dividends.


    Classes of stock such as the Preferred Stock may be used, in certain circumstances, to create voting impediments on extraordinary corporate transactions or to frustrate persons seeking to effect a merger or otherwise to gain control of the Company. For the foregoing reasons, any shares of Preferred Stock issued by the Company could have an adverse effect on the rights of the holders of the Common Stock.

    The Company presently has authorized the issuance of three series of Preferred Stock, each of which is described more fully below.


    CUMULATIVE CONVERTIBLE PREFERRED STOCK. As of October 2, 1996, the Company had issued and outstanding 694,872 shares of its $1.00 Cumulative Convertible Preferred Stock (the "Cumulative Convertible Preferred Stock"). The Cumulative Convertible Preferred Stock accrues dividends at a rate of $1.00 per share per annum, payable quarterly in arrears cumulatively. The Cumulative Convertible Preferred Stock entitles the holder thereof to one-third vote per outstanding share, voting together as a class with the holders of the Company's Common Stock (and any other series or classes of capital stock entitled to vote therewith) on all matters submitted for a stockholder vote. If and whenever accrued dividends on the Cumulative Convertible Preferred Stock have not been paid in an amount sufficient to constitute six consecutive quarterly dividends, then upon such event, the holders of the Cumulative Convertible Preferred Stock, voting separately as a class, are entitled at any annual meeting of stockholders, or special meeting held in place thereof, to elect two directors until all dividends in default on the Cumulative Convertible Preferred Stock have been paid in full. The Cumulative Convertible Preferred Stock is convertible at any time at the option of the holder thereof into two-thirds of a share of the Company's Common Stock (subject to customary anti-dilution adjustments). The Cumulative Convertible Preferred Stock is redeemable at the Company's option at a redemption price of $20.00 per share, plus accrued but unpaid dividends. Upon liquidation, the holders of the Cumulative Convertible Preferred Stock are entitled to receive $20.00 per share, plus accrued but unpaid dividends, before any distribution is made to the holders of the Common Stock.



    SERIES B PREFERRED STOCK. As of October 2, 1996, the Company had issued and outstanding 500,000 shares of its Series B Cumulative Convertible Redeemable Preferred Stock (the "Series B Preferred Stock"). The Series B Preferred Stock accrues dividends at a rate of 6% per annum payable quarterly in arrears cumulatively, has a liquidation preference of $6.00 per share plus accrued and unpaid dividends (the "Series B Liquidation Preference") and entitles the holder thereof to one vote per outstanding share, voting together as a class with the holders of shares of outstanding Common Stock (and any other series or classes entitled to vote therewith) on all matters submitted for a stockholder vote. The Series B Preferred Stock is convertible at the holder's option into shares of Common Stock at a conversion price of $9.00 per share (subject to customary anti-dilution adjustments) on or after

November 24, 1996 until November 24, 1997. The Series B Preferred Stock also is redeemable at the Series B Liquidation Preference (i) at the holder's option, after May 24, 1998 until May 24, 2001, and (ii) at Titan's option, after May 24, 2001 until May 24, 2006.


    SERIES A JUNIOR PREFERRED STOCK; RIGHTS PLAN. On August 17, 1995, the Company's Board of Directors adopted a Shareholder Rights Plan and subsequently distributed one Preferred Stock purchase right (a "Right") for each outstanding share of the Company's Common Stock. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Series A Junior Preferred Stock") at a price of $42.00 per one one-hundredth of a share of Series A Junior Preferred Stock (subject to customary anti-dilution adjustments). The Rights become exercisable if a person or group acquires, in a transaction not approved by the Company's Board of Directors, 15% or more of the Company's Common Stock or announces a tender offer for 15% or more of the Company's Common Stock.



    If a person or group acquires 15% or more of the Company's Common Stock, each Right (other than Rights held by the acquiring person or group which become void) will entitle the holder to receive upon exercise a number of shares of Company Common Stock having a market value of twice the Right's exercise price. If the Company is acquired in a transaction not approved by the Board of Directors, each Right may be exercised for common shares of the acquiring company having a market value of twice the Right's exercise price. The Company may redeem the Rights at $.01 per Right, subject to certain conditions. The Rights expire on August 17, 2005.



    The Series A Junior Preferred Stock is not redeemable by the Company. Each share of Series A Junior Preferred Stock is entitled to a minimum preferential quarterly dividend payment of $1.00 per share but is entitled to an aggregate dividend of 100 times the amount of any dividend declared per share on the Company's Common Stock. In the event of liquidation, the holders of the Series A Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per outstanding share of Common Stock. Each share of Series A Junior Preferred Stock will have 100 votes, voting together with the outstanding shares of Common Stock (and any other series or classes entitled to vote therewith) on all matters submitted for a stockholder vote. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Series A Junior Preferred Stock will be entitled to receive 100 times the amount received per outstanding share of Common Stock. These rights are protected by customary anti-dilution provisions. As of October 2, 1996, no shares of Series A Junior Preferred Stock were issued and outstanding, although the Company had reserved for issuance 250,000 shares of its Series A Junior Preferred Stock.


LIQUIDATION AND OTHER RIGHTS

    Upon liquidation, the holders of Common Stock are entitled to share ratably in assets available for distribution to stockholders after satisfaction of any liquidation preferences of outstanding Preferred Stock. The issuance of any shares of a series of Preferred Stock in future financings, acquisitions or otherwise may result in dilution of voting power and relative equity interest of the holders of shares of Common Stock and will subject the Common Stock to the prior dividend and liquidation rights of the outstanding shares of the series of Preferred Stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    Section 203 of the General Corporation Law of Delaware prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless upon consummation of such transaction the interested stockholder owned 85% of the voting stock of the corporation outstanding at the time the transaction commenced or unless the business combination is, or the transaction in which such person became interested stockholder was, approved in a prescribed manner. A "business combination" includes a merger, an asset sale and any other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock.

TRANSFER AGENT

    The transfer agent for the Common Stock is American Stock Transfer and Trust Company.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a summary of the material federal income tax consequences expected to result to original holders from the purchase, ownership, conversion and disposition of the Debentures. This summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth below. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Moreover, no assurance can be offered that the Internal Revenue Service (the "Service") will not take contrary positions, and no rulings from the Service have been or will be sought.

    The following summary is for general information only. The summary does not discuss all aspects of federal income taxation that may be relevant to particular holders in light of their specific circumstances or to certain types of holders that may be subject to special rules (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States). EACH PURCHASER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING, CONVERTING AND DISPOSING OF THE DEBENTURES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

STATED INTEREST

    Stated interest on the Debentures will be reported to holders and the Service, and generally will be taxable to the holders as ordinary income in accordance with their methods of accounting for tax purposes.

BACKUP WITHHOLDING

    A holder may be subject to backup withholding at the rate of 31% with respect to interest paid on and gross proceeds from a sale of the Debentures, unless (i) the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates the relevant facts or (ii) the holder provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder who does not provide the Company with his or her correct taxpayer identification number may be subject to penalties imposed by the Service. The Company will report to the holders and the Service the amount of any "reportable payments" (including stated interest on the Debentures) and any amount withheld with respect to the Debentures during the calendar year. The amount of any backup withholding generally will be allowed as a credit against the holder's federal income tax liability, and excess withholdings may entitle the holder to a refund.

CONVERSION


    A holder should not recognize gain or loss on the conversion of a Debenture into Common Stock, except with respect to cash received in lieu of fractional shares and except to the extent that the Common Stock issued upon conversion is attributed to accrued interest on the Debentures. (To the extent the Debentures converted are subject to accrued market discount, which might occur for subsequent purchasers of the Debentures as is described below, the amount of the accrued market discount will carry over to the Common Stock on conversion and will be treated as ordinary income on disposition of the Common Stock.) If Common Stock is received by a holder without recognition of gain or loss, the holding period of the Common Stock received upon conversion of a Debenture will include the period during which the Debenture was held (provided the Debenture was a capital asset in the hands of the holder prior to the conversion), and the holder's aggregate tax basis in the Common Stock will be equal to his or her tax basis in the Debenture surrendered, less any tax basis allocable to any fractional share that otherwise would have been received.


    A holder will recognize taxable gain or loss on cash received in lieu of fractional shares of Common Stock in an amount equal to the difference between the amount of cash received and the portion of the holder's adjusted tax basis in the Debenture allocable to the fractional shares. The gain or loss should be capital gain or loss if the fractional shares are capital assets in the hands of the holder and should be long-term capital gain or loss if the fractional shares have been deemed held for more than one year.

    Adjustments in the conversion price of the Debentures made pursuant to the anti-dilution provisions to reflect distributions to holders of Common Stock may result in constructive distributions to holders that could be taxable to them as dividends pursuant to Section 305 of the Code.

TAXABLE DISPOSITION


    In general, a holder will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a Debenture measured by the difference between (i) the amount realized (the amount of cash and the fair market value of property received) and (ii) the holder's tax basis in the Debenture (for subsequent purchasers of Debentures, either as increased by any market discount previously included in income by the holder or as decreased by any amortizable bond premium previously deducted by the holder). Any such gain or loss will generally be long-term capital gain or loss, provided the Debenture was a capital asset in the hands of the holder and had been held for more than one year. If any portion of the amount realized by the holder is attributable to accrued but as yet unreported interest income, it will not be taken into account in determining any gain or loss, and instead will be reportable as ordinary income.


    Original holders should be aware that subsequent holders who acquire the Debentures at a discount or a premium may be affected by the market discount and amortizable bond premium provisions of the Code described generally below.

MARKET DISCOUNT

    Purchasers of Debentures should be aware that subsequent holders may be affected by the market discount provisions of the Code. A purchase at a market discount includes a purchase at or after the original issue at a price below the stated redemption price at maturity. Those rules generally provide that, subject to a statutorily-defined DE MINIMIS exception, if a holder of a debt instrument purchases it at a market discount and later recognizes gain on a disposition of the debt instrument (including a gift), the lesser of the gain (or appreciation, in the case of a gift) or the portion of the market discount that accrued while the debt instrument was held by the holder will be treated as ordinary interest income at the time of the disposition.

    The market discount rules also provide that a holder who acquires a debt instrument at market discount (and who does not elect to include the market discount in income on a current basis) may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry that debt instrument until the holder disposes of the debt instrument in a taxable transaction.

    The Debentures provide that they may be redeemed, in whole or in part, before maturity. If some or all of the Debentures are redeemed in part, each holder of a Debenture acquired at a market discount would be required to treat the principal payment as ordinary interest income to the extent of any accrued market discount on such Debenture.

    A holder of a debt instrument acquired at a market discount may elect to have market discount accrue on a constant interest rate basis (as opposed to a straight line basis). In addition, a holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount accrues, either on a straight line basis or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by the holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Service. If a holder elects to include market discount in income in accordance with the preceding sentence, the rules described above concerning the recognition of ordinary income on a sale or certain other dispositions of such a Debenture and the deferral of interest deductions on indebtedness related to such a Debenture would not apply.

AMORTIZABLE BOND PREMIUM

    Purchasers of Debentures also should be aware that subsequent holders may be affected by the amortizable bond premium provisions of the Code. Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, the excess may constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method and deduct over the period from his or her acquisition date to the obligation's maturity date. A holder who elects to amortize bond premium must reduce his or her tax basis in the related obligation by the amount of the aggregate deductions allowable for amortizable bond premium.

    In the case of a debt instrument, such as a Debenture, that may be called at a premium prior to maturity, an earlier call date of the debt instrument is treated as the maturity date of the debt instrument and the amount of bond premium is determined by treating the amount payable on that call date as the amount payable at maturity if the calculation produces a smaller amortizable bond premium than the method described in the preceding paragraph. If a holder of a debt instrument is required to amortize and deduct bond premium by reference to a certain call date, the debt instrument, if not called on such date, will be treated as reissued on that date for the amount so payable for purposes of the subsequent application of the bond premium rules. If a debt instrument purchased at a premium is redeemed prior to its maturity, a purchaser who has elected to deduct bond premium may be permitted to deduct any remaining unamortized bond premium as an ordinary loss in the taxable year of redemption.


    The amortizable bond premium deduction is treated as an offset to interest income on the related security for federal income tax purposes. Each potentially affected holder is urged to consult his or her tax advisor as to the consequences of the treatment of any such premium as an offset to interest income for federal income tax purposes.

    THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PURCHASER OF DEBENTURES SHOULD CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP, CONVERSION AND DISPOSITION OF THE DEBENTURES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement filed as an exhibit to the Registration Statement, the Company has agreed to sell to Dillon, Read & Co. Inc. (the "Underwriter") and the Underwriter has agreed to purchase the Debentures. If any Debentures are purchased by the Underwriter, all Debentures will be so purchased.


    The Underwriter proposes to offer the Debentures directly to the public at the price to public set forth on the cover page of this Prospectus or at such
price less a concession of   % of the principal amount of Debentures on sales to
certain dealers. The Underwriter may allow, and such dealers may reallow, a
concession not in excess of   % of the principal amount on sales to certain
other dealers.


    The offering of the Debentures is made for delivery when, as, and if accepted by the Underwriter and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriter reserves the right to reject any order for the purchase of Debentures. After the Debentures are released for sale to the public, the offering price and concession may be changed by the Underwriter.

    The Company has granted to the Underwriter an option, which must be exercised within 30 days after the date of this Prospectus, to purchase up to an additional $4,500,000 in aggregate principal amount of Debentures to cover over-allotments, if any, on the same terms per Debenture.


    The Company and its officers and directors have agreed that until 180 days after the date of the Underwriting Agreement, without the prior written consent of the Underwriter, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company which are, or which are convertible into or exchangeable or exercisable for securities which are, substantially similar to the Debentures or Common Stock other than the Debentures, or the Common Stock issuable upon conversion of the Debentures.


    The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriter may be required to make in respect thereof.


    The Debentures are a new issue of securities for which there is currently no public market. The Company has applied to list the Debentures for trading on the NYSE. No assurance can be given, however, as to the liquidity of or trading market for the Debentures.


                                 LEGAL MATTERS

    The legality of the Debentures will be passed upon for the Company by Latham & Watkins, San Diego, California. Certain legal matters will be passed upon for the Underwriter by Gibson, Dunn & Crutcher LLP, New York, New York.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The audited financial statements included or incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Public Accountants..................................   F-2

Consolidated Statements of Operations for the years ended December 31,
 1993, 1994 and 1995......................................................   F-3

Consolidated Balance Sheets as of December 31, 1994 and 1995..............   F-4

Consolidated Statements of Cash Flows for the years ended December 31,
 1993, 1994 and 1995......................................................   F-5

Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1993, 1994 and 1995.........................................   F-6

Notes to Consolidated Financial Statements................................   F-7

Unaudited Consolidated Statement of Operations for the six months ended
 June 30, 1995 and June 30, 1996..........................................  F-17

Consolidated Balance Sheet as of December 31, 1995 and Unaudited
 Consolidated Balance Sheet as of June 30, 1996...........................  F-18

Unaudited Consolidated Statement of Cash Flows for the six months ended
 June 30, 1995 and June 30, 1996..........................................  F-19

Unaudited Consolidated Statement of Stockholders' Equity for the six
 months ended June 30, 1995 and June 30, 1996.............................  F-20

Notes to Unaudited Consolidated Financial Statements......................  F-21

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and
Board of Directors of The Titan Corporation:

    We have audited the accompanying consolidated balance sheets of The Titan Corporation (a Delaware corporation) and subsidiaries as of December 31, 1995, and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Titan Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

    As explained in Note 5 to the consolidated financial statements, effective January 1, 1993, the Company changed its method of accounting for income taxes.

                                          ARTHUR ANDERSEN LLP

San Diego, California
February 28, 1996

                             THE TITAN CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1993        1994        1995
                                                                                ----------  ----------  ----------
Revenues......................................................................  $  149,414  $  136,206  $  133,967
                                                                                ----------  ----------  ----------
Costs and expenses:
  Cost of revenues............................................................     134,574      99,921     102,231
  Selling, general and administrative expense.................................      27,230      22,511      23,538
  Research and development expense............................................       2,257       5,339       5,904
  Restructuring and other (income) expense, net...............................          --      (1,200)      6,249
                                                                                ----------  ----------  ----------
  Total costs and expenses....................................................     164,061     126,571     137,922
                                                                                ----------  ----------  ----------
Operating profit (loss).......................................................     (14,647)      9,635      (3,955)
Interest expense..............................................................      (1,590)       (923)     (1,154)
Interest income...............................................................          84         291          95
                                                                                ----------  ----------  ----------
Income (loss) before income taxes and cumulative effect of change
 in accounting................................................................     (16,153)      9,003      (5,014)
Income tax provision (benefit)................................................      (6,547)      3,050      (1,207)
                                                                                ----------  ----------  ----------
Net income (loss) before cumulative effect of change in accounting............      (9,606)      5,953      (3,807)
Cumulative effect as of January 1, 1993, of change in accounting for income
 taxes........................................................................       1,700          --          --
                                                                                ----------  ----------  ----------
Net income (loss).............................................................      (7,906)      5,953      (3,807)
Dividend requirement on preferred stock.......................................        (695)       (695)       (695)
                                                                                ----------  ----------  ----------
Net income (loss) applicable to common stock..................................  $   (8,601) $    5,258  $   (4,502)
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
Per Average Common Share:
  Income (loss) before cumulative effect of change in accounting..............  $     (.87) $      .40  $     (.33)
  Cumulative effect of change in accounting for income taxes..................         .14          --          --
                                                                                ----------  ----------  ----------
  Net income (loss)...........................................................  $     (.73) $      .40  $     (.33)
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                             THE TITAN CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS OF DOLLARS, EXCEPT PAR VALUES)
                                     ASSETS

                                                                                               AS OF DECEMBER 31,
                                                                                              --------------------
                                                                                                1994       1995
                                                                                              ---------  ---------
Current Assets:
  Cash and cash equivalents.................................................................  $   5,129  $   5,833
  Accounts receivable--net..................................................................     36,164     39,360
  Inventories...............................................................................      7,155     10,399
  Prepaid expenses and other current assets.................................................      2,430      2,872
  Deferred income taxes.....................................................................      4,769      4,809
                                                                                              ---------  ---------
      Total current assets..................................................................     55,647     63,273
Property and equipment--net.................................................................     12,932     18,295
Goodwill--net of accumulated amortization of $3,289 and $3,842..............................      4,103      3,550
Other assets................................................................................      9,221     10,052
                                                                                              ---------  ---------
      Total assets..........................................................................  $  81,903  $  95,170
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................................................  $   7,402  $  10,184
  Line of credit............................................................................         --      9,200
  Current portion of long-term debt.........................................................        556      1,019
  Accrued compensation and benefits.........................................................     11,000      9,192
  Other accrued liabilities.................................................................     15,250     13,803
                                                                                              ---------  ---------
      Total current liabilities.............................................................     34,208     43,398
                                                                                              ---------  ---------
Long-term debt..............................................................................        765      4,281
                                                                                              ---------  ---------
Other non-current liabilities...............................................................      8,162      8,852
                                                                                              ---------  ---------
Commitments and contingencies...............................................................

Stockholders' Equity:
  Preferred stock; $1 par value; authorized 2,500,000 shares:
    Cumulative convertible, $13,897 liquidation preference:
      694,872 shares issued and outstanding.................................................        695        695
    Series A junior participating: none issued..............................................         --         --
  Common stock: $.01 par value; authorized 30,000,000 shares;
   issued and outstanding: 14,632,458 and 15,087,087 shares.................................        146        151
  Capital in excess of par value............................................................     27,860     31,148
  Retained earnings.........................................................................     14,671     10,169
  Treasury stock (1,521,534 and 1,161,147 shares), at cost..................................     (4,604)    (3,524)
                                                                                              ---------  ---------
      Total stockholders' equity............................................................     38,768     38,639
                                                                                              ---------  ---------
      Total liabilities and stockholders' equity............................................  $  81,903  $  95,170
                                                                                              ---------  ---------
                                                                                              ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                             THE TITAN CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                                    FOR THE YEARS ENDED DECEMBER
                                                                                                 31,
                                                                                   -------------------------------
                                                                                     1993       1994       1995
                                                                                   ---------  ---------  ---------
Cash Flows from Operating Activities:
  Net income (loss)..............................................................  $  (7,906) $   5,953  $  (3,807)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Restructuring activities.....................................................         --     (1,200)      (486)
    Cumulative effect of accounting change.......................................     (1,700)        --         --
    Depreciation and amortization................................................      4,495      3,424      4,117
    Deferred income taxes and other..............................................     (3,354)       681        178

  Change in operating assets and liabilities (net of effects of sale of businesses):
    Accounts receivable..........................................................      1,850      8,091     (3,196)
    Inventories..................................................................      3,332       (494)    (3,287)
    Prepaid expenses and other assets............................................       (406)       160        811
    Accounts payable.............................................................      2,347        (44)     2,782
    Income taxes payable.........................................................     (1,688)        --         --
    Accrued compensation and benefits............................................        892      1,559     (1,808)
    Other liabilities............................................................      8,150    (12,218)    (1,249)
                                                                                   ---------  ---------  ---------
        Net cash provided by (used for) operating activities.....................      6,012      5,912     (5,945)
                                                                                   ---------  ---------  ---------

Cash Flows from Investing Activities:
  Proceeds, net of transaction costs, from sale of businesses....................         --     16,766      1,835
  Capital expenditures...........................................................     (6,301)    (6,244)    (8,988)
  Capitalized software costs.....................................................        (22)    (1,345)    (1,957)
  Other..........................................................................        139         33        117
                                                                                   ---------  ---------  ---------
        Net cash provided by (used for) investing activities.....................     (6,184)     9,210     (8,993)
                                                                                   ---------  ---------  ---------

Cash Flows from Financing Activities:
  Additions to debt..............................................................      2,500         --     13,800
  Retirements of debt............................................................       (958)   (16,871)      (621)
  Proceeds from stock issuances..................................................        355      2,199      3,158
  Dividends paid.................................................................       (695)      (695)      (695)
                                                                                   ---------  ---------  ---------
        Net cash provided by (used for) financing activities.....................      1,202    (15,367)    15,642
                                                                                   ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents.............................      1,030       (245)       704
Cash and cash equivalents at beginning of year...................................      4,344      5,374      5,129
                                                                                   ---------  ---------  ---------
Cash and cash equivalents at end of year.........................................  $   5,374  $   5,129  $   5,833
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                             THE TITAN CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                             CAPITAL IN
                                                    PREFERRED     COMMON      EXCESS OF   RETAINED   TREASURY
                                                      STOCK        STOCK      PAR VALUE   EARNINGS     STOCK      TOTAL
                                                   -----------  -----------  -----------  ---------  ---------  ---------
Balances at December 31, 1992....................   $     695    $     136    $  24,618   $  18,014  $  (7,447) $  36,016
  Exercise of stock options and other............          --            2          356          --         (3)       355
  Shares contributed to employee benefit plans...          --           --           --          --      1,551      1,551
  Dividends on preferred stock--
   $1 per share..................................          --           --           --        (695)        --       (695)
  Net loss.......................................          --           --           --      (7,906)        --     (7,906)
                                                          ---          ---   -----------  ---------  ---------  ---------
Balances at December 31, 1993....................         695          138       24,974       9,413     (5,899)    29,321
  Exercise of stock options......................          --            8        2,191          --         --      2,199
  Shares contributed to employee benefit plans
   and other.....................................          --           --           --          --      1,295      1,295
  Income tax benefit from employee stock
   transactions..................................          --           --          695          --         --        695
  Dividends on preferred stock--
   $1 per share..................................          --           --           --        (695)        --       (695)
  Net income.....................................          --           --           --       5,953         --      5,953
                                                          ---          ---   -----------  ---------  ---------  ---------
Balances at December 31, 1994....................         695          146       27,860      14,671     (4,604)    38,768
  Stock issuance.................................          --           --        1,413          --        912      2,325
  Exercise of stock options......................          --            5        1,209          --       (381)       833
  Shares contributed to employee benefit plans...          --           --          322          --        549        871
  Income tax benefit from employee stock
   transactions..................................          --           --          344          --         --        344
  Dividends on preferred stock--
   $1 per share..................................          --           --           --        (695)        --       (695)
  Net loss.......................................          --           --           --      (3,807)        --     (3,807)
                                                          ---          ---   -----------  ---------  ---------  ---------
Balances at December 31, 1995....................   $     695    $     151    $  31,148   $  10,169  $  (3,524) $  38,639
                                                          ---          ---   -----------  ---------  ---------  ---------
                                                          ---          ---   -----------  ---------  ---------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                             THE TITAN CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS. The Titan Corporation provides engineering, technical, management and consulting services in the areas of national security, software systems, communication systems, advanced research and development, sterilization and the environment. The Company also develops, designs, manufactures and markets satellite communications subsystems, secure television security systems, pulse power products including linear accelerators, and hardened electronic subsystems.

    PRINCIPLES OF CONSOLIDATION. The consolidated financial statements include the accounts of The Titan Corporation ("Titan" or "the Company") and its subsidiaries. All significant intercompany transactions and balances have been eliminated. Also, certain prior year amounts have been reclassified to conform to the 1995 presentation.

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    START-UP ACTIVITIES. The Company is involved in a number of start-up ventures, most notably secure television, commercial satellite communications and medical device sterilization. Certain investments made in these start-up ventures are reflected in the balance sheet, primarily within the captions of Property and Equipment and Other Assets, which includes capitalized software costs. These capitalized investments aggregate approximately $12,500 at December 31, 1995. These start-up ventures are in various early growth stages and have not yet generated sufficient revenues to achieve profitability. At this time, management plans to continue to invest in these ventures and will review and evaluate the realizability of the related assets.

    REVENUE RECOGNITION. A majority of the Company's revenue, both commercial and government, is derived from products manufactured and services performed under cost-reimbursement and fixed-price contracts wherein revenues are generally recognized using the percentage-of-completion method. Certain other revenues are recognized as units are delivered. Estimated contract losses are fully charged to operations when identified.

    CASH EQUIVALENTS. All highly liquid investments purchased with a maturity of three months or less are classified as cash equivalents.

    INVENTORIES. Inventories include the cost of material, labor and overhead, and are stated at the lower of cost, determined on the first-in, first-out
(FIFO) and weighted average methods, or market.

    PROPERTY AND EQUIPMENT. Property and equipment are stated at cost. Depreciation is provided using the straight-line method, with estimated useful lives of 2 to 15 years for leasehold improvements and 3 to 7 years for machinery and equipment and furniture and fixtures. Certain machinery and equipment in the Company's medical sterilization business is depreciated based on units of production.

    GOODWILL. The excess of the cost over the fair value of net assets of purchased businesses ("goodwill") is amortized on a straight-line basis over varying lives ranging from 5 to 20 years. The Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of these assets. The criteria used for these evaluations include management's estimate of the asset's continuing ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the intangible asset to the Company's business objectives.

    CAPITALIZED SOFTWARE COSTS. The Company's policy is to amortize capitalized software costs over the greater of (a) the ratio that current gross revenues for a product bears to the total of current and amortized future gross revenues for that product, or (b) the straight-line method over the remaining estimated economic life of the product including the period being reported on. Notwithstanding the above, the maximum amortization period is four years.

                             THE TITAN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
It is reasonably possible that those estimates of anticipated future gross revenues, the remaining estimated economic life of the product, or both, could be reduced in the future which could significantly impact the carrying amount of the capitalized software costs.

    INCOME TAXES. Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109), which requires the use of the liability method of accounting for deferred income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

    PER SHARE INFORMATION. Per share information is based on the weighted average number of common shares and all dilutive common share equivalents outstanding (11,739,000 in 1993, 13,288,000 in 1994, and 13,445,000 in 1995).
Common stock equivalents consist primarily of shares issuable upon the exercise of stock options. Conversion of preferred stock has not been assumed as the effect of the conversion would not be dilutive in any of the periods presented.

    RECENT ACCOUNTING PRONOUNCEMENTS. The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. The FASB has also issued SFAS No. 123 "Accounting for Stock-Based Compensation". This Statement (No. 123) provides companies the option to account for employee stock compensation awards based on their estimated fair value at the date of grant, resulting in a charge to income in the period the awards are granted, or to present pro forma footnote disclosure describing the effect to the Company's net income and net income per share data as if the Company had adopted SFAS 123. SFAS 121 and SFAS 123 are effective for companies with fiscal years beginning after December 15, 1995. The Company has not yet determined what impact, if any, the adoption of SFAS 121 or SFAS 123 will have on the Company's financial statements or related disclosures thereto.

2.  RESTRUCTURING
    In early 1994, Titan sold its Applications Group (its Army training and simulation service business) as part of a formal plan of restructuring adopted at that time. The sale resulted in a pre-tax gain of approximately $12,700 and generated net cash proceeds of approximately $17,000. The gain on sale was substantially offset by provisions made for the estimated costs of planned disposals and/or consolidations of certain operations deemed not compatible with the Company's long range strategy at that time. Such strategy was primarily reliant upon Titan internally funding the product development efforts and commercialization activities relating to its start-up ventures.

    The Board of Directors adopted a new formal plan of restructuring for 1995 that redefined Titan's businesses into four business segments: Communications Systems, Software Systems, Defense Systems, and Emerging Technologies. Implementation of this restructuring plan provides for further disposition of businesses not central to the Company's long-term strategy as currently defined. Management believes these actions will better position the Company for growth and strategic transactions designed to increase shareholder value. The restructuring charge of $5,431 also provides for significant reorganization of the Software Systems segment and the sterilization business, reductions of personnel, and other actions associated with reorganizing the structure of the Company.

    As explained above, Titan has historically funded growth for new business areas with internally generated funds, its bank line of credit and certain secured long-term debt. Presently, the Company intends to pursue various financing alternatives in order to provide additional funding for the development and commercialization of its emerging business areas. In management's opinion, the need for and the timing of these further restructuring

                             THE TITAN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

2.  RESTRUCTURING (CONTINUED)
activities were largely driven by management's plan to gain access to capital markets as a significant source of continued development funding. Should the Company be unable to successfully obtain outside funding, the level of investment in these emerging businesses could change.

    The restructuring charge of $5,431 includes approximately $2,000 for severance which provides for the termination of a total of 84 employees throughout the Company. As of December 31, 1995, 12 employees had been terminated and a total of $318 had been charged against the accrual. The restructuring charge also includes approximately $3,400 for the exiting of businesses, which is net of a $1,450 pre-tax gain on the sale in September 1995 of the Company's shaped-charge munitions business. The charge includes estimates for direct costs of the planned disposals, termination of certain agreements, and other costs associated with selling or closing certain businesses. A total of $461 had been charged against the accrual as of December 31, 1995. This group of businesses had revenues of $19,384 and an operating loss of $298 in 1995.

3.  OTHER FINANCIAL DATA
    Following are details concerning certain balance sheet accounts:

                                                                                      1994       1995
                                                                                    ---------  ---------
Accounts Receivable:
  U.S. Government--billed.........................................................  $  20,176  $  14,449
  U.S. Government--unbilled.......................................................      9,224     10,758
  Trade...........................................................................      7,176     14,447
  Less allowance for doubtful accounts............................................       (412)      (294)
                                                                                    ---------  ---------
                                                                                    $  36,164  $  39,360
                                                                                    ---------  ---------
                                                                                    ---------  ---------

    Unbilled receivables include approximately $5,000 at December 31, 1994 and 1995 representing work-in-process which will be billed in accordance with contract terms and delivery schedules. Also included in unbilled receivables are amounts billable upon final execution of contracts, contract completion, milestones or completion of rate negotiations. Generally, unbilled receivables are expected to be collected within one year. Payments to the Company for performance on certain U.S. Government contracts are subject to audit by the Defense Contract Audit Agency. Revenues have been recorded at amounts expected to be realized upon final settlement.

                                                                                     1994       1995
                                                                                   ---------  ---------
Inventories:
  Materials......................................................................  $   2,921  $   3,152
  Work-in-process................................................................      1,287      4,159
  Finished goods.................................................................      2,947      3,088
                                                                                   ---------  ---------
                                                                                   $   7,155  $  10,399
                                                                                   ---------  ---------
                                                                                   ---------  ---------
Property and Equipment:
  Machinery and equipment........................................................  $  21,619  $  23,429
  Furniture and fixtures.........................................................      3,307      3,207
  Leasehold improvements.........................................................      2,818      3,503
  Construction in progress.......................................................      1,968      6,041
                                                                                   ---------  ---------
                                                                                      29,712     36,180
  Less accumulated depreciation and amortization.................................    (16,780)   (17,885)
                                                                                   ---------  ---------
                                                                                   $  12,932  $  18,295
                                                                                   ---------  ---------
                                                                                   ---------  ---------

    Deferred income taxes of $5,501 and $5,904 and capitalized software costs of $1,345 and $3,088 are included in Other Assets at December 31, 1994 and 1995, respectively. At December 31, 1994 and 1995, respectively, other

                             THE TITAN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

3.  OTHER FINANCIAL DATA (CONTINUED)
liabilities, current and non-current, include $2,185 and $958 related to estimated losses on contracts. In addition, these captions include liabilities for post-retirement benefits for employees of previously discontinued operations of $3,134 and $3,016 at December 31, 1994 and 1995, respectively. Also included in other accrued liabilities are customer advance payments of approximately $1,503 and $1,653 at December 31, 1994 and 1995, respectively, and $3,814 and $4,914 related to restructuring activities at December 31, 1994 and 1995, respectively.

4.  SEGMENT INFORMATION
    In 1995, Titan classified its businesses in four industry segments, Communications Systems, Software Systems, Defense Systems, and Emerging Technologies. This change from prior years more clearly reflects the nature of the Company's operations after restructuring. All prior year segment data have been restated to conform to the 1995 presentation. The Communications Systems segment contains two start-up business units, both targeting rapidly growing commercial markets. The first business unit, secure television, specializes in providing complete turnkey security for television delivery systems. The second business unit is satellite communications, which develops, manufactures and sells satellite earth station networks and related subsystems. The Software Systems segment provides custom and semi-custom software development services to assist customers in moving from older mainframe systems to distributed computing systems utilizing client/server software. The Defense Systems segment, serving primarily the U.S. Government, includes satellite communications products; test and evaluation of complex systems; management and technical consulting; training and simulation support; and other consulting and engineering services. The Defense Systems segment also provides militarized computers. The Emerging Technologies segment contains a group of businesses including the start-up medical product sterilization services and systems and environmental consulting services businesses as well as several established businesses generally involved in broad-based technology development primarily for the U.S. Government. Substantially all operations are located in the United States. Export revenues amounted to approximately $16,289, $8,498, and $14,240 in 1993, 1994 and 1995,
respectively, primarily to countries in Western Europe and the Far East.

    The following tables summarize industry segment data for 1993, 1994 and 1995.

                                                                         1993        1994        1995
                                                                      ----------  ----------  ----------
Revenues:
  Communications Systems............................................  $    6,492  $    6,319  $    7,490
  Software Systems..................................................      13,713      28,868      33,175
  Defense Systems...................................................     103,071      78,780      67,948
  Emerging Technologies.............................................      26,138      22,239      25,354
                                                                      ----------  ----------  ----------
                                                                      $  149,414  $  136,206  $  133,967
                                                                      ----------  ----------  ----------
                                                                      ----------  ----------  ----------

    Sales to the United States Government, including both defense and non-defense agencies, and sales as a subcontractor as well as direct sales, aggregated approximately $112,001 in 1993, $93,107 in 1994, and $81,632 in 1995.
In the Defense Systems segment, revenues in 1994 and 1995 included approximately $9,700 and $18,300, respectively, for work subcontracted to the buyer of the Applications Group which was sold in April 1994. There was no operating profit associated with these revenues. This contract is expected to conclude in mid-1996. Furthermore, 1995 Defense Systems revenues and operating profit included approximately $1,400 recovered from a termination for convenience claim with the U.S. Government for work performed in prior years. Within the

                             THE TITAN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

4.  SEGMENT INFORMATION (CONTINUED)
Software Systems segment, sales to one customer, a telephone company, totalled $9,712, $24,323, and $24,451, in 1993, 1994 and 1995, respectively. No other single customer accounted for 10% or more of the consolidated revenues for these years. Intersegment sales were not significant in any year.

                                                                           1993       1994       1995
                                                                         ---------  ---------  ---------
Operating Profit (Loss):
  Communications Systems...............................................  $  (7,413) $  (7,927) $  (4,488)
  Software Systems.....................................................        915      6,237      3,803
  Defense Systems......................................................     (2,804)     4,725      4,456
  Emerging Technologies................................................        947       (305)        14
  Corporate............................................................     (6,292)     6,905     (7,740)
                                                                         ---------  ---------  ---------
                                                                         $ (14,647) $   9,635  $  (3,955)
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    The Defense Systems segment includes Applications Group revenue of $31,700 and $11,913 and operating profit of $3,300 and $919 in the full year 1993 and in 1994 through the date of sale, respectively.

    Corporate includes corporate general and administrative expenses, certain Corporate restructuring charges, and gains or losses from the sale of businesses. Corporate general and administrative expenses are generally recoverable from contract revenues by allocation to operations.

                                                                           1993       1994       1995
                                                                         ---------  ---------  ---------
Identifiable Assets:
  Communications Systems...............................................  $   3,649  $   4,813  $   8,287
  Software Systems.....................................................      3,458      6,084      8,945
  Defense Systems......................................................     58,625     38,859     39,587
  Emerging Technologies................................................      9,866     12,165     19,191
  General corporate assets.............................................     17,616     19,982     19,160
                                                                         ---------  ---------  ---------
                                                                         $  93,214  $  81,903  $  95,170
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    General corporate assets are principally cash, prepaid expenses, deferred income taxes, and other assets.

                                                                               1993       1994       1995
                                                                             ---------  ---------  ---------
Depreciation and Amortization of Property and Equipment, Goodwill, and
 Other Assets:
  Communications Systems...................................................  $     177  $     387  $     366
  Software Systems.........................................................        715        533      1,044
  Defense Systems..........................................................      2,813      1,838      1,744
  Emerging Technologies....................................................        756        630        712
  Corporate................................................................         34         36        251
                                                                             ---------  ---------  ---------
                                                                             $   4,495  $   3,424  $   4,117
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------
Capital Expenditures:
  Communications Systems...................................................  $      56  $     397  $     697
  Software Systems.........................................................        562      1,784      1,709
  Defense Systems..........................................................      1,598      2,003      1,431
  Emerging Technologies....................................................      4,046      1,963      5,007
  Corporate................................................................         39         97        144
                                                                             ---------  ---------  ---------
                                                                             $   6,301  $   6,244  $   8,988
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

                             THE TITAN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

5.  INCOME TAXES
    Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). This statement changed the criteria for the recognition and measurement of deferred tax assets and liabilities, including net operating loss carryforwards. Prior years' financial statements were not restated to apply the provisions of SFAS
109. The cumulative effect of the adoption of the accounting change was an increase in 1993 net income of $1,700 ($0.14 per share) relating to the recognition of additional net deferred tax assets.

    The components of the income tax provision (benefit) are as follows:

                                                                             1993       1994       1995
                                                                           ---------  ---------  ---------
Current:
  Federal................................................................  $  (2,334) $   1,377  $  (2,232)
  State..................................................................         --        203       (220)
                                                                           ---------  ---------  ---------
                                                                              (2,334)     1,580     (2,452)
Deferred.................................................................     (4,213)     1,470      1,245
                                                                           ---------  ---------  ---------
                                                                           $  (6,547) $   3,050  $  (1,207)
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

    Following is a reconciliation of the income tax provision (benefit) expected (based on the United States federal income tax rate applicable in each year) to the actual tax provision (benefit) on income (loss):

                                                                             1993       1994       1995
                                                                           ---------  ---------  ---------
Expected Federal tax provision (benefit).................................  $  (5,492) $   3,061  $  (1,705)
State income taxes, net of Federal income tax benefits...................       (540)       450        (44)
Loss carryforwards/carrybacks............................................         --       (216)        --
Research credit..........................................................       (570)      (338)        --
Goodwill amortization....................................................         15        149        160
Alternative minimum tax..................................................         --         --        100
Keyman life insurance....................................................         60         83         75
Other....................................................................        (20)      (139)       207
                                                                           ---------  ---------  ---------
Actual tax provision (benefit)...........................................  $  (6,547) $   3,050  $  (1,207)
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

    During 1993, the Revenue Reconciliation Act of 1993 was signed into law which reinstated research tax credits retroactive to July 1, 1992. The retroactive application of the law increased the Company's 1992 research credit by $570 which is reflected in the income tax provision for the year ended December 31, 1993.

                             THE TITAN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

5.  INCOME TAXES (CONTINUED)
    The deferred tax assets as of December 31, 1994 and 1995, result from the following temporary differences:

                                                                                      1994       1995
                                                                                    ---------  ---------
Inventory and contract loss reserves..............................................  $   4,102  $   3,005
Employee benefits.................................................................      4,518      4,289
Restructuring.....................................................................      2,534      2,786
Tax credit carryforwards..........................................................      1,315        815
Depreciation......................................................................     (1,664)    (1,875)
Loss carryforward.................................................................        429      1,680
Other.............................................................................        236      1,213
                                                                                    ---------  ---------
                                                                                       11,470     11,913
Valuation allowance...............................................................     (1,200)    (1,200)
                                                                                    ---------  ---------
Net deferred tax assets...........................................................  $  10,270  $  10,713
                                                                                    ---------  ---------
                                                                                    ---------  ---------

    Realization of certain components of the net deferred tax asset is dependent on Titan generating sufficient taxable income prior to expiration of loss and credit carryforwards. Although realization is not assured, management believes it is more likely than not that the net deferred tax asset will be realized. The amount of the net deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are changed. Also, under Federal tax law, certain potential changes in ownership of the Company which may not be within the Company's control may limit annual future utilization of these carryforwards.

    Net tax refunds in 1995 were $828. Cash paid for income taxes was $309 and $1,252 in 1993 and 1994, respectively.

6.  DEBT
    At December 31, 1995, the Company had debt outstanding of $9,200 under an unsecured bank line of credit at a weighted average interest rate of 8.13%. The Company also had commitments under letters of credit at December 31, 1995 of $1,070 which reduced availability of the line of credit. In May 1995, this bank line of credit was increased to $17,000 from $10,000 and the maturity date was extended from May 1996 to May 1997. The Company has the option to borrow at prime or at LIBOR plus 2 percent. The line of credit agreement requires Titan to have annual net income, as defined, prohibits two consecutive quarterly losses and contains other financial covenants which require the Company to maintain stipulated levels of tangible net worth, a minimum debt service coverage ratio and a specified quick ratio. A waiver was received relating to the 1995 net loss. No borrowings were outstanding under this agreement at December 31, 1994. Borrowings under the Company's lines of credit averaged $14,200, $4,180, and $6,400 at weighted average interest rates of 5.5%, 7.6% and 8.8% during 1993, 1994 and 1995, respectively.

    At December 31, 1994 and 1995 the Company had $1,321 and $5,300, respectively, outstanding under two promissory notes, secured by certain machinery and equipment. The interest rates of the notes are 8.56% and 8.5%. In January 1996, the Company entered into another loan agreement for $2,500 at an interest rate of 7.42%, also secured by machinery and equipment. Part of the proceeds from this agreement were used to repay one of the promissory notes outstanding at December 31, 1995 with a principal balance of $765.

    Cash paid for interest, primarily on these borrowings, was $1,274, $578, and $572 in 1993, 1994 and 1995, respectively.

                             THE TITAN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

7.  COMMITMENTS AND CONTINGENCIES
    Titan is obligated for aggregate rentals of $41,609 under operating lease agreements, principally for facilities. These leases generally include renewal options and require minimum payments of $5,426 in 1996, $4,936 in 1997, $4,452 in 1998, $3,810 in 1999, $3,475 in 2000 and $19,510 for the years thereafter.
Rental expense under these leases was $6,294 in 1993, $7,367 in 1994 and $7,496 in 1995. The Company has entered into a long-term lease agreement for facilities which are owned by an entity in which the Company has a minority ownership interest. Rental expense in 1993, 1994 and 1995 includes $824, $838, and $868, respectively, paid under this agreement.

    The Company is a party to four separate lawsuits filed by former employees claiming, among other things, wrongful termination and discrimination. The cases are scheduled for trial in March, April and June of 1996. The Company intends to continue to defend the cases vigorously. While it is not feasible to predict the outcome of these cases, management believes that their ultimate disposition will not have a material adverse effect on the financial position or results of operations of the Company.

    In the ordinary course of business, defense contractors are subject to many levels of audit and investigation by various government agencies. Further, the Company and its subsidiaries are subject to claims and from time to time are named as defendants in legal proceedings. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

8.  PREFERRED STOCK
    Each share of $1.00 cumulative convertible preferred stock is entitled to 1/3 vote, annual dividends of $1 per share and is convertible at any time into 2/3 share of the Company's common stock. Common stock of 463,248 shares has been reserved for this purpose. Upon liquidation, the $1.00 cumulative convertible preferred stockholders are entitled to receive $20 per share, plus cumulative dividends in arrears, before any distribution is made to the common stockholders.

9.  COMMON STOCK
    At December 31, 1995, aggregate common shares reserved for future issuance for conversion of preferred stock, all stock incentive plans and warrants were 2,792,568.

    On August 17, 1995, the Board of Directors adopted a Shareholder Rights Agreement and subsequently distributed one preferred stock purchase right ("Right") for each outstanding share of the Company's common stock. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Preferred Shares") at a price of $42.00 per one one-hundredth of a Preferred Share, subject to adjustment. The Rights become exercisable if a person or group acquires, in a transaction not approved by the Company's Board of Directors ("Board"), 15% or more of the Company's common stock or announces a tender offer for 15% or more of the stock.

    If a person or group acquires 15% or more of the Company's common stock, each Right (other than Rights held by the acquiring person or group which become void) will entitle the holder to receive upon exercise a number of shares of Company common stock having a market value of twice the Right's exercise price. If the Company is acquired in a transaction not approved by the Board, each Right may be exercised for common shares of the acquiring company having a market value of twice the Right's exercise price. The Company may redeem the Rights at $.01 per Right, subject to certain conditions. The Rights expire on August 17, 2005.

    In September 1995, the Company completed a private placement of 300,000 shares of its common stock, receiving net proceeds of $2,325. Treasury shares were used for the issuance. The Company's shares were placed with offshore institutional investors pursuant to Regulation S under the Securities Act of 1933, as amended.

                             THE TITAN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

10. STOCK INCENTIVE PLANS
    At December 31, 1995, 1,218,811 shares of common stock were reserved for options granted under Titan's stock option plans for officers, directors and key employees. Options vest ratably over 4 years and expire up to 10 years from the date granted. The option price must not be less than the fair market value on the date of grant, and the provisions covering exercise are established at the date of grant by the option committee.

    A summary of changes in the shares under option is shown below:

                                                                              SHARES
                                                                             ISSUABLE
                                                                           UNDER OPTIONS
                                                                            OUTSTANDING    PRICE RANGE
                                                                           -------------  -------------
Balance at December 31, 1992.............................................     1,837,014   $  1.63--4.25
  Options granted........................................................       536,500      2.63--3.50
  Options exercised......................................................      (129,716)     1.63--3.25
  Options terminated.....................................................      (223,436)     1.63--4.25
                                                                           -------------
Balance at December 31, 1993.............................................     2,020,362      1.63--4.25
  Options granted........................................................       369,000      2.63--6.63
  Options exercised......................................................      (855,212)     1.63--4.25
  Options terminated.....................................................      (104,694)     1.63--4.25
                                                                           -------------
Balance at December 31, 1994.............................................     1,429,456      1.63--6.63
  Options granted........................................................       429,000      5.75--9.50
  Options exercised......................................................      (454,629)     1.63--7.13
  Options terminated.....................................................      (185,016)     1.63--6.63
                                                                           -------------
Balance at December 31, 1995.............................................     1,218,811      2.13--9.50
                                                                           -------------
                                                                           -------------

    At December 31, 1994, and 1995, respectively, options for 568,816 and 451,521 shares were exercisable, and 814,706 and 509,944 shares were reserved for the granting of additional options in the future.

11. BENEFIT PLANS
    The Company has various defined contribution benefit plans covering certain employees. The Company's contributions to these plans were $2,713, $2,291, and $2,514 in 1993, 1994 and 1995, respectively. The Company's discretionary contributions to its Employee Stock Ownership Plan were $487 and $339 in 1993 and 1994, respectively. There were no discretionary contributions for 1995. During 1993, 1994 and 1995, the Company utilized treasury stock of $1,551, $1,267, and $871, respectively, for benefit plan contributions.

    The Company has a non-qualified executive deferred compensation plan for certain officers and key employees. The Company's expense for this plan was $680, $668, and $970 in 1993, 1994, and 1995, respectively. At December 31, 1994 and 1995, respectively, Other Non-current Liabilities include $2,466 and $2,975 for obligations under this plan. Interest expense for the years ended December 31, 1993, 1994, and 1995 includes $191, $229, and $486, respectively, related to the plan. The Company also has performance bonus plans for certain of its employees. Related expense amounted to approximately $1,708, $5,220 and $2,679 in 1993, 1994 and 1995, respectively.

    The Company has previously provided for post-retirement benefit obligations of operations discontinued in prior years. The Company has no post-retirement benefit obligations for any of its continuing operations.

                             THE TITAN CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

12. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                     FIRST     SECOND       THIRD   FOURTH
1994                                                QUARTER  QUARTER (A)   QUARTER  QUARTER  TOTAL YEAR
--------------------------------------------------  -------  -----------   -------  -------  ----------
Revenues..........................................  $39,689    $28,804     $29,541  $38,172   $ 136,206
Gross profit......................................    8,249      7,400       9,382   11,254      36,285
Net income........................................      751      1,773       1,514    1,915       5,953
Net income per common share.......................      .05        .12         .10      .13         .40

                                                     FIRST   SECOND    THIRD     FOURTH
1995                                                QUARTER  QUARTER  QUARTER  QUARTER (B)   TOTAL YEAR
--------------------------------------------------  -------  -------  -------  -----------   ----------
Revenues..........................................  $30,165  $34,307  $34,983    $34,512      $ 133,967
Gross profit......................................    8,464    9,222    7,346      6,704         31,736
Net income (loss).................................      535      719      470     (5,531)        (3,807)
Net income (loss) per common share................      .03      .04      .02       (.41)          (.33)

-------------------
(a) Net income in the second quarter of 1994 includes a net restructuring credit of $1,200.

(b) Net loss in the fourth quarter of 1995 includes a net restructuring charge (see Note 2 of Notes to Consolidated Financial Statements).

    The above financial information for each quarter reflects all normal and recurring adjustments.

                             THE TITAN CORPORATION
                 UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               SIX MONTHS ENDED
                                                                                                   JUNE 30,
                                                                                             --------------------
                                                                                               1995       1996
                                                                                             ---------  ---------
Revenues...................................................................................  $  64,472  $  60,334
                                                                                             ---------  ---------
Costs and expenses:
  Cost of revenues.........................................................................     46,786     46,966
  Selling, general and administrative expense..............................................     11,821     12,219
  Research and development expense.........................................................      3,475      2,379
                                                                                             ---------  ---------
      Total costs and expenses.............................................................     62,082     61,564
                                                                                             ---------  ---------
Operating profit (loss)....................................................................      2,390     (1,230)
Interest expense...........................................................................       (469)    (1,157)
Interest income............................................................................         43         18
                                                                                             ---------  ---------
Income (loss) before income taxes..........................................................      1,964     (2,369)
Income tax provision (benefit).............................................................        710       (758)
                                                                                             ---------  ---------
Net income (loss)..........................................................................      1,254     (1,611)
Dividend requirements on preferred stock...................................................        347        366
                                                                                             ---------  ---------
Net income (loss) applicable to common stock...............................................  $     907  $  (1,977)
                                                                                             ---------  ---------
                                                                                             ---------  ---------
Average common shares outstanding..........................................................     13,836     14,418
                                                                                             ---------  ---------
                                                                                             ---------  ---------
Net income (loss) per average common share.................................................  $     .07  $    (.14)
                                                                                             ---------  ---------
                                                                                             ---------  ---------

  The accompanying notes are an integral part of these unaudited consolidated financial statements.

                             THE TITAN CORPORATION
                           CONSOLIDATED BALANCE SHEET
                  (IN THOUSANDS OF DOLLARS, EXCEPT PAR VALUES)
                                     ASSETS



                                                                                  DECEMBER 31,    JUNE 30,
                                                                                      1995          1996
                                                                                  ------------   -----------
                                                                                                 (UNAUDITED)
Current assets:
  Cash and cash equivalents.....................................................    $ 5,833       $  3,586
  Accounts receivable--net......................................................     39,360         41,519
  Inventories...................................................................     10,399         13,761
  Prepaid expenses and other....................................................      2,872          3,708
  Deferred income taxes.........................................................      4,809          5,194
                                                                                  ------------   -----------
      Total current assets......................................................     63,273         67,768
Property and equipment--net.....................................................     18,295         21,022
Goodwill--net...................................................................      3,550         22,728
Other assets....................................................................     10,052          9,966
                                                                                  ------------   -----------
      Total assets..............................................................    $95,170       $121,484
                                                                                  ------------   -----------
                                                                                  ------------   -----------

                                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................................................    $10,184       $ 10,831
  Lines of credit...............................................................      9,200         18,586
  Note payable to shareholder...................................................         --          1,000
  Income taxes payable..........................................................         --            654
  Accrued compensation and benefits.............................................      9,192          7,981
  Other accrued liabilities.....................................................     13,803         12,358
  Current portion of long-term debt.............................................      1,019          1,066
                                                                                  ------------   -----------
      Total current liabilities.................................................     43,398         52,476
                                                                                  ------------   -----------
Long-term debt..................................................................      4,281          6,634
Other non-current liabilities...................................................      8,852         10,285
Series B cumulative convertible redeemable preferred stock, $3,000 liquidation preference, 6% cumulative annual dividend, 500,000 shares
 issued and outstanding.........................................................         --          3,000
Stockholders' equity:
Preferred stock; $1 par value; authorized 2,500,000 shares:
  Cumulative convertible, $13,897 liquidation preference: 694,872 shares issued
   and outstanding..............................................................        695            695
  Series A junior participating: none issued....................................         --             --
  Common stock; $.01 par value; authorized 30,000,000 shares;
   issued and outstanding:
     15,087,087 and 17,115,389..................................................        151            171
  Capital in excess of par value................................................     31,148         43,328
  Retained earnings.............................................................     10,169          8,192
  Treasury stock (1,161,147 and 1,074,884 shares), at cost......................     (3,524)        (3,297)
                                                                                  ------------   -----------
      Total stockholders' equity................................................     38,639         49,089
                                                                                  ------------   -----------
      Total liabilities and stockholders' equity................................    $95,170       $121,484
                                                                                  ------------   -----------
                                                                                  ------------   -----------



  The accompanying notes are an integral part of these consolidated financial statements.

                             THE TITAN CORPORATION
                 UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                                                 SIX MONTHS ENDED
                                                                                                     JUNE 30,
                                                                                               --------------------
                                                                                                 1995       1996
                                                                                               ---------  ---------
Cash Flows From Operating Activities:
  Net income (loss)..........................................................................  $   1,254  $  (1,611)
  Adjustments to reconcile net income (loss) to net cash used for operating activities:
    Depreciation and amortization............................................................      2,057      2,541
    Deferred income taxes and other..........................................................        362       (645)
    Changes in assets and liabilities, net of effects from businesses acquired:
      Accounts receivable....................................................................         35      9,782
      Inventories............................................................................     (1,308)    (3,315)
      Prepaid expenses and other assets......................................................      1,479       (993)
      Accounts payable.......................................................................     (1,929)      (774)
      Accrued compensation and benefits......................................................     (2,253)    (2,999)
      Restructuring activities...............................................................         --     (2,269)
      Other liabilities......................................................................     (6,105)    (2,964)
                                                                                               ---------  ---------
          Net cash used for operating activities.............................................     (6,408)    (3,247)
                                                                                               ---------  ---------
Cash Flows From Investing Activities:
  Capital expenditures.......................................................................     (3,028)    (3,006)
  Capitalized software costs.................................................................       (804)    (1,389)
  Payment for purchase of businesses, net of cash acquired...................................         --     (1,000)
  Other......................................................................................         --         44
                                                                                               ---------  ---------
          Net cash used for investing activities.............................................     (3,832)    (5,351)
                                                                                               ---------  ---------
Cash Flows From Financing Activities:
  Additions to debt..........................................................................      7,550      7,961
  Retirements of debt........................................................................       (272)    (1,534)
  Dividends paid.............................................................................       (347)      (366)
  Proceeds from stock issuances..............................................................        428        290
                                                                                               ---------  ---------
          Net cash provided by financing activities..........................................      7,359      6,351
                                                                                               ---------  ---------
Net decrease in cash and cash equivalents....................................................     (2,881)    (2,247)
Cash and cash equivalents at beginning of period.............................................      5,129      5,833
                                                                                               ---------  ---------
Cash and cash equivalents at end of period...................................................  $   2,248  $   3,586
                                                                                               ---------  ---------
                                                                                               ---------  ---------

  The accompanying notes are an integral part of these unaudited consolidated financial statements.

                             THE TITAN CORPORATION
            UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                 CUMULATIVE
                                                 CONVERTIBLE                CAPITAL IN
                                                  PREFERRED      COMMON      EXCESS OF   RETAINED   TREASURY
                                                    STOCK         STOCK      PAR VALUE   EARNINGS     STOCK      TOTAL
                                                -------------  -----------  -----------  ---------  ---------  ---------
SIX MONTHS ENDED JUNE 30, 1995
Balances at December 31, 1994.................    $     695     $     146    $  27,860   $  14,671  $  (4,604) $  38,768
  Exercise of stock options and other.........           --             3          806          --       (388)       421
  Shares contributed to employee benefit
   plans......................................           --            --           --          --        361        361
  Dividends on preferred stock--$.50 per
   share......................................           --            --           --        (347)        --       (347)
  Net income..................................           --            --           --       1,254         --      1,254
                                                        ---           ---   -----------  ---------  ---------  ---------
Balances at June 30, 1995.....................    $     695     $     149    $  28,666   $  15,578  $  (4,631) $  40,457
                                                        ---           ---   -----------  ---------  ---------  ---------
                                                        ---           ---   -----------  ---------  ---------  ---------
SIX MONTHS ENDED JUNE 30, 1996
Balances at December 31, 1995.................    $     695     $     151    $  31,148   $  10,169  $  (3,524) $  38,639
  Stock issuance for acquisition..............           --            19       11,510          --         --     11,529
  Exercise of stock options...................           --             1          351          --        (62)       290
  Shares contributed to employee benefit
   plans......................................           --            --          319          --        289        608
  Dividends on preferred stock--
   Cumulative convertible, $.50 per share.....           --            --           --        (347)        --       (347)
  Series B, 6% annual.........................           --            --           --         (19)        --        (19)
  Net loss....................................           --            --           --      (1,611)        --     (1,611)
                                                        ---           ---   -----------  ---------  ---------  ---------
Balances at June 30, 1996.....................    $     695     $     171    $  43,328   $   8,192  $  (3,297) $  49,089
                                                        ---           ---   -----------  ---------  ---------  ---------
                                                        ---           ---   -----------  ---------  ---------  ---------

  The accompanying notes are an integral part of these unaudited consolidated financial statements.

                             THE TITAN CORPORATION
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1996
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  BASIS OF FINANCIAL STATEMENT PREPARATION
    The accompanying consolidated financial information of The Titan Corporation and its subsidiaries ("the Company" or "Titan") should be read in conjunction with the Notes to Consolidated Financial Statements contained in the Company's Annual Report on Form-10K to the Securities and Exchange Commission for the year ended December 31, 1995. The accompanying financial information includes all subsidiaries on a consolidated basis and all normal recurring adjustments which are considered necessary by the Company's management for a fair presentation of the financial position and results of operations for the periods presented. However, these results are not necessarily indicative of results for a full year. Also, certain prior year amounts have been reclassified to conform to the 1996 presentation.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  ACQUISITION
    On May 24, 1996, the Company completed the acquisition of three privately-held affiliated businesses--Eldyne, Inc. ("Eldyne"), Unidyne Corporation ("Unidyne") and Diversified Control Systems, LLC ("DCS"). Eldyne, Unidyne, and DCS are information technology businesses that provide the Department of Defense and other government customers with systems research, development and prototyping, fleet integration, insertion of technology into existing systems, control systems and life cycle support. The overall transaction consideration consisted of $1 million cash, 1,921,534 shares of Titan common stock with an assigned value of $6.00 per share, the issuance of 500,000 shares of a new class of cumulative convertible redeemable preferred stock (see Note 4), assumption of indebtedness (see Note 3), and a promissory note for $1 million issued to Jack Witt, the principal stockholder of the acquired companies. The Company also entered into a retainer agreement for the services of Mr. Witt, providing for an annual retainer of $.3 million, payable monthly, for 6 years beginning May 24, 1996. Other direct costs will approximate $3 million. The note is due on March 15, 1997, and interest of 10% per annum is due quarterly and at maturity.

    The acquisition has been accounted for as a purchase, and, accordingly, the Company's consolidated financial statements include the operating results of the three acquired companies since May 24, 1996. The purchase agreements contain certain terms that may require contingent payments by the Company or the seller and/or return of the Company's common stock by the seller. Such payments would be recorded as an adjustment to the purchase price. The excess of the purchase price over the estimated fair value of net assets acquired of $19.5 million at June 30, 1996 is being amortized using a straight-line method over 30 years.

    Unaudited proforma data giving effect to the purchase of Eldyne, Unidyne and DCS as if they had been acquired at the beginning of 1995 are shown below:

                                                                                      SIX MONTHS ENDED
                                                                                          JUNE 30,
                                                                                    --------------------
                                                                                      1995       1996
                                                                                    ---------  ---------
Revenues..........................................................................  $  87,038  $  89,157
Net income (loss).................................................................      2,103     (3,145)
Net income (loss) per share.......................................................  $     .11  $    (.22)

                             THE TITAN CORPORATION
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1996
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

2.  ACQUISITION (CONTINUED)
    The proforma net loss for the six months ended June 30, 1996 includes certain unanticipated operating adjustments made to the Eldyne, Unidyne and DCS historical financial statements including, but not limited to, long-term contract earnings revisions, and changes to the carrying value of certain assets, primarily receivables.

3.  DEBT
    At December 31, 1995 and June 30, 1996, the Company had debt outstanding of $9,200 and $14,400, respectively, under a $17,000 bank line of credit. The Company also had commitments under letters of credit at June 30, 1996 of $355 which reduced availability under the line of credit. The line of credit agreement requires the Company to have annual net income, as defined, prohibits two consecutive quarterly losses and contains other financial covenants which require the Company to maintain stipulated levels of tangible net worth, a minimum interest coverage ratio and a specified quick ratio. As of June 30, 1996, the Company was not in compliance with the covenants relating to consecutive quarterly losses and ratios of total liabilities to tangible net worth and minimum interest coverage. This noncompliance was waived by the Company's bank, subject to the bank's right to secure the outstanding obligations under the line of credit with the Company's assets, if it so chooses.

    In connection with the acquisition of Eldyne, Unidyne, and DCS, the Company's Eldyne and Unidyne subsidiaries assumed and renegotiated a credit agreement with Crestar Bank which provides for a working capital line of credit facility, a mortgage note and an equipment note. At June 30, 1996, $4,186 was outstanding under the line of credit at a rate of 8.2%. The agreement allows borrowings on the line through December 31, 1996 at an interest rate of LIBOR plus 2.75% and up to an aggregate of $7,000, limited by the sum of various percentages of billed and unbilled government and commercial receivables. The line is collateralized by substantially all of the assets of the acquired companies, and borrowings up to $2,500 under the line have been guaranteed by the Company. The credit agreement limits the use of advances of the line to Eldyne and Unidyne. The mortgage note of $1,273 and the equipment note of $158 at June 30, 1996, are collateralized by real estate and equipment, bear interest at LIBOR plus 2.5% and require monthly payments through February 15, 2000 and 1999, respectively.

    The Crestar credit agreement contains, among other financial covenants, provisions which require Eldyne and Unidyne to maintain stipulated levels of tangible net worth, working capital and leverage. At June 30, 1996, the companies were not in compliance with certain of these covenants. This noncompliance was waived by the bank.

4.  CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK
    In connection with the acquisition of Eldyne, Unidyne and DCS, the Company issued 500,000 shares of Series B Cumulative Convertible Redeemable Preferred Stock (the "Series B Preferred Stock"). The Series B Preferred Stock accrues dividends at a rate of 6% per annum payable quarterly in arrears cumulatively, has a liquidation preference of $6.00 per share plus accrued and unpaid dividends (the "Series B Liquidation Preference") and entitles the holder thereof to one vote per outstanding share, voting together as a class with the holders of shares of outstanding Common Stock (and any other series or classes entitled to vote therewith) on all matters submitted for a shareholder vote. The Series B Preferred Stock is convertible at the holder's option into shares of the Company's common stock at a conversion price of $9.00 per share (subject to customary anti-dilution adjustments) on or after November 24, 1996 until November 24, 1997. The Series B Preferred Stock also is redeemable at the Series B Liquidation Preference (i) at the holder's option, after May 24, 1998 until May 24, 2001, and (ii) at the Company's option, after May 24, 2001 until May 24, 2006. The Series B Preferred Stock is not considered a common stock equivalent for the purpose of earnings per share calculations.

                             THE TITAN CORPORATION
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1996
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

5.  RESTRUCTURING

    In 1995, the Company adopted a formal plan of restructuring that resulted in charges of approximately $5,431 to provide for, among other things, disposition of businesses not central to the Company's long-term strategy, as well as related severance and other charges. During the first six months of 1996, charges against restructuring reserves for severance were $607 related to 33 employees terminated throughout the Company. At June 30, 1996, approximately $2,650 of the initial charges remained in other accrued liabilities. This remaining balance was comprised of approximately $700 for further reductions in personnel and approximately $1,950 for costs associated with the exiting of businesses and the termination of certain agreements. This group of businesses had revenues of $9,256 and operating profit of $1,898 for the six months ended June 30, 1996.


6.  SUBSEQUENT EVENT
    On July 26, 1996, the Company sold its Electronics division, which was part of the Defense Systems segment. The transaction will have no significant impact on the 1996 results of operations.

7.  OTHER FINANCIAL DATA

                                                                             DECMBER 31,   JUNE 30,
                                                                                 1995        1996
                                                                             ------------  ---------
Inventories:
  Materials................................................................   $    3,152   $   3,368
  Work-in-process..........................................................        4,159       7,727
  Finished goods...........................................................        3,088       2,666
                                                                             ------------  ---------
                                                                              $   10,399   $  13,761
                                                                             ------------  ---------
                                                                             ------------  ---------

    Supplemental disclosure of cash payments (receipts) is as follows:

                                                                                     SIX MONTHS ENDED
                                                                                         JUNE 30,
                                                                                   --------------------
                                                                                     1995       1996
                                                                                   ---------  ---------
  Interest.......................................................................  $     207  $   1,004
  Income taxes...................................................................       (804)      (141)

    During the six month periods ended June 30, 1995 and 1996, the Company utilized treasury stock of $361 and $608, respectively, for benefit plan contributions.

                             THE TITAN CORPORATION
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1996
              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

7.  OTHER FINANCIAL DATA (CONTINUED)
    The following tables summarize revenues and operating profit (loss) by industry segment for the six months ended June 30, 1995 and 1996:

                                                                                      SIX MONTHS ENDED
                                                                                          JUNE 30,
                                                                                    --------------------
                                                                                      1995       1996
                                                                                    ---------  ---------
Revenues:
  Communications Systems..........................................................  $   4,076  $   1,841
  Software Systems................................................................     18,328     10,680
  Defense Systems.................................................................     30,372     36,940
  Emerging Technologies...........................................................     11,696     10,873
                                                                                    ---------  ---------
                                                                                    $  64,472  $  60,334
                                                                                    ---------  ---------
                                                                                    ---------  ---------
Operating Profit (Loss):
  Communications Systems..........................................................  $  (2,834) $  (4,292)
  Software Systems................................................................      5,072        134
  Defense Systems.................................................................      2,361      4,727
  Emerging Technologies...........................................................        282       (267)
                                                                                    ---------  ---------
  Segment operating profit before Corporate.......................................      4,881        302
  Corporate.......................................................................     (2,491)    (1,532)
                                                                                    ---------  ---------
                                                                                    $   2,390  $  (1,230)
                                                                                    ---------  ---------
                                                                                    ---------  ---------

Dedicated Channel


                                                       Single active user
                                                       has full use of channel
[Graphic]          - Single transmission per
                     channel at a given time
                                                              [Graphic]
                   - Other users must wait to
                     send until channel is clear


Time Division Multiple Access (TDMA)                   Channel is divided
                                                       into rigid time slots

                   - Transmissions are digitized
                     and interleaved, allowing
                     multiple transmissions per channel       [Graphic]

[Graphic]          - Transmissions are restricted to
                     pre-assigned time slots
                                                       However, all potential
                   - Users maintain their time slots,  users have pre-assigned
                     even when not transmitting,       time slots, so much of
                     leading to inefficient use        the channel may go
                     of channel                        unused.

Manned Network
Controller


Demand Assigned Multiple Access (DAMA)

[Graphic]          - Transmissions are digitized and   Channel is dynamically
                     interleaved in channel            arranged into slots of
                                                       variable length and
                                                       frequency

Unmanned Network   - Time slots are generated                   [Graphic]
Controller           dynamically by the network
                     control computer, as demanded     Since transmission slots
                     by users                          are assigned only as they
                                                       are demanded by users,
                                                       efficient use of the
                                                       channel is maintained,
                                                       and more users can be
                                                       accommodated within the
                                                       channel.

[See Graphic Appendix]

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

    No dealer, salesperson or other person has been authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make any such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                            ------------------------

                               TABLE OF CONTENTS


                                               Page
                                               -----
Available Information.....................           3
Incorporation of Certain Documents By
 Reference................................           3
Summary...................................           4
Risk Factors..............................           8
Use of Proceeds...........................          12
Price Range of Common Stock and Dividend
 Policy...................................          13
Capitalization............................          14
Selected Consolidated Financial Data......          15
Management's Discussion and Analysis of
 Results of Operations and Financial
 Condition................................          16
Business..................................          22
Management................................          36
Principal Stockholders....................          38
Description of Debentures.................          38
Description of Capital Stock..............          44
Certain Federal Income Tax Consequences...          47
Underwriting..............................          50
Legal Matters.............................          50
Independent Public Accountants............          50
Index to Financial Statements.............         F-1


                                     [LOGO]

                            ------------------------

                                  $30,000,000
                           % CONVERTIBLE SUBORDINATED
                              DEBENTURES DUE 2003

                                   PROSPECTUS

                                           , 1996

                             ---------------------

                            DILLON, READ & CO. INC.

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

                         GRAPHIC IMAGE APPENDIX


1. The inside front cover contains the words "The Titan Corporation provides sophisticated communications and information systems products and services to large commercial and government customers" roughly in the middle of the page. The page background is a collage of photographs related to the Company's products and services. The photographs (clockwise from the upper left of the page) contain the following images: (1) a man in a U.S. Navy uniform points to a Titan Linkabit machine; (2) a man, woman and child watch a television program; a "smart card" with Video PassPort and Titan Information Systems logos is depicted in the bottom right of the picture; (3) a satellite dish at Sunset; (4) a man and woman engage in conversation in front of a computer monitor, which shows a map of the United States; (5) a man holds a telephone receiver and stands in front of a satellite dish bearing a Titan Information Systems logo; (6) a man looks at a computer monitor.


2. The inside back cover is divided into three rows of equal proportion and two columns, with the left column being roughly twice the size of the right, forming a total of six distinct areas on the page as follows: (1) the upper left area contains a graphic representation of a satellite dish and telephone transmitting up to a satellite, which in turn transmits down to a second satellite dish and telephone; (2) the middle left area contains a graphic representation of four satellite dishes and telephones, three of which are transmitting up to a satellite. The graphic shows two-way transmission between the satellite and a satellite dish labeled "Manned Network Controller." The satellite also is shown transmitting down to three of four satellite dishes and telephones; (3) the lower left area contains a graphic of many satellite dishes and telephones transmitting up to a satellite. The graphic shows two-way transmission between the satellite and a satellite dish labeled "Unmanned Network Controller." The satellite also is shown transmitting down to many satellite dishes and telephones; (4) the upper right area contains a single continuous horizontal ring, with the number
"1" appearing in the front center of such ring; (5) the middle right area contains two continuous horizontal rings, one above the other. The upper ring is divided by vertical lines into spaces of equal proportion, in each of which appears a different number across the front of the ring. In the lower ring, several of the spaces are "blacked out"; and (6) the lower right area contains a single continuous horizontal ring, which is subdivided into five horizontal bands of equal proportion, and each such band is divided by vertical lines into segments of unequal proportion.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following is an itemized statement of expenses incurred in connection with this Registration Statement. All such expenses will be paid by the Company.


Securities and Exchange Commission registration fee...............  $  11,897
NASD filing fee...................................................      3,950
Blue Sky fees and expenses........................................     10,000
Public accountants' fees..........................................     75,000
Company legal fees and expenses...................................    160,000
Printing expenses.................................................     75,000
Trustee fees......................................................     10,000
Miscellaneous expenses............................................     54,153
                                                                    ---------
  Total...........................................................  $ 400,000
                                                                    ---------
                                                                    ---------


-------------------

All of the above items except the registration fee and NASD filing fee are estimates.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interest, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorney's fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

    The Restated Certificate of Incorporation of Titan contains a provision to limit the personal liability of the directors of Titan for violations of their fiduciary duty, except to the extent such limitation of liability is prohibited by the Delaware Law. This provision eliminates each director's liability to Titan or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to Titan or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The By-Laws of Titan provide that Titan shall indemnify directors and officers to the fullest extent permitted by law. The effect of these provisions is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

    In addition, Titan has entered into indemnity agreements with its executive officers and directors whereby the Company obligates itself to indemnify such officers and directors from any amounts which the officer or director becomes obligated to pay because of any claim made against him or her arising out of any act or omission committed while he or she is acting in his or her capacity as a director and/or officer of the Corporation.

    Titan maintains directors and officers liability insurance coverage that insures its officers and directors against certain losses that may arise out of their positions with the Corporation and insures the Corporation for liabilities it may incur to indemnify its officers and directors.

ITEM 16.  EXHIBITS.


      1.1  Form of Underwriting Agreement.

      4.1  Form of Indenture.

      5.1  Opinion of Latham & Watkins.

     10.1  Form of Fourth Amendment to the Commercial Loan Agreement entered into as of
            September 6, 1996 by and between The Sumitomo Bank of California and The Titan
            Corporation (incorporated by reference to Exhibit 10.1 to Registrant's registration statement on Form S-3 (Reg. No. 333-10919) filed with the Commission on September 23, 1996).

     10.2  Form of Security Agreement dated as of September 6, 1996 made by The Titan
            Corporation in favor of The Sumitomo Bank of California (incorporated by reference to Exhibit 10.2 to Registrant's registration statement on Form S-3
            (Reg. No. 333-10919) filed with the Commission on September 23, 1996).

     10.3  Form of Pledge Agreement executed as of September 6, 1996 by The Titan Corporation in favor of The Sumitomo Bank of California (incorporated by reference to Exhibit
            10.3 to Registrant's registration statement on Form S-3 (Reg. No. 333-10919)
            filed with the Commission on September 23, 1996).

     10.4  Form of Patent Collateral Assignment made and entered into as of September 6, 1996 by The Titan Corporation in favor of The Sumitomo Bank of California
            (incorporated by reference to Exhibit 10.4 to Registrant's registration statement on Form S-3 (Reg. No. 333-10919) filed with the Commission on September 23,
            1996).

     10.5  Form of Security Agreement dated as of September 6, 1996 made by Titan Information
            Systems Corporation in favor of The Sumitomo Bank of California (incorporated by reference to Exhibit 10.5 to Registrant's registration statement on Form S-3
            (Reg. No. 333-10919) filed with the Commission on September 23, 1996).

     10.6  Form of Patent Collateral Assignment made and entered into as of September 6, 1996 by Titan Information Systems Corporation in favor of The Sumitomo Bank of
            California (incorporated by reference to Exhibit 10.6 to Registrant's registration statement on Form S-3 (Reg. No. 333-10919) filed with the Commission on September 23, 1996).

     10.7  Form of Continuing Guaranty executed as of September 6, 1996 by Titan Information
            Systems Corporation in favor of The Sumitomo Bank of California (incorporated by reference to Exhibit 10.7 to Registrant's registration statement on Form S-3
            (Reg. No. 333-10919) filed with the Commission on September 23, 1996).

     12.1  Calculation of Ratio of Earnings to Fixed Charges.

     23.1  Consent of Arthur Andersen LLP.

     23.2  Consent of Latham & Watkins (included in Exhibit 5.1 hereto).

     24.1  Power of Attorney.

     25.1  Statement of Eligibility of Trustee.


ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective; (2) for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 3rd day of October, 1996.


                                THE TITAN CORPORATION

                                By:                /s/ GENE W. RAY
                                     ------------------------------------------
                                                     Gene W. Ray
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                         TITLE                             DATE
----------------------------------------------  ----------------------------------------------  -----------------

                /s/ J.S. WEBB*
     ------------------------------------       Chairman of the Board of Directors              October 3, 1996
                  J.S. Webb

               /s/ GENE W. RAY                  President and Chief Executive Officer
     ------------------------------------        (Principal Executive Officer) and Director     October 3, 1996
                 Gene W. Ray

             /s/ BERNARD M. HIRL                Senior Vice President and Chief Financial
     ------------------------------------        Officer (Principal Financial and Accounting    October 3, 1996
               Bernard M. Hirl                   Officer)

            /s/ CHARLES R. ALLEN*
     ------------------------------------       Director                                        October 3, 1996
               Charles R. Allen

     ------------------------------------       Director                                        October 3, 1996
             Joseph F. Caligiuri

             /s/ DANIEL J. FINK*
     ------------------------------------       Director                                        October 3, 1996
                Daniel J. Fink

           /s/ ROBERT E. LA BLANC*
     ------------------------------------       Director                                        October 3, 1996
              Robert E. La Blanc

            /s/ THOMAS G. POWNALL*
     ------------------------------------       Director                                        October 3, 1996
              Thomas G. Pownall

*By:       /s/ GENE W. RAY
              --------------------------------
                 Gene W. Ray
               Attorney-in-Fact

                                 EXHIBIT INDEX


    The following exhibits are filed as part of this Amendment to Registration Statement on Form S-3 or are incorporated herein by reference.



      1.1  Form of Underwriting Agreement. (1)

      4.1  Form of Indenture. (2)

      5.1  Opinion of Latham & Watkins. (1)

     10.1  Form of Fourth Amendment to the Commercial Loan Agreement entered into as of
            September 6, 1996 by and between The Sumitomo Bank of California and The Titan
            Corporation (incorporated by reference to Exhibit 10.1 to Registrant's registration statement on Form S-3 (Reg. No. 333-10919) filed with the Commission on September 23, 1996).

     10.2  Form of Security Agreement dated as of September 6, 1996 made by The Titan
            Corporation in favor of The Sumitomo Bank of California (incorporated by reference to Exhibit 10.2 to Registrant's registration statement on Form S-3
            (Reg. No. 333-10919) filed with the Commission on September 23, 1996).

     10.3  Form of Pledge Agreement executed as of September 6, 1996 by The Titan Corporation in favor of The Sumitomo Bank of California (incorporated by reference to Exhibit
            10.3 to Registrant's registration statement on Form S-3 (Reg. No. 333-10919)
            filed with the Commission on September 23, 1996).

     10.4  Form of Patent Collateral Assignment made and entered into as of September 6, 1996 by The Titan Corporation in favor of The Sumitomo Bank of California
            (incorporated by reference to Exhibit 10.4 to Registrant's registration statement on Form S-3 (Reg. No. 333-10919) filed with the Commission on September 23,
            1996).

     10.5  Form of Security Agreement dated as of September 6, 1996 made by Titan Information
            Systems Corporation in favor of The Sumitomo Bank of California (incorporated by reference to Exhibit 10.5 to Registrant's registration statement on Form S-3
            (Reg. No. 333-10919) filed with the Commission on September 23, 1996).

     10.6  Form of Patent Collateral Assignment made and entered into as of September 6, 1996 by Titan Information Systems Corporation in favor of The Sumitomo Bank of
            California (incorporated by reference to Exhibit 10.6 to Registrant's registration statement on Form S-3 (Reg. No. 333-10919) filed with the Commission on September 23, 1996).

     10.7  Form of Continuing Guaranty executed as of September 6, 1996 by Titan Information
            Systems Corporation in favor of The Sumitomo Bank of California (incorporated by reference to Exhibit 10.7 to Registrant's registration statement on Form S-3
            (Reg. No. 333-10919) filed with the Commission on September 23, 1996).

     12.1  Calculation of Ratio of Earnings to Fixed Charges (2).

     23.1  Consent of Arthur Andersen LLP. (2)

     23.2  Consent of Latham & Watkins (included in Exhibit 5.1 hereto).

     24.1  Power of Attorney (included on page II-4 hereof).

     25.1  Statement of Eligibility of Trustee. (2)


-------------------

(1) To be filed by amendment.



(2) Filed herewith.